UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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PerkinElmer, Inc.
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March 8, 2023

Dear Shareholder:

We cordially invite you to attend the 2023 annual meeting of shareholders of PerkinElmer, Inc. to be held on Tuesday, April 25, 2023, at 8:00 a.m. at our corporate offices located at 940 Winter Street, Waltham, Massachusetts. In an effort to provide our shareholders with enhanced accessibility to the meeting, in addition to conducting the annual meeting on an in-person basis, we will again be conducting the annual meeting on a virtual basis in what is referred to as a hybrid meeting format. To promote the health and safety of our shareholders, directors and employees, we encourage you to attend on a virtual basis. Please note that in-person attendance will require compliance with any applicable health and safety requirements.

The attached notice of annual meeting and proxy statement contains information about matters to be considered at the annual meeting. As described in those materials, you are entitled to participate in the annual meeting either by attending in person or via live webcast at www.virtualshareholdermeeting.com/PKI2023 if you were a shareholder as of the close of business on February 27, 2023, the record date for the annual meeting, or hold a legal proxy for the meeting provided by your broker, bank or nominee. To vote electronically and submit questions through the virtual portion of the annual meeting, you must enter the control number included on your proxy card, voting instruction form or notice. On or about March 8th, we mailed to our shareholders of record, other than those who previously requested email or paper delivery of proxy materials, a notice of Internet availability containing their control number, instructions on how to access our 2023 proxy statement and 2022 annual report to shareholders through the Internet, and how to vote through the Internet. Beneficial owners received a similar notice from their broker, bank or other nominee.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, either in person or on a virtual basis, I hope you will review carefully the attached proxy materials and vote as soon as possible. We urge you to complete, sign and return the enclosed proxy card, or to vote over the Internet or by telephone, so that your shares will be represented and voted at the annual meeting.

Thank you for your continued support of PerkinElmer.

Sincerely,

PRAHLAD R. SINGH, PhD
President and Chief Executive Officer

Notice of Annual Meeting

and

Proxy Statement 2023

PerkinElmer, Inc.

Corporate Offices

940 Winter Street

Waltham, Massachusetts 02451

NOTICE OF ANNUAL MEETING

To the Shareholders of PerkinElmer, Inc.:

The annual meeting of the shareholders of PerkinElmer, Inc. will be held in person at our corporate offices and via a live webcast in hybrid meeting format, on Tuesday, April 25, 2023, at 8:00 a.m., to consider and act upon the following:

1.	A proposal to elect nine nominees for director for terms of one year each;

2.	A proposal to ratify the selection of Deloitte & Touche LLP as PerkinElmer’s independent registered public accounting firm for the current fiscal year;

3.	A proposal to approve, by non-binding advisory vote, our executive compensation;

4.	A proposal to recommend, by non-binding advisory vote, the frequency of future executive compensation advisory votes;

5.	A proposal to amend the Company’s restated articles of organization, as amended, to change the name of the Company from PerkinElmer, Inc. to Revvity, Inc.; and

6.	Such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Our board of directors has no knowledge of any other business to be transacted at the meeting.

Our board of directors has fixed the close of business on February 27, 2023 as the record date for the determination of shareholders entitled to receive this notice and to vote at the meeting.

All shareholders are cordially invited to attend the hybrid annual meeting.

By Order of the Board of Directors,

PRAHLAD R. SINGH, PhD
President and Chief Executive Officer

March 8, 2023

RETURN ENCLOSED PROXY CARD OR VOTE BY INTERNET OR TELEPHONE

Whether or not you expect to attend this hybrid meeting, please complete, date, and sign the enclosed proxy card and mail it promptly in the enclosed envelope. No postage is required if mailed in the United States. Prompt response is important, and your cooperation will be appreciated. If the envelope is lost, please return the card to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, you may submit your vote via the Internet or telephone by following the instructions set forth on the enclosed proxy card.

OVERVIEW

To assist you in reviewing the proxy statement for the PerkinElmer, Inc. 2023 annual meeting of shareholders, we call your attention to the following information about the hybrid annual meeting, our corporate governance framework and key facts regarding our executive compensation structure and practices. For more complete information, please review the PerkinElmer, Inc. proxy statement in its entirety, as well as our annual report to shareholders for the fiscal year ended January 1, 2023.

Annual Meeting of Shareholders in Hybrid Format

• Date and Time:	April 25, 2023 at 8:00 a.m. (Eastern Time)

• In-Person Meeting Location:	PerkinElmer corporate offices at 940 Winter Street, Waltham, Massachusetts

• Webcast of Meeting:	Via live webcast at www.virtualshareholdermeeting.com/PKI2023

• Record Date:	February 27, 2023

• Voting:

If you are a “record holder” of shares as of the record date, you may vote your shares. You may either vote in person at the annual meeting or on a virtual basis during the annual meeting as further described below, or by the Internet, telephone or mail. If you are the beneficial owner of shares held in “street name” as of the record date, you will need to instruct the record holder of your shares how you would like your shares to be voted. See the section of the proxy statement titled “General Information” for more detail regarding how you may vote your shares. Whether or not you plan to attend the meeting, either in person or on a virtual basis, we urge you to vote and submit your proxy in advance of the meeting.

• Voting at the Meeting on a Virtual Basis:

If you were a shareholder as of the close of business on the record date, or hold a legal proxy for the meeting provided by your bank, broker or nominee, you may attend the meeting virtually, vote your shares electronically, submit questions during the meeting, and access the list of shareholders entitled to vote at the meeting. To do so, you must enter the control number found on your proxy card, voting instruction form or notice you previously received, and follow the instructions available on the meeting website during the meeting. Technical assistance will be provided during the meeting.

• Admission to In- Person Meeting:	Shareholders who intend to attend the meeting in person will need to comply with any applicable health and safety requirements.

• Admission to the Meeting on a Virtual Basis:

While the meeting is open to shareholders and their guests, shareholders must attend the meeting as a verified shareholder (i.e. not as a guest) to be able to vote and ask questions during the meeting.

PerkinElmer • 2023 Proxy Statement    i

Meeting Agenda and Voting Recommendations

Agenda Items	Board Recommendation	Page
(1) Election of nine directors for terms of one year each.	FOR EACH DIRECTOR NOMINEE	6
(2) Ratification of selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2023.	FOR	74
(3) To approve, by non-binding advisory vote, our executive compensation.	FOR	75
(4) To recommend, by non-binding advisory vote, the frequency of future executive compensation advisory votes.	FOR ONE YEAR	76
(5) To amend the Company’s restated articles of organization, as amended, to change the name of the Company from PerkinElmer, Inc. to Revvity, Inc.	FOR	77

Director Nominees

The following table provides summary information about the nine directors nominated for election as directors for terms of one year each:

Name	Age	Director Since	Principal Occupation	Current Committee Memberships	Independent?

Peter Barrett, PhD	70	2012	Partner, Atlas Venture	Compensation & Benefits (Chair); Nominating & Corporate Governance	Yes

Samuel R. Chapin	65	2016	Retired Executive Vice Chairman, Bank of America Merrill Lynch	Audit (Chair)	Yes

Sylvie Grégoire, PharmD	61	2015	Co-founder and Executive Chair, EIP Pharma, Inc.	Compensation & Benefits; Nominating & Corporate Governance	Yes

Michelle McMurry-Heath, MD, PhD	53	2022	Consultant to Biotechnology Industry	Audit	Yes

Alexis P. Michas	65	2001	Managing Partner, Juniper Investment Company, LLC	Non-Executive Chairman	Yes

Prahlad R. Singh, PhD	58	2019	President and CEO of PerkinElmer	—	No

Michel Vounatsos	61	2020	Former Chief Executive Officer, Biogen Inc.	Audit; Nominating & Corporate Governance (Chair)	Yes

Frank Witney, PhD	69	2016	Former Chief Executive Officer, Affymetrix, Inc.	Compensation & Benefits; Nominating & Corporate Governance	Yes

Pascale Witz	56	2017	Founder and President of PWH Advisors	Audit; Compensation & Benefits	Yes

ii    PerkinElmer • 2023 Proxy Statement

Corporate Governance Highlights

The following table summarizes our board structure and key elements of our corporate governance framework:

Size of Board	Nine
Number of Independent Directors	Eight
Independent Chairman	Yes
Board Self-Evaluation	Annual
Review of Independence of Board	Annual
Independent Directors Meet Without Management Present	Yes
Structure of Board	Non-Classified
Voting Standard for Election of Directors in Uncontested Elections	Majority of Shares Cast
Diversity (as to background, experience and skills)	Yes
Corporate Governance Guidelines	Yes

Fiscal 2022 Business Highlights

We continued to deliver on our long-term strategy in 2022, leading to another strong year of financial results. Our performance in the face of an evolving macro environment is both a testament to the hard work of our incredible team and the result of the transformation that has taken place at our Company in recent years, not only from a portfolio composition standpoint, but also from an operational agility and collaboration perspective. Highlights of our fiscal year 2022 performance include:

•

GAAP earnings per share from continuing operations of $4.06 for fiscal year 2022, as compared to GAAP earnings per share from continuing operations of $7.62 for fiscal year 2021. Combined adjusted earnings per share for fiscal year 2022 was $7.95, as compared to $11.36 in fiscal year 2021.

•

GAAP revenue for fiscal year 2022 of $3,312 million, as compared to $3,828 million in fiscal year 2021. Combined adjusted revenue for fiscal year 2022 was $4,611 million, as compared to $5,070 million in fiscal year 2021.

•

GAAP operating income from continuing operations for fiscal year 2022 of $743 million, as compared to $1,258 million in fiscal year 2021. Combined adjusted operating income from continuing operations for fiscal year 2022 was $1,381 million, as compared to $1,771 million in fiscal year 2021.

•

GAAP operating profit margin from continuing operations was 22.4% as a percentage of revenue for fiscal year 2022, as compared to 32.9% for fiscal year 2021. Combined adjusted operating profit margin was 30.0% as a percentage of adjusted revenue for fiscal year 2022, as compared to 34.9% for fiscal year 2021.

A reconciliation of our GAAP results to the non-GAAP financial measures set forth above, including combined adjusted earnings per share from continuing operations, combined adjusted revenue, combined adjusted operating income from continuing operations and combined adjusted operating profit margin as a percentage of adjusted revenue, can be found in Appendix A to this proxy statement.

Portfolio Transformation

In August 2022, we entered into an agreement with the intention to divest our Applied, Food and Enterprise Services businesses to New Mountain Capital, a leading growth-oriented private equity

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firm, for cash consideration of up to approximately $2.45 billion and New Mountain Capital’s assumption of certain liabilities related to such businesses. Approximately $2.30 billion of the purchase price will be payable in connection with the closing, subject to certain customary adjustments. The agreement also provides for potential post-closing payments totaling up to $150 million, which are contingent on the exit valuation New Mountain Capital and its affiliated funds receive on a sale or other capital events related to such businesses. This was a pivotal step in the significant portfolio transformation we have been executing on over the last several years. Following the anticipated closing of the transaction in the first quarter of 2023, we will be a pure-play, high growth, high margin Life Sciences and Diagnostics company with unique scale. Our Company’s increased financial strength will support accelerated investment into attractive end markets across science and disease, and drive advanced research and discovery to help improve global health. Between the aggressive deleveraging that has already occurred and our Company’s expected robust cash flows, along with the proceeds from this expected divestiture, we will be in an even stronger position to build on our track record of value creating capital deployment.

Talent and Culture

At PerkinElmer, our work to help improve lives begins with the environment we create for our own people. Across the globe, we aim to foster a culture of collaboration, innovation and inclusion at all levels. Whether on the manufacturing floor, in the lab, out in the field with customers or in home offices – which remain the main work location for many of our employees – each of our 16,000+ employees plays a unique role in helping us achieve our goals. Our aim is for all employees to have equal access to resources, development programs and opportunities, and networks that enable the best work experience possible.

Our areas of focus include:

•	promoting equitable treatment and proportionate opportunities to all employees within the Company;

•	supporting the health and well-being of our employees;

•	providing flexible work options, especially in times of crisis and/or when travel is restricted; and

•	offering educational resources in the areas of Diversity, Equity & Inclusion (DEI).

Environmental, Social and Governance Principles

At PerkinElmer, we believe advancing our environmental, social, and governance (ESG) strategy is critical for both our long-term success and long-term sustainability for our world. We also recognize that driving positive, lasting change is not the responsibility of just one team or group within the Company. In 2022, we continued to strategically bolster our ESG program and strengthen our underlying commitments to social equality and environmental sustainability, and have taken the following steps to further advance our ESG strategy:

•

Increasing our reduction target for Scope 1 and 2 emissions to 50.4% by 2032, in accordance with recently updated guidance from the Science Based Targets Initiative (SBTi). SBTi is a coalition which provides companies with guidance and a framework set of targets to combat climate change. We expect our newly revised target to be aligned with SBTi guidelines;

•

Conducting a formal materiality assessment to gauge the value and relative importance of ESG topics to employees, Company leaders, customers and investors. Materiality is critical to understanding and engaging stakeholders regarding ESG issues at PerkinElmer. It is the goal of PerkinElmer to utilize the results of this assessment to focus, prioritize, and set goals for our future ESG journey;

iv    PerkinElmer • 2023 Proxy Statement

•

Empowering a Senior VP-level Head of ESG with supporting resources who is responsible for helping align our ESG strategy with the latest industry best practices, overseeing updates to relevant programs and policies, performing key reporting and data tracking, and driving sustainability-related initiatives across our sites and products;

•

Signing on to the United Nations Global Compact. We’re proud to announce that we officially joined the UN’s international pact which encourages companies to adopt policies that are both sustainable and socially responsible regarding the areas of labor, human rights, corruption, and the environment;

•

Launching a specialized, external website dedicated to ESG at PerkinElmer (esg.perkinelmer.com). This unique site features enhanced disclosures for employees, investors and customers. It highlights our sustainability metrics, progress on social and environmental initiatives and the latest news regarding ESG at PerkinElmer;

•	Continuing to include specific ESG-related goals in performance evaluations as part of individual incentive compensation for all named executive officers;

•

Further engaging our employees around the world in our sustainability efforts via a new internal ESG website. This employee-centered website houses resources that can assist in better understanding and communicating PerkinElmer’s ESG program, our commitments, upcoming initiatives, as well as our goals and progress we’ve made to date; and

•

Proactively increasing our outreach to various third-party ESG-focused rating agencies to better respond to inquiries and appropriately share the progress we are making on our ESG journey. As a result of our improvements and outreach efforts, in 2022, PerkinElmer saw its MSCI rating increase from “BBB” to “A”. We have seen additional improvements with various other ESG rating agencies, however, licensing requirements prevent us from specifically sharing this progress publicly.

Our guiding business philosophy drives us to maintain sound corporate governance in accordance with our high standards of ethics and in compliance with the law. ESG strategy is now formally overseen by our board’s nominating and governance committee, which receives regular updates from our newly created Senior VP of ESG, a position held by one of our most senior executives. Company-wide adherence to regulations and internal policies is monitored by our internal compliance committee, which receives reports from a diverse group of representatives across the Company. Additionally, our board of directors helps establish and maintain standards for employees, officers and directors in line with the procedures and principles described in our corporate governance guidelines.

For more information about our ESG efforts, please visit esg.perkinelmer.com and view our 2022 ESG Report.

PerkinElmer • 2023 Proxy Statement    v

PROXY STATEMENT

General Information

Why am I receiving these materials?

PerkinElmer, Inc., also referred to as we, us, the Company or PerkinElmer, has prepared this proxy statement to provide our shareholders with information pertaining to the matters to be voted on at our annual meeting of shareholders to be held on Tuesday, April 25, 2023 at 8:00 a.m., on an in-person basis at our corporate offices as well as on a virtual basis via live webcast at www.virtualshareholdermeeting.com/PKI2023, and at any adjournment of that meeting. The date of this proxy statement is March 8, 2023, the approximate date on which we first sent or provided the proxy statement and form of proxy to our shareholders.

Our board of directors has fixed the close of business on February 27, 2023 as the record date for determining the shareholders entitled to receive notice of, and to vote their shares at, the meeting. On the record date, there were 126,411,985 shares of our common stock outstanding and entitled to vote. Each share of common stock carries the right to cast one vote on each of the proposals presented for shareholder action, with no cumulative voting.

Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

How can I vote my shares at, and participate in, the hybrid annual meeting?

In an effort to provide our shareholders with enhanced accessibility to the meeting, in addition to conducting the annual meeting on an in-person basis, we will again be conducting this year’s annual meeting on a virtual basis. To promote the health and safety of our shareholders, directors and employees, and to allow for greater participation, we encourage you to attend on a virtual basis. If you attend the meeting in person, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting. Shareholders who choose to attend on a virtual basis may participate in the annual meeting by visiting the following website: www.virtualshareholdermeeting.com/PKI2023. You will need the 16-digit control number included on your notice, on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the shareholder of record may be voted electronically during the annual meeting. Shares for which you are the beneficial owner but not the shareholder of record may also be voted electronically during the annual meeting. However, even if you plan to attend the hybrid meeting either in person or on a virtual basis, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend, or are otherwise not able to attend, the meeting. Shareholders attending the meeting on a virtual basis as a guest are not able to vote or ask questions during the meeting.

How can I vote my shares without attending the hybrid annual meeting?

To vote your shares without attending the hybrid meeting either in person or on a virtual basis, please follow the instructions for Internet or telephone voting on the proxy card, voting instruction form or notice. If you received your proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail, if you are the shareholder of record, or by signing the voter instruction form provided by your bank or broker and returning it by mail, if you are the beneficial owner but not the shareholder of record. This way your shares will be represented whether or not you are able to attend the hybrid meeting.

What if I want to change my vote?

You may change your vote at any time before it is exercised, which can be done by voting your shares online while virtually attending the annual meeting, by delivering a new proxy or completing a

PerkinElmer • 2023 Proxy Statement    1

ballot while attending the meeting in person, or by delivering a new proxy or by notifying the Company Secretary in writing prior to the meeting. If you are not a shareholder of record, but hold shares as a beneficial owner in street name, you must contact the institution serving as the registered holder. If voting by Internet or telephone, you may change your vote and revoke your proxy up to 11:59 p.m. Eastern Time on the day before the meeting by following the instructions on your proxy card or voting instruction form.

What proposals will be voted on at the annual meeting?

The proposals being presented for shareholder action are set forth on your proxy card and are discussed in detail on the following pages. Shares that you have the power to vote that are represented by proxy will be voted at the meeting in accordance with your instructions indicated on the enclosed proxy card or submitted by Internet or telephone.

The first proposal is to elect nine directors for terms of one year each. You may vote for or against each nominee, or may abstain from voting on any nominee, by marking the appropriate box on the proxy card, or submitting instructions by Internet or telephone. If you return a proxy card, or submit instructions by Internet or telephone, your shares will be voted as you indicate. If you sign and return your proxy card or submit instructions by Internet or telephone and make no indication concerning one or more of the nominees, your shares will be voted “FOR” electing those nominees for whom you made no indication.

The second proposal is to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2023. You may vote for or against this proposal or abstain from voting on this proposal by marking the appropriate box on the proxy card or submitting instructions by Internet or telephone. If you return a proxy card or submit instructions by Internet or telephone, your shares will be voted as you indicate. If you sign and return your proxy card or submit instructions by Internet or telephone and make no indication concerning this proposal, your shares will be voted “FOR” the second proposal.

The third proposal is to approve, by non-binding advisory vote, our executive compensation. You may vote for or against this proposal or abstain from voting on this proposal by marking the appropriate box on the proxy card or submitting instructions by Internet or telephone. If you return a proxy card or submit instructions by Internet or telephone, your shares will be voted as you indicate. If you sign and return your proxy card or submit instructions by Internet or telephone and make no indication concerning this proposal, your shares will be voted “FOR” the third proposal.

The fourth proposal is to recommend, by non-binding advisory vote, the frequency of future executive compensation advisory votes. You may vote to hold such votes every one, two or three years, or abstain from voting on this proposal by marking the appropriate box on the proxy card or submitting instructions by Internet or telephone. If you return a proxy card or submit instructions by Internet or telephone, your shares will be voted as you indicate. If you sign and return your proxy card or submit instructions by Internet or telephone and make no indication concerning this proposal, your shares will be voted for “ONE YEAR” for the fourth proposal.

The fifth proposal is to amend the Company’s restated articles of organization, as amended, to change the name of the Company from PerkinElmer, Inc. to Revvity, Inc.. You may vote for or against this proposal or abstain from voting on this proposal by marking the appropriate box on the proxy card or submitting instructions by Internet or telephone. If you return a proxy card or submit instructions by Internet or telephone, your shares will be voted as you indicate. If you sign and return your proxy card or submit instructions by Internet or telephone and make no indication concerning this proposal, your shares will be voted “FOR” the fifth proposal.

Our management does not anticipate a vote on any other proposal at the meeting. Under Massachusetts law, where we are incorporated, only matters included in the notice of the meeting

2    PerkinElmer • 2023 Proxy Statement

may be brought before our shareholders at a meeting. If, however, another proposal is properly brought before the meeting, your shares will be voted in accordance with the discretion of the named proxies.

What voting recommendations have been made by the board?

The board of directors recommends that you vote FOR Proposal No. 1 to elect nine nominees for director for terms of one year each; FOR Proposal No. 2 to ratify the selection of Deloitte & Touche LLP as PerkinElmer’s independent registered public accounting firm for the current fiscal year; FOR Proposal No. 3 to approve, on a non-binding advisory basis, our executive compensation; for ONE YEAR for Proposal No. 4 to recommend, on a non-binding advisory basis, the frequency of future executive compensation advisory votes; and FOR Proposal No. 5 to amend the Company’s restated articles of organization, as amended, to change the name of the Company from PerkinElmer, Inc. to Revvity, Inc. If you sign and return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our board of directors.

What if I am a beneficial owner of shares held in “street name”?

If the shares you own are held in “street name” by a bank, broker or other nominee record holder, which, for convenience, we collectively refer to in this proxy statement as brokerage firms, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If your shares are held in street name and you intend to attend the annual meeting in person, you must bring an account statement or letter from your brokerage firm showing that you are the beneficial owner of the shares as of the record date (February 27, 2023) in order to be admitted to the meeting on April 25, 2023, and you will need to obtain a proxy card from your brokerage firm to be able to vote your shares held in street name in person at the meeting. If you attend the meeting virtually, in order to vote your shares held in street name, you will need to follow the directions your brokerage firm provides you as well as enter the control number found on your voting instruction form that you received from your brokerage firm and follow the instructions available on the meeting website during the meeting. Many brokerage firms also offer the option of providing for voting over the Internet or by telephone, instructions for which, if available, would be provided by your brokerage firm on the voting instruction form that it delivers to you. Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal No. 2) and the approval of the amendment to the Company’s restated articles of organization, as amended, to change the name of the Company from PerkinElmer, Inc. to Revvity, Inc. (Proposal No. 5) are each considered to be a discretionary item under the NYSE rules, and your brokerage firm will be able to vote on those items even if it does not receive instructions from you, as long as it holds your shares in its name. The election of directors (Proposal No. 1), the approval of our executive compensation program (Proposal No. 3) and the frequency of future advisory votes on our executive compensation program (Proposal No. 4) are all “non-discretionary” items. If you return an instruction card to your brokerage firm but do not instruct your brokerage firm on how to vote with respect to these items, your brokerage firm will not vote with respect to the proposal(s) for which you did not give instructions, and your shares will be counted as “broker non-votes” with respect to those proposals. “Broker non-votes” are shares that are held in “street name” by a brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

Who is paying for this solicitation?

This proxy is solicited on behalf of our board of directors. We will bear the expenses connected with this proxy solicitation. We expect to pay brokers, nominees, fiduciaries, and other

PerkinElmer • 2023 Proxy Statement    3

custodians their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. We have engaged Georgeson Inc. of New York, New York to assist us in soliciting proxies from brokers, nominees, fiduciaries, and custodians, and will pay Georgeson approximately $30,000 plus out-of-pocket expenses for its efforts. In addition to the use of the mails, our directors, officers, and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.

How can I view or request proxy materials?

We previously mailed to shareholders, or are providing with this proxy statement, our annual report to shareholders for 2022. The annual report is not part of, or incorporated by reference in, this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to Be Held on April 25, 2023:

This proxy statement and the 2022 annual report to shareholders are available at

www.proxyvote.com for viewing, downloading and printing.

A copy of our Annual Report on Form 10-K for the fiscal year ended January 1, 2023 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any shareholder upon written or oral request to PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations, Telephone: (800) 762-4000.

How will materials be delivered to beneficial owners at the same address?

Some brokerage firms may be participating in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of these documents may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of any of these documents to you if you request one by writing or calling as follows: PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations, Telephone: (800) 762-4000. If you want to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your brokerage firm, or you may contact us at the above address and phone number.

What are the voting standards?

A majority in interest of all PerkinElmer common stock issued, outstanding and entitled to vote on each proposal being submitted for shareholder action at the meeting constitutes a quorum with respect to that proposal. Shares of common stock represented by executed proxies received by us will be counted for purposes of establishing a quorum, regardless of how or whether those shares are voted on the proposal. Therefore, abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the meeting for that proposal.

For a nominee to be elected as a director pursuant to Proposal No. 1, more votes must be cast for such nominee’s election than against such nominee’s election. For the ratification of our independent registered public accounting firm pursuant to Proposal No. 2, the majority of the votes cast on Proposal No. 2 must be cast for the ratification. For the approval, by non-binding vote, of our executive compensation program pursuant to Proposal No. 3, the majority of the votes cast on Proposal No. 3 must be cast in favor of the executive compensation program. Shares abstaining and broker non-votes, if any, will not be counted as votes for or against, and as a result will have no effect on voting on these proposals, other than for purposes of establishing a quorum.

Note that for Proposal No. 4 regarding the frequency of future executive compensation advisory votes, if none of the three choices receives the majority of votes cast, we will consider the frequency

4    PerkinElmer • 2023 Proxy Statement

receiving the greatest number of votes (every one, two or three years) to be the frequency recommended by shareholders, even if the frequency selected receives less than a majority of the votes cast on that proposal. Shares abstaining and broker non-votes, if any, will not be counted as votes cast in favor of any frequency and as a result will have no effect on that proposal, other than for purposes of establishing a quorum.

Although the advisory votes on Proposal No. 3 and Proposal No. 4 are non-binding, as provided by law, our board values shareholders’ opinions and will take the results of the votes into account when considering any changes to our executive compensation program.

For approval of the amendment to the Company’s restated articles of organization, as amended, to change the name of the Company from PerkinElmer, Inc. to Revvity, Inc. pursuant to Proposal No. 5, a majority of all of the shares of our common stock outstanding on the record date of the annual meeting must be cast in favor of the proposal. Shares abstaining and broker non-votes, if any, will have the same effect as votes against the proposal.

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PROPOSAL NO. 1 ELECTION OF DIRECTORS

Our charter and By-laws provide that the shareholders or the board of directors will determine the number of directors to serve on our board as not fewer than three or more than thirteen. Our nominees for directors are each elected for a one-year term at the annual meeting of shareholders in accordance with our charter and By-laws. We currently have nine directors, all of whose terms expire at this meeting.

Our board of directors, upon the recommendation of its nominating and corporate governance committee, has nominated the following persons for election as directors for one-year terms, each expiring at the annual meeting of shareholders to be held in 2024. All of the nominees are currently directors of PerkinElmer and, with exception of Dr. McMurry-Heath, were elected by our shareholders at the 2022 annual meeting. Our board of directors elected Dr. McMurry-Heath to serve as a director in July 2022.

Peter Barrett, PhD	Michelle McMurry-Heath, MD, PhD	Michel Vounatsos
Samuel R. Chapin	Alexis P. Michas	Frank Witney, PhD
Sylvie Grégoire, PharmD	Prahlad R. Singh, PhD	Pascale Witz

Director Qualification Matrix

The members of the board have a diversity of experience and a wide variety of backgrounds, skills, qualifications and viewpoints that strengthen their ability to carry out their oversight role on behalf of our shareholders. The following matrix is provided to illustrate the knowledge, skills and experience of the nominees for director to serve on our board. The matrix does not encompass all of the knowledge, skills and experience of our directors, and the fact that a particular knowledge, skill or experience is not listed does not mean that a director does not possess it. In addition, the absence of a particular knowledge, skill or experience with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area. However, a mark indicates a specific area of focus or expertise that the director brings to our board. More information on each director’s qualifications and background is included in the director biographies on the following pages. We regularly review the attributes required of board members in order to better facilitate the Company’s long-term goals, operational performance, corporate culture and to promote diversity and inclusiveness.

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	Peter Barrett, PhD	Samuel R. Chapin	Sylvie Grégoire, PharmD	Alexis P. Michas	Michelle McMurry- Heath, MD, PhD	Prahlad R. Singh, PhD	Michel Vounatsos	Frank Witney, PhD	Pascale Witz
Knowledge, Skills and Experience
Strategic & Executive Leadership	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑
CEO of Public Company	🌑					🌑	🌑	🌑
Finance/Capital Markets		🌑		🌑			🌑		🌑
Investment Management	🌑	🌑		🌑				🌑
Mergers and Acquisitions	🌑	🌑	🌑	🌑		🌑
International Experience			🌑	🌑	🌑	🌑	🌑		🌑
Industry	🌑		🌑		🌑	🌑	🌑	🌑	🌑
Public Company Board Experience	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑
ESG Experience				🌑		🌑	🌑	🌑
Demographics
Race/Ethnicity
Black/African American					🌑
Asian/Pacific Islander						🌑
White/Caucasian	🌑	🌑	🌑	🌑			🌑	🌑	🌑
Hispanic/Latino
Gender
Male	🌑	🌑		🌑		🌑	🌑	🌑
Female			🌑		🌑				🌑
Board Tenure
Years	11	7	8	22	1	4	3	7	6

PerkinElmer • 2023 Proxy Statement    7

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

ELECTING EACH OF THE NINE NOMINEES NAMED ABOVE FOR TERMS OF ONE YEAR EACH.

The persons named as proxies on the proxy card will vote shares represented by a proxy for the election of the nine nominees for terms of one year each, unless the shareholder instructs otherwise on their proxy card. Our board of directors knows of no reason why any nominee should be unable or unwilling to serve. However, if that becomes the case, the persons named as proxies on the proxy card may vote to elect a substitute. In no event will shares represented by proxies be voted for more than nine nominees.

To apprise you of their qualifications to serve as directors, we include the following information concerning each of the director nominees. The qualifications presented include information each nominee has provided to us regarding age, current positions held, principal occupation and business experience for the past five years, as well as the names of other publicly held companies of which the nominee currently serves as a director or has served as a director during the past five years. In addition to the information presented regarding each nominee’s specific experience, qualifications, attributes and skills that led the nominating and corporate governance committee to recommend that our board nominate these individuals, our board believes that all of the nominees have a reputation for honesty, integrity and adherence to high ethical standards. The nominating and corporate governance committee also believes that the nominees possess the willingness to engage management and each other in a positive and collaborative fashion, and are prepared to make the significant commitment of time and energy to serve on our board and its committees.

PETER BARRETT, PhD:    Age 70; Principal Occupation: Partner, Atlas Venture, a venture capital fund based in Cambridge, Massachusetts. Director of PerkinElmer since 2012. Chair of the compensation and benefits committee and member of the nominating and corporate governance committee.

Dr. Barrett joined Atlas Venture, an early stage life sciences venture capital fund, in 2002 and is a partner in the life sciences group, where he has been involved in the creation of several therapeutic and drug discovery platform companies. Previously, he was a co-founder, Executive Vice President and Chief Business Officer of Celera Genomics which in 2001 announced the first successful sequencing of the human genome. Prior to that, Dr. Barrett held several senior management positions at The Perkin-Elmer Corporation, most recently serving as Vice President, Corporate Planning and Business Development, where he operated several businesses and helped to greatly expand its life sciences portfolio. He currently serves as the Chairman of Synlogic, Inc. and is a board member of Larimar Therapeutics, Inc., both of which are publicly traded. Dr. Barrett is also an executive fellow at the Harvard Business School and is the chair of the key advisory board of the Blavatnik Fellowship Program. Dr. Barrett received his Bachelor of Science degree in chemistry from Lowell Technological Institute (now known as the University of Massachusetts, Lowell) and his doctoral degree in analytical chemistry from Northeastern University.

Dr. Barrett brings to the board more than three decades of experience in the life sciences industry, including leadership positions both as a senior executive and as an institutional investor. These roles have allowed him to develop expertise in the deployment of strategic growth initiatives within the industry. His service as chair and as a member of the boards of other companies, both publicly and privately held, enables him to assist our board in the performance of its governance obligations.

SAMUEL R. CHAPIN:    Age 65; Principal Occupation: Retired Executive Vice Chairman, Bank of America Merrill Lynch, a worldwide financial institution. Director of PerkinElmer since 2016. Chair of the audit committee.

Mr. Chapin retired from Bank of America Merrill Lynch in 2016 as Executive Vice Chairman of Global Corporate & Investment Banking, after more than thirty years in investment banking. As Executive Vice Chairman from 2010 to 2016 he was responsible for managing relationships with some of the firm’s largest clients. Mr. Chapin has worked on a broad range of financings and strategic

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advisory assignments totaling more than $500 billion, and has been named Investment Banker of the Year by Investment Dealers’ Digest. Mr. Chapin was named Vice Chairman of Merrill Lynch & Co., Inc. in 2003 and was a member of the firm’s executive Operating Committee. Mr. Chapin served in a number of other senior leadership positions while at Bank of America Merrill Lynch, including having responsibility for the Global Investment Banking division and managing many of the firm’s global corporate relationships. Mr. Chapin was appointed a Senior Advisor to Rockefeller Capital Management, a leading independent, privately-owned financial services firm in 2019. He is also a member of the board of directors of CIRCOR International, Inc. and O-I Glass, Inc., both of which are publicly traded, serves on the board of trustees at Lafayette College and is a director of New York’s Roundabout Theatre Company. Mr. Chapin holds a Bachelor of Arts degree from Lafayette College and a Master of Business Administration degree from The Wharton School at the University of Pennsylvania.

Mr. Chapin provides our board expertise in corporate finance and strategy, including experience gained as a senior executive at a global financial services firm and through his service on the audit committees of public companies. He also brings to our board extensive knowledge of the industrial marketplace, along with deep experience in transactional processes, mergers and acquisitions, and deal financing for a wide range of transactions.

SYLVIE GRÉGOIRE, PharmD:    Age 61; Principal Occupation: Co-founder and Executive Chair, EIP Pharma, Inc., a central nervous system-focused therapeutics company based in Boston, Massachusetts. Director of PerkinElmer since 2015. Member of the compensation and benefits and nominating and corporate governance committees.

Dr. Grégoire was a co-founder, and since 2018 has served as Executive Chair, of EIP Pharma, Inc., a privately held therapeutics company focused on central nervous system disorders. Dr. Grégoire previously served as President of the Human Genetic Therapies division of Shire plc, a public biopharmaceutical company, from 2007 to 2013, and from 2005 to 2008 she served as a director of IDM Pharma, Inc., a public biotechnology company that now operates as a subsidiary of Takeda Pharmaceuticals, including serving as its Executive Chair from 2006 to 2007. Previously, Dr. Grégoire served as President, Chief Executive Officer and Executive Member of the board of directors of GlycoFi, Inc., a private biotechnology company. Prior to that, Dr. Grégoire was employed in several key operating and regulatory affairs positions at Biogen, Inc. and Merck & Co. Dr. Grégoire currently serves on the board of Novo Nordisk A/S, as well as a privately held biotechnology company, and formerly served on the board of Vifor Pharma Ltd. Dr. Grégoire holds a Pharmacy degree from Laval University and a doctoral degree from the State University of New York at Buffalo.

Dr. Grégoire provides the board with a depth of experience in the management of commercial operations, manufacturing and regulatory affairs within the biotechnology industry, both domestically and internationally. Her extensive background gained over the course of thirty years of leadership positions with both public and private companies, as well as her current and past service on the boards of other public companies, will provide the board with valuable guidance in overseeing the strategic direction of the Company.

MICHELLE MCMURRY-HEATH, MD, PhD:    Age 53; Principal Occupation: Consultant to Biotechnology Industry. Director of PerkinElmer since July 2022. Member of the audit committee.

A medical doctor and molecular immunologist by training, Dr. McMurry-Heath most recently served as President and Chief Executive Officer of the Biotechnology Innovation Organization, the world’s largest biotechnology advocacy group, from 2020 to 2022. Dr. McMurry-Health was previously with Johnson & Johnson (J&J) from 2014 to 2020, where she served as Global Head of Evidence Generation for Medical Device Companies and then Vice President of Global External Innovation and Global Leader for Regulatory Sciences. Prior to her time at J&J, Dr. McMurry-Heath was also a key science policy leader in government, conducting a comprehensive analysis of the National Science Foundation’s policies, programs and personnel. President Obama then named her associate science director of the FDA’s Center for Devices and Radiological Health.

PerkinElmer • 2023 Proxy Statement    9

Dr. McMurry-Heath was the founding director of the Aspen Institute’s Health, Biomedical Science, and Society Policy Program and received her early training in science policy from the Robert Wood Johnson Foundation. Dr. McMurry-Heath also serves on the board of directors at publicly traded Bioventus. She received her Bachelor of Arts degree in biochemistry from Harvard University and her MD/PhD from Duke’s Medical Scientist Training Program, becoming the first African American to graduate from the prestigious program, and spent 12 years working at the research bench before taking policy and leadership roles in government and industry.

Dr. McMurry-Heath provides the board with strategic leadership experience in working with industry advocacy groups and large biotechnology organizations, as well as governmental research organizations and policy makers. Her unique perspective and insight into our industry and the associated regulatory challenges will aid in informing the board’s decisions in this area going forward.

ALEXIS P. MICHAS:    Age 65; Principal Occupation: Managing Partner of Juniper Investment Company, LLC, an investment management firm based in New York. Director of PerkinElmer since 2001. Non-Executive Chairman.

Mr. Michas is the founder and has been Managing Partner of Juniper Investment Company, LLC since 2008. Juniper is also a Principal of Aetolian Investors, LLC, a registered commodity pool operator. Mr. Michas received a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School. Mr. Michas is the Non-Executive Chairman of the board of publicly traded BorgWarner Inc. and a board member of publicly traded AstroNova, Inc. Mr. Michas is also a director of funds managed by Atlantic Investment Management, Inc., a privately held investment company, as well as a board member of privately held Theragenics Corporation. Mr. Michas also served as the Non-Executive Chairman of the board of Lincoln Educational Services Corporation until 2015, and as a director of Allied Motion Technologies, Inc. until July 2017. Mr. Michas is the Chairman of the U.S. Board of Trustees of Athens College, a non-profit organization.

Mr. Michas was named Non-Executive Chairman of the board as of December 30, 2019. He brings to our board, and to the position of Non-Executive Chairman, many years of private equity experience across a wide range of industries, and a successful record of managing investments in public companies. Mr. Michas also brings extensive transactional expertise, including mergers and acquisitions, IPOs, debt and equity offerings, and bank financing. This expertise allows Mr. Michas to provide our board with valuable insight on trends in global debt and equity markets, and the impact of such trends on the capital structure of the Company. We also benefit from the corporate governance knowledge developed by Mr. Michas in his board roles with other public companies, including his service as a board chairman, a lead director, and a member of the compensation, governance, audit, finance and executive committees of such companies. Mr. Michas’ thorough knowledge of the Company and his current and past service on the boards of other public companies make him uniquely qualified to serve as our Non-Executive Chairman.

PRAHLAD R. SINGH, PhD:    Age 58; Principal Occupation: President and Chief Executive Officer of PerkinElmer. Director of PerkinElmer since 2019.

Dr. Singh was elected President and Chief Executive Officer of PerkinElmer effective December 30, 2019, and appointed to our board of directors in 2019. Previously, Dr. Singh was the President and Chief Operating Officer of the Company since January 2019. Dr. Singh joined PerkinElmer as the President of our Diagnostics business in 2014. He was elected Senior Vice President in 2016 and Executive Vice President in 2018. Prior to joining PerkinElmer, Dr. Singh was General Manager of GE Healthcare’s Women’s Health business from 2012 to 2014, with responsibility for its mammography and bone densitometry businesses. Before that, Dr. Singh held senior executive level roles in strategy, business development and mergers & acquisitions at both GE Healthcare and Philips Healthcare. Earlier in his career, he held leadership roles of increasing responsibility at DuPont Pharmaceuticals and subsequently at Bristol-Myers Squibb Medical Imaging, which included managing the Asia Pacific and Middle East region.

10    PerkinElmer • 2023 Proxy Statement

Dr. Singh is a member of the board of directors of publicly traded Amphenol Corporation. He also currently serves on the board of directors of the Analytical, Life Sciences & Diagnostics Association (ALDA) and is a member of the Massachusetts General Hospital President’s Council. Dr. Singh holds a doctoral degree in chemistry from the University of Missouri-Columbia and a Master of Business Administration degree from Northeastern University. His research work has resulted in several issued patents and publications in peer reviewed journals.

Dr. Singh has more than twenty-five years of leadership experience with global innovators in healthcare technology. He has spent the better part of a decade developing unique insights into our business and setting the foundation for our continued growth. Dr. Singh brings to our board a detailed understanding of the core technologies that we utilize and the operational strategies available to us as we continue to focus on innovating for a healthier world.

MICHEL VOUNATSOS:    Age 61; Principal Occupation: Former Chief Executive Officer of Biogen Inc. Director of PerkinElmer since 2020. Chair of the nominating and governance committee and member of the audit committee.

Mr. Vounatsos served as the Chief Executive Officer and a member of the board of directors of publicly traded Biogen Inc., a leading biotechnology company based in Cambridge, Massachusetts from 2017 to 2022 and as Executive Vice President, Chief Commercial Officer of Biogen from 2016 to 2017. Prior to joining Biogen in 2016, Mr. Vounatsos spent twenty years at Merck & Co., Inc., a pharmaceutical company, where he most recently served as President, Primary Care and Customer Centricity in the United States. During his time at Merck, Mr. Vounatsos helped transform its go-to-market model and further expanded its mature and emerging markets. Mr. Vounatsos previously held leadership positions across Europe and in China for Merck. Prior to that, Mr. Vounatsos held management positions at Ciba-Geigy, a pharmaceutical company. Mr. Vounatsos currently serves on the board of directors of publicly traded Zai Lab Ltd., and is also a member of the Supervisory Board of Liryc - the Electrophysiology and Heart Modeling Institute at the University of Bordeaux. Mr. Vounatsos received his Certificate of Clinical and Therapeutic Synthesis in Medicine from the Université Victor Segalen, Bordeaux II, France, and his Master of Business Administration degree from the HEC School of Management in Paris.

Mr. Vounatsos brings to our board significant knowledge and broad-based experience with respect to the biotechnology, healthcare and pharmaceutical industries. Mr. Vounatsos provides our board with a unique academic perspective from his time studying both medicine and business. Mr. Vounatsos also brings valuable leadership skills gained as the chief executive officer of a Fortune 500 company.

FRANK WITNEY, PhD:    Age 69; Principal Occupation: Former Chief Executive Officer, Affymetrix, Inc., a leading provider of microarray technology; Director of PerkinElmer since 2016. Member of the compensation and benefits and nominating and corporate governance committees.

Dr. Witney most recently served as President and Chief Executive Officer of Affymetrix, Inc., which specialized in microarray technology and cellular analysis, from 2011 through March 2016 when it was acquired by Thermo Fisher Scientific Inc. Previously, Dr. Witney was President and Chief Executive Officer of Dionex Corp., a market leading ion and high-performance liquid chromatography company. Prior to that, Dr. Witney first joined Affymetrix as Executive Vice President and Chief Commercial Officer when it acquired Panomics, Inc., a quantitative biology company, which Dr. Witney had led as President and Chief Executive Officer. He previously held the role of President of PerkinElmer’s Drug Discovery Tools division following PerkinElmer’s acquisition of Packard BioScience in 2001, where he served as President and Chief Operating Officer. Dr. Witney also held several positions at Bio-Rad Laboratories, leading that company’s efforts to enter the proteomic and bioassay technologies market. Dr. Witney was a post-doctoral fellow at the National Institutes of Health and holds a PhD in molecular and cell biology and a Master of Science degree in microbiology from Indiana University, as well as a Bachelor of Science degree in microbiology from the University of Illinois. Dr. Witney is a member of the board of directors of publicly traded Cerus Corporation, Standard BioTools and Telesis

PerkinElmer • 2023 Proxy Statement    11

Bio (formerly known as Codex DNA), as well as several privately held companies, and is an Operating Partner at Ampersand Capital Partners.

Dr. Witney brings to our board deep market knowledge and over 30 years of leadership experience across the life sciences, diagnostics and analytical instruments industries, including as a chief executive officer and board member. Through this experience, he has developed expertise in several valued areas including strategic product development, business development and operational management.

PASCALE WITZ:    Age 56; Principal Occupation: Founder and President, PWH Advisors. Director of PerkinElmer since 2017. Member of the audit and compensation and benefits committees.

Ms. Witz has served as the President of PWH Advisors, a consultancy firm advising healthcare and investment companies, since founding the firm in 2016. Previously, Ms. Witz served as a Member of the Executive Committee for Sanofi, S. A., most recently as Executive Vice President, Global Diabetes & Cardiovascular, and previously as Executive Vice President, Global Pharma and Consumer Healthcare divisions. Before joining Sanofi, Ms. Witz served as President and Chief Executive Officer of GE’s pharmaceutical diagnostics, a $2 billion integrated pharmaceutical business that encompassed research and development through commercialization. Previously Ms. Witz served with GE Healthcare, where she held positions of increasing responsibility in Europe and the United States. Before joining GE Healthcare, Ms. Witz was previously employed with Becton Dickinson Pharmaceutical Systems. Ms. Witz currently serves on the boards of Fresenius Medical Care AG & Co. KGaA, Regulus Therapeutics, Inc. and Horizon Therapeutics Plc, as well as several privately held companies, and formerly served on the boards of Savencia SA and Tesaro, Inc. Ms. Witz received her Master of Business Administration degree from INSEAD, Fontainebleau, France and her Master of Science degree in biochemistry from the Institut National des Sciences Appliquées, Lyon, France. She was also a doctoral student in molecular biology at the Centre National de la Recherche Scientifique, Strasbourg, France.

Ms. Witz brings to our board three decades of experience in the global life sciences industry, both as an executive officer and as a board member at publicly traded companies. Her in-depth knowledge of many of the markets that the Company serves allows her to assist the Board with regard to both current operational decision making as well as longer term resource utilization and strategic planning.

12    PerkinElmer • 2023 Proxy Statement

INFORMATION RELATING TO OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Determination of Independence

Our common stock is listed on the New York Stock Exchange. Under current NYSE rules, a director of PerkinElmer qualifies as “independent” only if our board of directors affirmatively determines that the director has no material relationship with PerkinElmer, either directly or as a partner, shareholder or officer of an organization that has a relationship with PerkinElmer. Our board of directors evaluates the independence of our directors on an annual basis. In evaluating potentially material relationships, our board considers commercial, industrial, banking, counseling, legal, accounting, charitable and familial relationships, among others. Our board of directors has determined that none of Messrs. Chapin, Michas, or Vounatsos, Ms. Witz, or Drs. Barrett, Grégoire, McMurry-Heath or Witney, has a material relationship with PerkinElmer, and also that each of these directors is “independent” as determined under Section 303A.02(b) of the NYSE Listed Company Manual.

Director Candidates

Our shareholders may recommend director candidates for inclusion by the board of directors in the slate of nominees the board recommends to our shareholders for election. The qualifications of recommended candidates will be reviewed by the nominating and corporate governance committee. If the board determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included on our proxy card for the shareholders’ meeting at which his or her election is recommended.

Shareholders may recommend individuals for the nominating and corporate governance committee to consider as potential director candidates by submitting their names, together with appropriate biographical information and background materials, and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made. Materials should be mailed to the “PerkinElmer Nominating and Corporate Governance Committee” c/o Office of the General Counsel, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. The nominating and corporate governance committee will consider a proposed director candidate only if appropriate biographical information and background material are provided on a timely basis. The process followed by the nominating and corporate governance committee to identify and evaluate candidates may include requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and the board of directors. Assuming that appropriate biographical and background material are provided for candidates recommended by shareholders, the nominating and corporate governance committee will evaluate those candidates by following substantially the same process as outlined above, and applying substantially the same criteria, as for candidates submitted by board members.

Shareholders also have the right under our By-laws to nominate director candidates directly, without any action or recommendation on the part of the nominating and corporate governance committee or our board, by following the process for shareholder proposals for election of directors set forth in our By-laws and discussed in “Shareholder Proposals for 2024 Annual Meeting of Shareholders,” below. Candidates nominated by shareholders in accordance with these procedures will not be included in our proxy card for the shareholder meeting at which his or her nomination is recommended.

PerkinElmer • 2023 Proxy Statement    13

Criteria and Diversity

In considering whether to recommend any candidate for inclusion in the board of directors’ slate of recommended director nominees, including candidates recommended by shareholders, the nominating and corporate governance committee will apply the criteria set forth in PerkinElmer’s corporate governance guidelines and such other factors as the committee deems appropriate. These criteria include the candidate’s experience, skills, and independence. In evaluating a candidate’s experience and skills, the nominating and corporate governance committee may also consider qualities such as an understanding of technologies, marketing, finance, regulation and public policy, and international issues. In evaluating a candidate’s independence, the nominating and corporate governance committee will consider the applicable independence standards of the NYSE and the Securities and Exchange Commission. The nominating and corporate governance committee will evaluate each director candidate in the context of the perceived needs of the board, the best interests of PerkinElmer and its shareholders, as well as our corporate governance guidelines which specify that the composition of the board should reflect diversity. Accordingly, the nominating and corporate governance committee seeks nominees with a broad range of experience, professions, skills and backgrounds. The nominating and corporate governance committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

The nominating and corporate governance committee, as part of its annual assessment of board performance, reviews the diversity of experience, attributes and skills considered necessary for the optimal functioning of the board. The committee reviews the experience, attributes and skills currently represented on the board, as well as those areas where a change could improve the overall quality of our board and the ability of the board to perform its responsibilities. The committee then establishes those areas that could be the focus of a director search, if necessary. The effectiveness of the board’s diverse mix of experience, attributes and skills is reviewed as a component of the annual board self-assessment process.

Leadership Structure

Our board of directors selects a Chairman of the board by evaluating the criteria and using a process that the board considers to be in the best interests of the Company and its shareholders, pursuant to our corporate governance guidelines. Our board of directors does not have a fixed policy on whether the Chief Executive Officer and Chairman should be separate positions or whether the Chairman should be an employee or non-employee. Currently, Mr. Michas serves as our Non-Executive Chairman and Dr. Singh serves as our Chief Executive Officer. Mr. Michas has been a member of our board since 2001 and has served as Non-Executive Chairman since December 30, 2019, having most recently served as our Lead Director. In addition to his years of experience on our board, Mr. Michas brings to the role a wealth of corporate governance knowledge developed in his board roles with other public companies. Dr. Singh joined the Company in 2014 and has held a number of senior leadership positions. Dr. Singh was elected to our board in 2019 and has served as our Chief Executive Officer since December 30, 2019. We believe that the Company will benefit from separating the roles of Chairman and Chief Executive Officer by allowing each individual to focus on their respective areas of responsibility. As Non-Executive Chairman, Mr. Michas’ primary responsibilities include presiding at meetings of our board of directors, reviewing and assisting in setting the agenda and schedule for meetings of our board of directors, advising the committee chairs in performing their responsibilities, initiating and chairing meetings of the independent directors, and counseling the Chief Executive Officer and directors as needed. Our board holds executive sessions of the independent directors preceding or following each regularly scheduled board meeting. We believe that the current leadership structure, through the combination of Dr. Singh’s knowledge of the Company as Chief

14    PerkinElmer • 2023 Proxy Statement

Executive Officer and Mr. Michas’ demonstrated understanding of the role played by the chair of a public company board of directors, allows the Chief Executive Officer to set the overall direction of the Company and provide day-to-day leadership, while having the benefit of the Non-Executive Chairman’s counsel and corporate governance experience. In addition, separation of the roles of Non-Executive Chairman and Chief Executive Officer encourages a greater role for the independent directors in the oversight of the Company and in their representation of shareholders’ interests.

Communications from Shareholders and Other Interested Parties

Our board of directors will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate.

Shareholders and other interested parties who wish to communicate with our entire board, or with our non-management directors, may do so by writing to Alexis P. Michas, Non-Executive Chairman, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. Communications will be forwarded to other directors if the communications relate to substantive matters that the Non-Executive Chairman, in consultation with our General Counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances or matters as to which we tend to receive repetitive or duplicative communications.

Board of Directors’ Role in Risk Oversight

Our board of directors has an active role in overseeing risks that could affect the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. This oversight is conducted primarily through the audit committee, which has been assigned responsibility for enterprise risk management and reports regularly to our board on such matters. Senior management carries out the functional performance of enterprise risk management activities, with access to external service providers as needed. This process includes periodic reporting by management to the audit committee in order to systematically identify, analyze, prioritize and document potential business risks, their potential impact on the Company’s performance, and the Company’s ability to detect, manage, control and prevent these risks. When the audit committee receives a report from senior management, the Chair of the audit committee reports on the discussion to the full board during the next board meeting. This enables the board and its committees to coordinate the overall risk oversight role, particularly with respect to risk areas that may potentially impact more than one committee of the board of directors.

In addition to the role our audit committee plays in overseeing enterprise risk management activities, our compensation and benefits committee monitors the design and implementation of our compensation programs to ensure that these programs include the elements needed to motivate employees to take a long-term view of the business and to avoid encouraging unnecessary risk taking. Based on a functional review of our compensation policies and practices as performed by senior management in consultation with our compensation and benefits committee, we do not believe that any risks arising from our employee compensation programs are likely to have a material adverse effect on the Company.

The audit committee also oversees management’s evaluation of risks posed by cybersecurity and related information technology issues to the Company’s operational performance. This role includes engaging with senior management in a periodic review and assessment of the Company’s cybersecurity, information security, data privacy and technology risks, and the Company’s policies and procedures to assess, monitor, manage and mitigate these risks.

The nominating and corporate governance committee oversees the Company’s corporate responsibility and sustainability efforts, which includes the impact of environmental and social issues on the Company. This includes engaging with senior management, and considering input from our

PerkinElmer • 2023 Proxy Statement    15

shareholders and other stakeholders on what are commonly referred to as ESG issues, on a periodic basis to review and assess our policies and procedures in this area. The nominating and corporate governance committee reports any notable trends or issues back to the full board on a regular basis for further review. We believe that this level of oversight is appropriate and in the best interests of the Company and our shareholders given the high degree of importance that we place on advancing our environmental, social and governance strategy.

Board of Directors Meetings and Committees

Our board of directors has responsibility for establishing broad corporate policies and for reviewing overall performance, rather than day-to-day operations. The board’s primary responsibility is to oversee the management of the Company and, in so doing, serve the best interests of our Company and its shareholders. The board selects, evaluates and provides for the succession of our executive officers. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on PerkinElmer. Management keeps the directors informed of Company activity through regular written reports and presentations at board and committee meetings. The board participates in an annual self-evaluation process.

Our board of directors met six times in fiscal 2022. During fiscal 2022, each director attended 75% or more of the total combined number of meetings of the board and the committees of which such director was a member. Members of our board of directors are strongly encouraged to attend our annual meeting of shareholders. If attendance in person is not possible, members of the board of directors are strongly encouraged to attend our annual meeting of shareholders via telephone or similar communication equipment. In 2022, all of our directors attended our annual meeting of shareholders, which was conducted in a hybrid meeting format.

Dr. Singh is the only director who is also an employee of PerkinElmer. He does not participate in the portions of any meetings at which his compensation is determined.

Our board’s standing committees are audit, nominating and corporate governance, and compensation and benefits. Each committee has a charter that has been approved by the board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. You can access our committee charters, corporate governance guidelines and our standards of business conduct under “Company Information–Corporate Governance”, in the “About” section of our website, www.perkinelmer.com, or you may request a copy by writing to PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations.

Audit Committee

Our audit committee assists the board of directors in overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, risk assessment, the performance of our internal audit function and our independent registered public accounting firm. Our audit committee also considers and approves the specific terms of debt and equity securities to be issued by PerkinElmer, indebtedness and off-balance sheet transactions to be entered into by PerkinElmer, and also considers and approves transactions affecting our capital structure. The current members of our audit committee are Mr. Chapin (Chair), Mr. Vounatsos, Ms. Witz and Dr. McMurry-Heath. Our board of directors has determined that each of Messrs. Chapin and Vounatsos, Ms. Witz and Dr. McMurry-Heath qualify as an “audit committee financial expert” as defined by applicable rules of the Securities and Exchange Commission. Each of Messrs. Chapin and Vounatsos, Ms. Witz and Dr. McMurry-Heath is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees, including the additional independence requirements of Rule 10A-3 for audit committees under the Securities Exchange Act of 1934, which we refer to in this proxy statement as the Exchange Act. In addition, our board has determined that each member of the audit committee is

16    PerkinElmer • 2023 Proxy Statement

financially literate, and that Mr. Chapin has accounting and/or related financial management expertise as required under the rules of the NYSE. None of Mr. Chapin, Mr. Vounatsos, Ms. Witz or Dr. McMurry-Heath serves on the audit committees of more than two other public companies. The audit committee held eight meetings during fiscal 2022.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee identifies qualified director candidates, recommends to the board of directors the persons to be nominated by the board as directors at the annual meeting of shareholders, reviews and recommends changes to our corporate governance principles and to our corporate responsibility and sustainability efforts, including the impact of environmental and social issues on the Company, and oversees the evaluation of the board. Our nominating and corporate governance committee also adopted and oversees our related party transactions policy. The current members of the nominating and corporate governance committee are Mr. Vounatsos (Chair) and Drs. Barrett, Grégoire and Witney. The board has determined that each of Mr. Vounatsos and Drs. Barrett, Grégoire and Witney is independent as defined under the rules of the NYSE. The nominating and corporate governance committee has the authority under its charter to retain, review fees for, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. For information relating to nominations of directors by our shareholders, see “Director Candidates” above. For information concerning our related party transactions policy, see “Certain Relationships and Policies on Related Party Transactions” below. Our nominating and corporate governance committee met four times during fiscal 2022.

Compensation and Benefits Committee

Our compensation and benefits committee discharges the responsibilities of our board relating to the compensation and benefits of our Chief Executive Officer and our other executive officers, and reviews and makes recommendations to the nominating and corporate governance committee regarding director compensation. The compensation and benefits committee also oversees the performance evaluation of our Chief Executive Officer by our board. In addition, the compensation and benefits committee grants equity (stock options, restricted shares and other stock incentives) to our officers and administers our incentive compensation and executive benefit plans. The compensation and benefits committee also reviews and approves recommendations from our management-run administrative committee concerning terminations of broad-based, non-executive benefit plans, as well as material design changes to those plans that would result in significant cost or increased risk to the Company.

The current members of the compensation and benefits committee are Dr. Barrett (Chair), Drs. Grégoire and Witney and Ms. Witz. Our board has determined that each of Drs. Barrett, Grégoire and Witney and Ms. Witz is independent as defined under the rules of the NYSE regarding independence of compensation committee members. Our compensation and benefits committee held five meetings during fiscal year 2022.

The compensation and benefits committee has the authority under its charter to directly retain, review fees for, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. The committee has retained Pearl Meyer & Partners, LLC as its independent compensation consultant to assist the committee with its responsibilities related to our executive and board compensation programs. The Compensation Discussion and Analysis in this proxy statement provides additional information regarding the compensation and benefits committee’s processes and procedures for evaluating and determining executive officer compensation.

Compensation Committee Interlocks and Insider Participation

For the fiscal year ended January 1, 2023, the members of the compensation and benefits committee were Dr. Barrett (Chair), Drs. Grégoire and Witney and Ms. Witz, with Ms. Witz joining the committee in October 2022.

PerkinElmer • 2023 Proxy Statement    17

None of our executive officers has served as a director or member of the compensation committee of any other entity while any executive officer of that entity served as a director or member of our compensation and benefits committee.

Report of the Audit Committee

The audit committee has:

•	Reviewed and discussed with management our audited financial statements as of and for the fiscal year ended January 1, 2023;

•

Discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission;

•	Discussed with Deloitte & Touche LLP the matters required to be reviewed pursuant to Rule 207 of Regulation S-X;

•	Reviewed the qualifications and performance of Deloitte & Touche LLP and our internal audit function;

•

Received and reviewed the written disclosures and the letter from Deloitte & Touche LLP pursuant to applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning the independent registered public accounting firm’s independence, and has discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence; and

•

Based on the review and discussions referred to above, recommended to the board of directors that the audited financial statements referred to above be included in our annual report on Form 10-K for the fiscal year ended January 1, 2023 for filing with the Securities and Exchange Commission. The audit committee is pleased to submit this report to the shareholders.

By the audit committee of the board of directors:

Samuel R. Chapin, Chair

Dr. Michelle McMurry-Heath

Michel Vounatsos

Pascale Witz

Independent Registered Public Accounting Firm Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu and their respective affiliates, in the identified categories for fiscal 2022 and fiscal 2021:

	Fiscal 2022	Fiscal 2021
Audit Fees	$7,563,000	$4,255,000
Audit-Related Fees	100,000	423,000
Tax Fees	5,084,000	592,000
All Other Fees	5,000	5,000

Total Fees	$12,752,000	$5,275,000

Due in large part to auditing services and tax planning services performed during fiscal 2022 related to our intention to divest our Applied, Food and Enterprise Services businesses, there was a significant year over year increase in Audit Fees and Tax Fees for fiscal 2022 versus fiscal 2021.

18    PerkinElmer • 2023 Proxy Statement

Audit Fees

These are fees related to professional services rendered in connection with the audit of our annual financial statements, the reviews of the interim financial statements included in each of our quarterly reports on Form 10-Q, and other professional services provided by our independent registered public accounting firm in connection with statutory or regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services that are reasonably related to performance of the audit and review of our financial statements, and which are not reported under “Audit Fees.” These services consisted primarily of audits of employee benefit plans, and for fiscal 2022, attestation services for such matters as required for consents related to registration statements and other filings with the Securities and Exchange Commission.

Tax Fees

These are fees billed for professional services for tax compliance, tax advice and tax planning services. Tax compliance services which relate to preparation of original and amended US and non-US corporate income tax returns (fees for which amounted to $410,000 in fiscal 2022 and $278,000 in fiscal 2021) and expatriate tax return preparation and assistance (fees for which amounted to $0 in fiscal 2022 and $5,000 in fiscal 2021) accounted for $410,000 of the total tax fees paid for in fiscal 2022 and $283,000 of the total tax fees paid for in fiscal 2021. Tax advice and planning services, including consultations on foreign transactions, assistance with tax audits and appeals, tax advice related to reorganizations, mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities, amounted to $4,674,000 in fiscal 2022 and $308,000 in fiscal 2021.

All Other Fees

Fees paid or incurred for other services amounted to $5,000 in fiscal 2022 and $5,000 in fiscal 2021.

Audit Committee’s Pre-approval Policy and Procedures

The audit committee of our board of directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. We may not engage our independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the audit committee, or the engagement to render the service is entered into pursuant to the audit committee’s pre-approval policies and procedures. On an annual basis, the audit committee may pre-approve services that are expected to be provided to PerkinElmer by the independent registered public accounting firm during the following 12 months. At the time such pre-approval is granted, the audit committee must (1) identify the particular pre-approved services in a sufficient level of detail so that our management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to the total pre-approved services, which limit may not be exceeded without obtaining further pre-approval under the policy.

Our management periodically provides the audit committee updates of proposed services for pre-approval. Any additional services which fall outside the scope of the annual service review process require advance approval by the audit committee. The audit committee may delegate to one or more designated members of the committee the authority to grant pre-approvals of permitted services, or classes of permitted services, to be provided by the independent registered public accounting firm. The decisions of a designated member to pre-approve a permitted service are reported to the audit committee at its next regularly scheduled meeting. While controls have been established to identify all

PerkinElmer • 2023 Proxy Statement    19

services rendered by the independent registered public accounting firm, the audit committee recognizes that there may be some “de minimis” services provided that, while considered permitted services, may not be identified as non-audit services or reported immediately because of their “de minimis” nature. Such services may be approved prior to the completion of the audit by either the audit committee, or a designated member of the audit committee.

Certain Relationships and Policies on Related Party Transactions

The nominating and corporate governance committee of our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which PerkinElmer was or is to be a participant, and in which one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), or any entity in which persons listed above, either individually or in the aggregate, has a greater than 10% ownership interest, each of whom we refer to as a “related party,” has or will have a direct or indirect material interest, as determined by the committee. We refer to these transactions as “related party transactions.”

The policy calls for any proposed related party transaction to be reviewed and, if deemed appropriate, approved by our nominating and corporate governance committee. Whenever practicable, the review and approval will occur prior to entry into the transaction. If advance approval is not practicable, the committee will review, and, in its discretion, may approve the related party transaction. The policy also permits the Chair of the committee to review and, if deemed appropriate, approve proposed related party transactions that arise between committee meetings, in which case the Chair will report such transactions to the committee at its next meeting. Any related party transactions that are ongoing in nature will be reviewed annually. The committee will review and consider such information regarding the related party transaction as it deems appropriate under the circumstances.

The committee has determined that certain types of transactions, such as those excluded by the instructions to the Securities and Exchange Commission’s related person transaction disclosure rule, do not create a material direct or indirect interest on behalf of related parties and, therefore, are not related party transactions for purposes of this policy.

The committee may approve a related party transaction only if the committee determines that, under all of the circumstances, the transaction is in the best interest of PerkinElmer and its shareholders.

Anti-Hedging Policy

In addition to prohibiting trading while in possession of material non-public information, our securities trading policy prohibits all employees and members of our board from engaging in the following types of transactions with respect to our securities:

•	engaging in “short” sales and “selling against the box”; or

•	trading in puts, calls, straddles, options or any other form of derivative securities; or

•

directly or indirectly engaging in hedging or monetization activities with respect to our securities including through purchases of financial instruments (such as prepaid variable forward contracts, equity swaps, collars and exchange funds) or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities.

Also, our officers may not pledge any shares of our stock or hold company securities in a margin account.

20    PerkinElmer • 2023 Proxy Statement

DIRECTOR COMPENSATION

Our director compensation program is designed to provide a competitive level of compensation and to enable PerkinElmer to attract and retain highly qualified board members. Annual compensation for our non-employee directors consists of a cash retainer and equity compensation. Our board service year begins on the date of our annual meeting of shareholders.

Our non-employee directors were paid the compensation described below for their service during the 2022 board service year.

Annual Cash Retainer

Each of our current non-employee directors was paid an annual cash retainer of $90,000 in four quarterly installments. Quarterly cash retainer installments are paid in May, August, November and February, which is the first month of each of the successive three-month periods following the annual meeting of shareholders.

Our Non-Executive Chairman and the Chairs of our audit, compensation and benefits, and nominating and corporate governance committees were each paid an additional retainer in recognition of the further responsibilities carried by these roles. For 2022, our Non-Executive Chairman was paid an additional annual cash retainer of $90,000 and the Chairs of our audit, compensation and benefits, and nominating and corporate governance committees were paid additional annual cash retainers of $25,000, $20,000 and $15,000, respectively.

The cash retainer is prorated to the nearest whole month for non-employee directors who serve for only a portion of the year. The retainer is also prorated for any director who attends fewer than 75% of the aggregate of the meetings of our board and the meetings of committees on which the director is a member. All of our directors fulfilled the meeting requirement in fiscal year 2022.

Equity Compensation

Our non-employee directors receive a portion of their annual compensation in the form of equity grants in two parts. A portion of the annual equity compensation is delivered in the form of an award of our common stock. The second portion is delivered in the form of a grant of restricted stock units, or RSUs, which vest 100% on the first anniversary of the date of grant. Each component of our non-employee equity compensation program is described in more detail below.

Stock Awards:    In 2022, the Non-Executive Chairman was awarded 1,069 shares and each of the other non-employee directors was awarded 744 shares of our common stock with a fair market value of $158,073 and $110,015, respectively. The number of shares granted was determined by dividing the target grant value by the closing price of our stock on the date of grant. The target amounts from which the grant amounts were calculated were $158,000 and $110,000, respectively. The granted shares are not subject to restrictions or vesting. We granted these awards on May 6, 2022, the annual grant date, which was the first day of the open trading window following our first quarter earnings release.

Restricted Stock Units:    In 2022, the Non-Executive Chairman was awarded a grant of 827 RSUs and each of the other non-employee directors was awarded a grant of 610 RSUs with a fair market value of $122,057 and $90,030, respectively. The target amounts from which the grant amounts were calculated were $122,000 and $90,000, respectively. Each RSU entitles the holder to receive one share of our common stock upon vesting. The number of RSUs granted was determined by dividing the target fair market value by the Black-Scholes value of an RSU on the date of grant. We granted these awards on May 6, 2022, the annual grant date. The annual RSU grant will fully vest on the scheduled date for our next annual meeting of shareholders, subject to the director’s continued service through such date or, if earlier, upon the director’s death, disability or qualifying retirement, or the termination of the director’s service within 12 months following a change in control.

PerkinElmer • 2023 Proxy Statement    21

2022 Director Compensation

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	All Other Compensation ($)(5)	Total ($)
Peter Barrett, PhD	$110,000	$200,045	$3,500	$313,545
Samuel R. Chapin	$115,000	$200,045		$315,045
Sylvie Grégoire, PharmD	$90,000	$200,045		$290,045
Michelle McMurry-Heath, MD, PhD	$52,500	$166,660		$219,160
Alexis P. Michas	$194,250	$280,130		$474,380
Michel Vounatsos	$90,000	$200,045		$290,045
Frank R. Witney, PhD	$90,000	$200,045	$5,000	$295,045
Pascale Witz	$90,000	$200,045		$290,045

NOTES

(1)

Directors who are employees of PerkinElmer receive no additional compensation for their services as directors. Dr. Prahlad R. Singh, who serves on our board, was compensated in his capacity as our Chief Executive Officer and did not receive any additional compensation for his service as a director in 2022. His compensation is reported in the Summary Compensation Table. Dr. Michelle McMurry-Heath was elected to our board effective July 22, 2022.

(2)

Variations in cash retainer amounts paid to individual directors in 2022 reflect additional retainer amounts paid to our Non-Executive Chairman and directors holding committee Chair roles. Annual cash retainer values are paid quarterly in May, August, November and February. The amount shown in this column for Dr. McMurry-Heath reflects a prorated retainer amount for the portion of fiscal 2022 during which she served as a director.

(3)

The grant date fair value of the annual RSU grant to our Non-Executive Chairman and to each non-employee director other than Dr. McMurry-Heath in 2022 was $122,057 and $90,030 respectively. The annual RSU grants will fully vest on the scheduled date for our next annual meeting of shareholders, subject to the director’s continued service through such date or, if earlier, upon the director’s death, disability or qualifying retirement, or the termination of the director’s service within 12 months following a change in control. The grant date fair value of the annual share grant to our Non-Executive Chairman and to each non-employee director other than Dr. McMurry-Heath in 2022 was $158,073 and $110,015 respectively, and these shares were not subject to restriction or vesting. Upon joining our board on July 22, 2022, Dr. McMurry-Heath received a restricted stock unit grant and a share grant with grant date fair values of $75,065 and $91,595, respectively. The RSU grant will fully vest on the scheduled date for our next annual meeting of shareholders, subject to the director’s continued service through such date or, if earlier, upon the director’s death, disability or qualifying retirement, or the termination of the director’s service within 12 months following a change in control. The share grant was not subject to restriction or vesting. The amounts reported in this column represent the aggregate grant date fair value of awards of RSUs and shares granted to each listed director in fiscal year 2022. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 17 to the consolidated financial statements in our annual report on Form 10-K for the fiscal year ended January 1, 2023.

(4)

Each of our non-employee directors held unvested restricted stock units as of January 1, 2023 as follows: Mr. Michas: 827; Drs. Barrett, Grégoire and Witney: 610; Messrs. Chapin and Vounatsos: 610; Ms. Witz: 610; and Dr. McMurry-Heath: 477. None of our non-employee directors held stock options as of January 1, 2023. Our non-employee directors receive annual share grants which are not subject to restriction and therefore held no shares of restricted stock as of January 1, 2023.

22    PerkinElmer • 2023 Proxy Statement

PerkinElmer common stock held by each of our non-employee directors as of February 16, 2023 is reported under “Beneficial Ownership of Common Stock” below.

(5)	Amounts in this column are related to matching charitable donations made on behalf of the director by the PerkinElmer Foundation.

New Director Compensation

New non-employee directors who serve for only a portion of the board service year receive a cash retainer and annual equity grants prorated to reflect the period he or she is anticipated to serve on our board during that year.

Business Travel Accident Insurance

Non-employee directors are provided with $250,000 of death benefit coverage under PerkinElmer’s business travel accident insurance policy which provides coverage while traveling on PerkinElmer business.

PerkinElmer Foundation for Charitable Giving

Non-employee directors are eligible for up to a $5,000 per year match of their donations to eligible charities.

Director Stock Ownership Guidelines

Within five years of election to our board, we expect each non-employee director to own PerkinElmer stock with a fair market value equal to at least five times the annual cash retainer. For fiscal 2022, this value was $450,000 for all non-employee directors. As of February 16, 2023, all of our directors were in compliance with our stock ownership guidelines. See “Beneficial Ownership of Common Stock” below for the beneficial stock ownership of our directors.

Changes to Director Compensation

Our compensation and benefits committee reviews and makes recommendations to the nominating and corporate governance committee regarding director compensation and director compensation policies on a bi-annual basis. As part of these periodic reviews, the compensation and benefits committee obtains data and analyses from an independent compensation consultant with respect to director compensation programs at a number of companies identified by the compensation and benefits committee and the compensation consultant as industry peers. Our director compensation, including annual retainers and equity awards, is therefore subject to adjustment.

Compensation for the Non-Executive Chairman role and changes to director compensation were determined based on a comprehensive analysis of non-employee director compensation at a group of companies identified by the compensation and benefits committee’s compensation consultant and the compensation and benefits committee as our peers (which was the same group of peer companies used by the committee in its evaluation of executive compensation for fiscal 2022). These recommendations were intended to align our board compensation with market practice, which enables us to continue to attract and retain highly qualified board members. Please refer to “Compensation Discussion and Analysis — Compensation Policies — External Market Practices” for more information about the peer group used in connection with determining 2022 compensation.

PerkinElmer • 2023 Proxy Statement    23

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows the number of shares of our common stock beneficially owned on February 16, 2023 by (1) each of the directors and nominees for director individually, (2) each of the executive officers named in the Summary Compensation Table below, (3) any person known to us to own beneficially more than five percent of our outstanding common stock and (4) all executive officers and directors as a group. The beneficial ownership set forth below includes any shares that the person has the right to acquire within 60 days after February 16, 2023 through the exercise or conversion of any stock option or other right.

Name (1)	Stock	Stock-Based Holdings (2)	Acquirable Within 60 Days (3)	Total Shares Beneficially Owned (4)	Percent of Class

BlackRock, Inc. (5)	8,473,845	—	—	8,473,845	6.7%

Capital Research Global Investors (6)	12,860,903	—	—	12,860,903	10.2%

Select Equity Group, L.P. (7)	9,777,698	—	—	9,777,698	7.7%

The Vanguard Group, Inc. (8)	14,393,876	—	—	14,393,876	11.4%

T. Rowe Price Investment Management, Inc. (9)	9,398,370	—	—	9,398,370	7.4%

Peter Barrett	19,058	—	—	19,058	*

Samuel R. Chapin	13,441	—	—	13,441	*

Joel S. Goldberg	30,887	63,709	72,794	167,390	*

Sylvie Grégoire, PharmD	18,134	—	—	18,134	*

Maxwell Krakowiak	3,334	—	1,372	4,706	*

Michelle McMurry-Heath, MD/PhD	581	—	—	581	*

Alexis P. Michas	42,927	19,224	—	62,151	*

James M. Mock	—	—	—	—	*

Prahlad R. Singh, PhD	83,142	25,088	160,679	268,909	*

Daniel Tereau	18,602	—	19,675	38,277	*

Tajinder Vohra	23,805	—	31,478	55,283	*

Michel Vounatsos	4,742	—	—	4,742	*

Franklin Witney, PhD	14,119	—	—	14,119	*

Pascale Witz	6,750	—	—	6,750	*

All executive officers and directors of the Company as a group, 16 in number	295,012	108,029	299,764	702,805	*

NOTES

*	Less than 1%

(1)

Except to the extent noted below, each individual or entity has sole voting and investment power over the shares of common stock identified in the table as beneficially owned by the individual, other than shares accrued under our deferred compensation plan that may not be sold until distributed from the plan, and shares of restricted stock which may not be sold until they have fully vested.

(2)

This column represents indirect holdings of PerkinElmer’s common stock, including, for example, investments in the PerkinElmer stock fund selected by the employee in our retirement savings plan, and shares that are accrued under deferred compensation arrangements and are payable

24    PerkinElmer • 2023 Proxy Statement

100% in common stock at the time of distribution. This column also includes shares held by spouses, minor children and trusts.

(3)	Represents shares of common stock that may be acquired within 60 days after February 16, 2023 upon the exercise of outstanding stock options and the vesting of restricted stock units.

(4)	Represents the sum of the shares set forth for the individual in each of the “Stock,” “Stock-Based Holdings” and “Acquirable Within 60 Days” columns.

(5)

Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on January 31, 2023 by BlackRock, Inc., reporting sole power to vote or direct the vote over 7,614,216 shares, and sole power to dispose or direct the disposition of 8,473,845 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(6)

Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2023 by Capital Research Global Investors, a division of Capital Research and Management Company, reporting sole power to vote or direct the vote over 12,845,636 shares, and sole power to dispose or direct the disposition of 12,860,903 shares. The address of Capital Research Global Investors is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

(7)

Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2023 by Select Equity Group, L.P., reporting shared power to vote or direct the vote over 9,777,698 shares, and shared power to dispose or direct the disposition of 9,777,698 shares. The address of Select Equity Group, L.P. is 380 Lafayette Street, 6th Floor, New York, New York 10003.

(8)

Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2023 by The Vanguard Group, Inc., reporting shared power to vote or direct the vote over 174,430 shares, sole power to dispose or direct the disposition of 13,878,629 shares, and shared power to dispose or direct the disposition of 515,247 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(9)

Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2023 by T. Rowe Price Investment Management, Inc. reporting sole power to vote or direct the vote over 2,439,050 shares, and sole power to dispose or direct the disposition of 9,398,370 shares. The address of T. Rowe Price Investment Management, Inc. is 101 East Pratt Street, Baltimore, MD 21201.

PerkinElmer • 2023 Proxy Statement    25

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

PerkinElmer is a leading, global provider of end-to-end solutions that help scientists, researchers and clinicians better identify and diagnose disease, discover new and more personalized drugs, monitor the safety and quality of our food, and drive environmental and applied analysis excellence. With an 85-year legacy of advancing science and a mission of innovating for a healthier world, our dedicated team of more than 16,000 employees collaborates closely with commercial, government, academic and healthcare customers to deliver reagents, assays, instruments, automation, informatics and strategic services that accelerate workflows, deliver actionable insights and support improved decision making. On August 1, 2022, the Company announced that it had entered an agreement with New Mountain Capital with the intention to divest our Applied, Food and Enterprise Services businesses with an anticipated closing in the first quarter of 2023, furthering our strategic transformation. As we move forward as a Life Sciences and Diagnostics company, we remain deeply committed to good corporate citizenship through our dynamic ESG and sustainability programs.

The structure of our executive compensation program supports our business strategy by driving top-line growth while remaining focused on profitability, productivity, investment opportunities and creating sustainable market positions for our products, technology and services. We believe this enhances the value of our shareholders’ investment and, over time, will generate sustainable shareholder value through stock price appreciation.

Our named executive officers for fiscal year 2022 are as follows:

•	Prahlad R. Singh: President and Chief Executive Officer

•	Maxwell Krakowiak: Senior Vice President and Chief Financial Officer

•	James M. Mock: Former Senior Vice President and Chief Financial Officer

•	Joel S. Goldberg: Senior Vice President, Administration, General Counsel and Secretary

•	Tajinder S. Vohra: Senior Vice President, Global Operations

•	Daniel R. Tereau: Senior Vice President, Strategy and Business Development

Executive Summary

To provide context for the full description of our executive compensation programs that follows, we highlight below key information and achievements that impacted our executive compensation program for 2022 and future periods.

2022 Performance Highlights

In 2022, our team continued to deliver on our long-term strategy, leading to another strong year of financial results. Our performance in the face of an evolving macro environment helps illustrate the transformation that has taken place at our Company over the last three years. Not only from a portfolio composition standpoint, but also from an operational agility and teamwork perspective, our team has demonstrated the ability to execute and flourish in various macro environments. Highlights of our fiscal year 2022 performance include:

•

GAAP earnings per share from continuing operations of $4.06 for fiscal year 2022, as compared to GAAP earnings per share from continuing operations of $7.62 for fiscal year 2021. Combined adjusted earnings per share for fiscal year 2022 was $7.95, as compared to $11.36 in fiscal year 2021.

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•

GAAP revenue for fiscal year 2022 of $3,312 million, as compared to $3,828 million in fiscal year 2021. Combined adjusted revenue for fiscal year 2022 was $4,611 million, as compared to $5,070 million in fiscal year 2021.

•

GAAP operating income from continuing operations for fiscal year 2022 of $743 million, as compared to $1,258 million in fiscal year 2021. Combined adjusted operating income from continuing operations for fiscal year 2022 was $1,381 million, as compared to $1,771 million in fiscal year 2021.

•

GAAP operating profit margin from continuing operations was 22.4% as a percentage of revenue for fiscal year 2022, as compared to 32.9% for fiscal year 2021. Combined adjusted operating profit margin was 30.0% as a percentage of adjusted revenue for fiscal year 2022, as compared to 34.9% for fiscal year 2021.

A reconciliation of our GAAP results to the non-GAAP financial measures set forth above, including combined adjusted earnings per share from continuing operations, combined adjusted revenue, combined adjusted operating income from continuing operations and combined adjusted operating profit margin as a percentage of adjusted revenue, can be found in Appendix A to this proxy statement.

Compensation Outcomes.    Short- and long-term incentive plan payments made to our named executive officers were aligned with our financial results in 2022 as follows:

2022 Global Incentive Compensation Program (Global ICP). Achievement against 2022 Global ICP corporate financial goals for fiscal 2022 was 139%. Fiscal year 2022 performance relative to our Global ICP goals is described further under “Short-Term Incentive Program” below.

2020 Long Term Incentive Program (LTIP). The three-year performance period under our 2020 LTIP concluded in fiscal year 2022, resulting in the vesting and payment of performance restricted stock units, or PRSUs, granted in 2020. Organic revenue growth and adjusted operating margin expansion performance for the three-year period from 2020-2022 resulted in 200% achievement against 2020 LTIP financial goals. We define organic revenue growth as the measure of comparing current period organic revenue with the corresponding period of the prior year. We define adjusted operating margin expansion as adjusted operating income as a percentage of adjusted revenue. We define adjusted operating income as GAAP operating income, including revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules, and excluding amortization of intangible assets, other purchase accounting adjustments, acquisition and divestiture-related expenses, acceleration of executive compensation, significant litigation matters and settlements, significant environmental charges, asset impairments, and restructuring and other charges. We define adjusted revenue as GAAP revenue, including purchase accounting adjustments for revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules. PRSU goals and payments under the 2020 LTIP are described further under “Long-Term Incentive Program” below.

We believe sustained performance against the combination of revenue and profitability financial goals represented in our executive incentive plans, as well as continued execution against our strategic goals, will create value for our shareholders over the long term.

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Compensation Best Practices.    We employ the following policies and practices that are designed to ensure our executive compensation programs are well-governed, reflect market-based best practices and do not promote inappropriate risk-taking. The committee regularly reviews our executive compensation programs to ensure they are designed to reflect market-based best practices, effectively support the achievement of our financial and strategic goals, and do not promote inappropriate risk-taking. Our compensation practices include the following:

✔ What We Do	x What We Don’t Do

Clawback policy on incentive plans and certain stock option gains	No hedging or pledging of company stock

Meaningful stock ownership guidelines for our executives and directors	No excise tax gross-ups (new employment agreements entered into after July 2010)

Regular review of executive compensation and benefit program	No option repricing without stockholder approval

Independent Compensation and Benefits committee. Regular meetings in executive session without management	No unnecessary risk-taking in our compensation programs

Retain independent third-party compensation consultant	No single trigger equity vesting upon change in control (new employment agreements entered into after February 2010)

Annual shareholder advisory vote on executive compensation program

Significant portion of executive compensation tied to company performance

Annual compensation risk assessment process

Evaluation of executive compensation occurs annually against a competitive company peer group

Shareholder Engagement.    Our board adopted the recommendation of our shareholders to hold annual shareholder advisory votes on our executive compensation program, consistent with the outcome of the shareholder votes on the frequency of such votes at the 2011 and 2017 annual meetings of shareholders. At our 2022 annual meeting of shareholders, we held our annual shareholder advisory vote on the compensation of our named executive officers, or “say-on-pay” vote, as required by Section 14A of the Exchange Act. At the meeting, 95.1% of the shareholder votes cast were in favor of our say-on-pay proposal.

In advance of the say-on-pay vote, our management extended invitations to discuss our 2022 proxy statement, including the compensation discussion and analysis and our executive compensation program, to each of our twenty-five largest investors at that time (ranked by percentage owned of shares outstanding) to solicit their feedback and answer their questions. We have proactively extended this invitation to our largest investors on an annual basis for more than ten years, and plan to continue to do so in the future.

Neither management nor the committee received feedback at the time from our investors suggesting specific changes to our executive compensation program during fiscal 2022. The committee also observed that 95% of the shareholder votes cast on the say-on-pay proposal at our 2022 annual meeting of shareholders were in support of our executive compensation program, consistent with a history of investor support for our executive compensation program.

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Subsequent to the annual meeting, we continued to engage in a variety of investor outreach events including the Cowen 42nd Annual Health Care Conference, the Barclays Global Healthcare Conference in March 2022, the 2022 Wells Fargo Healthcare Conference and Baird’s Global Healthcare Conference in September 2022, as well as several separate calls with investors over the course of the year. During these individual conversations, investors reiterated their continued support for our executive compensation programs and the alignment of our executive compensation performance metrics with the drivers of our long-term growth and success.

The committee will continue to carefully consider feedback from shareholders and we will continue to proactively solicit feedback from investors. The committee also annually engages its independent compensation consultant to present an overview of executive compensation trends that may be important to investors. The committee’s consideration of feedback from shareholders, along with market information and analysis provided by the independent compensation consultant, have influenced a number of changes to our executive compensation program over the past several years. The committee will also continue to design our executive compensation program guided by our executive compensation philosophy and core principles as described below.

Executive Compensation Philosophy and Core Principles: Overview

We apply the following compensation philosophy in structuring the compensation of our executive officers, including the named executive officers. We believe that pay should be performance-based, vary with the attainment of specific objectives, and be closely aligned with the interests of our shareholders. To implement this philosophy, the committee, working with management and the committee’s compensation consultant, has established core principles to guide the design and operation of our compensation program. We aim to:

•	provide market-competitive compensation to attract and retain executive talent with the capability to lead within a global company,

•	emphasize variable pay to align executive compensation with the achievement of results that drive PerkinElmer’s business strategy,

•	use equity-based incentive plans to tie a significant portion of compensation to PerkinElmer’s long-term results and align the executive’s financial interests with those of our shareholders,

•	deliver compensation in the aggregate that is commensurate with PerkinElmer’s results,

•	design executive compensation programs that are affordable for our Company, including with respect to impact on earnings,

•	design executive incentive plans that do not promote inappropriate or excessive risk-taking,

•	promote executive ownership of PerkinElmer stock to further align executives’ financial interests with shareholders’ interests and to facilitate an ownership culture among executives,

•	be flexible to respond to changing needs of the business,

•	consider shareholder feedback, and

•	be transparent, so that both executives and other stakeholders understand the executive compensation program and the objectives it seeks to achieve.

Oversight of the Executive Compensation Program

The compensation and benefits committee directs the design and oversees the operation of our executive compensation program. A description of the committee’s structure, roles and responsibilities can be found above under the heading “Board of Directors Meetings and Committees.”

Role of the compensation and benefits committee

The agenda for meetings of the compensation and benefits committee is proposed by the Chair of the committee with assistance from our Chief Executive Officer and other members of management.

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Agenda topics are also proposed by committee members. At the invitation of the Chair of the committee, compensation and benefits committee meetings held in fiscal year 2022 were regularly attended by our Non-Executive Chairman, Chief Executive Officer, our Senior Vice President, Administration, General Counsel and Secretary, our Senior Vice President, Chief People and Culture Officer, as well as the committee’s compensation consultant. For part of each meeting, the committee meets in executive session without the Chief Executive Officer and other members of management present. The committee’s compensation consultant attends executive sessions as requested by the committee. The committee’s Chair regularly reports the committee’s recommendations and decisions on executive compensation to our board. The compensation and benefits committee has the authority under its charter to directly retain, review fees for, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities

Role of the independent compensation consultant

The independent compensation consultant provides data and analyses that serve as the basis for setting executive officer and director compensation levels and advises the committee on compensation decisions. The compensation consultant also advises the committee on the structure of executive officer and director compensation programs, including the design of incentive plans, the forms and mix of compensation, regulatory requirements and other topics relevant to executive and board compensation. During fiscal year 2022, the committee retained Pearl Meyer as its compensation consultant. The committee reviews the independence of its compensation consultant annually and found no conflict of interest with Pearl Meyer during its 2022 independence review. The committee’s compensation consultant does not provide services to our management. The committee has adopted protocols governing if and when its compensation consultant’s advice and recommendations to the committee can be shared with management, recognizing that, in advising the committee, it is necessary for the compensation consultant to interact with management to gather information. The committee also determines the appropriate forum for receiving recommendations from its compensation consultant. Where appropriate, the committee invites management to provide context for the recommendations. In other cases, the committee receives the compensation consultant’s recommendations in executive session where management is not present. The committee also engages directly with its compensation consultant between meetings, as deemed necessary by the committee. This approach further protects the committee’s ability to receive objective advice from the compensation consultant and establishes a forum for independent decisions about executive pay.

Role of our Chief Executive Officer.    The Chief Executive Officer regularly attends a portion of each committee meeting. He provides the committee with his assessment of the performance of the other named executive officers and his perspective on the factors described above used to develop his recommendations for compensation. The committee discusses each named executive officer and the Chief Executive Officer’s recommendations in detail, including how the recommendations compare against the external market data, and how the compensation levels of the executives compare to each other and to the Chief Executive Officer’s. The committee approves or modifies the Chief Executive Officer’s recommendations. The Chief Executive Officer does not make recommendations to the committee, or participate in committee decision-making, regarding his own compensation.

Our Chief Executive Officer and other executive officers may be authorized by the committee to fulfill certain administrative duties regarding compensation and benefit programs.

At the end of the fiscal year, our Chief Executive Officer’s annual performance is evaluated by our full board against both his financial and non-financial goals, which are approved by the committee early in the fiscal year. In addition, he provides an assessment of his performance relative to the goals. The committee discusses the Chief Executive Officer’s assessment as well as the committee members’ and all other board members’ assessments of his performance in executive session. The Chief Executive Officer is not present during the executive session discussion of his performance. Working with its compensation consultant, the committee determines and approves the Chief Executive Officer’s base

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salary, short-term incentive plan target and payment under the Global ICP (consistent with the terms of the plan described below), and long-term incentive program targets and awards (consistent with the terms of the plan described below).

Determining Executive Pay

Market Positioning.    The committee’s policy is to manage total target compensation (and each element) to the median of the competitive market over time. Through the range of opportunities provided in our short- and long-term incentive programs (each discussed more fully below), actual payments may exceed the median when our performance exceeds PerkinElmer’s targeted objectives and may fall below the median when performance is below target. An individual named executive officer’s total compensation (or an element) in any given year may be set above or below median, depending on experience, tenure, performance and internal equity.

External Market Practices.    The committee annually reviews market compensation levels to determine whether total compensation for our executives remains in the targeted pay range and adjusts when appropriate. This assessment includes evaluation of base salary, and short- and long-term incentive opportunities against a peer group of industry companies with whom we compete for executive talent and in other business matters, supplemented with industry-specific aggregated survey data for companies of comparable size to PerkinElmer, as measured by annual revenues. In general, the committee gives primary consideration to the peer group information because the peer companies resemble us more closely than the survey participants in terms of size and industry. The committee assesses the data by reviewing compensation arrangements for positions with comparable complexity and scope of responsibility to the positions at PerkinElmer. In addition, the committee assesses rewards such as health benefits, retirement programs and perquisites relative to the market. The committee considers external market data as a general indication of competitive market pay levels and does not maintain a policy that executive officer pay must conform to a specific level relative to the market data.

Working with its compensation consultant, the committee reviews the peer group periodically to ensure that the peer companies selected remain appropriate for compensation and performance comparison purposes. Companies are selected based on industry and size, reflected by both revenue and market capitalization. The committee’s goal is to assemble a group of companies that represents our competitors for executive talent.

The peer companies used by the committee for pay comparisons and for evaluating relative performance leading to approval of 2022 executive compensation are shown below and were the same as the peer companies used by the committee in its evaluation of 2021 executive compensation, except for the following changes to improve the comparability of the group to PerkinElmer in terms of business focus and/or company size as measured by revenue and market cap:

•	Avantor, Inc., Catalent, Inc. and QIAGEN N.V. were added because of their business and size comparability to PerkinElmer

•	Haemonetics Corporation, IDEXX Laboratories, Inc., STERIS plc and Varian Medical Systems were removed because of their lack of business or size comparability to PerkinElmer

The median revenue of the peer group at the time it was approved was $2.980 million and PerkinElmer’s revenue was at the 75th percentile of the peer group at the time of the analysis. The market cap of the peer group at the time it was approved was $17.944 million and PerkinElmer was at the 35th percentile of the peer group at the time of the analysis.

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2022 Peer Group

• Agilent Technologies, Inc.	• Bruker Corporation	• Illumina, Inc.	• The Cooper Companies, Inc.

• Avantor, Inc.	• Catalent, Inc.	• Mettler-Toledo Int’l, Inc.	• Thermo Fischer Scientific Inc.

• Bio-Rad Laboratories, Inc.	• Exact Sciences Corporation	• QIAGEN N.V.	• Waters Corporation

• Bio-Techne Corporation	• Hologic, Inc.	• Teleflex Incorporated

Other Factors Influencing Compensation.    When making compensation decisions, the committee takes many other factors into account, including the individual’s performance against individual goals (particularly over the past year), the individual’s expected future contributions to PerkinElmer’s success, the financial and operational results of PerkinElmer, the individual’s historical compensation and any retention concerns, and the Chief Executive Officer’s recommendations (in the case of named executive officers other than the Chief Executive Officer). In looking at historical compensation, the committee looks at the progression of salary increases over time, and also looks at the unvested and vested value of outstanding equity awards. The committee uses the same factors in evaluating the Chief Executive Officer’s performance and compensation that it uses for the other named executive officers.

Pay Mix.    In accordance with our pay-for-performance compensation philosophy and because the named executive officers are in a position to directly influence the overall performance of the Company, they have a significant portion of their target compensation at risk through short- and long-term incentive programs. Not including the cost of benefits, in 2022, our Chief Executive Officer had 89% of his target compensation at risk, and on average our other named executive officers had 73% of their target compensation at risk (that is, subject to either performance requirements and/or service requirements). Additionally, to align executive officer compensation with long-term corporate success, a significant percentage of the named executive officers’ target compensation opportunity is delivered in the form of long-term incentive compensation through our LTIP. In 2022, 76% of our Chief Executive Officer’s total target compensation opportunity and 56% of the other named executive officers’ total target compensation opportunity on average were delivered through long-term incentive compensation based on the fair market value on the date of grant. Half (50%) of the long-term incentive compensation granted to our named executive officers in fiscal 2022 will vest solely based upon the achievement of financial performance metrics. Also, to align the interests of executive officers with shareholders and to support an ownership culture, 100% of the named executive officers’, including the Chief Executive Officer’s, 2022 target long-term incentive compensation opportunity was provided using equity-based vehicles (stock options, restricted stock, and PRSUs).

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2022 Target Total Compensation

Pay at Risk

The committee has determined that our Chief Executive Officer should have a higher percentage of his total target compensation delivered in the form of performance-based incentives than the other named executive officers, due to his impact on, and higher accountability for, Company performance. Market and peer company information presented to the committee as part of the annual executive compensation program review supports that this is a competitive practice.

We expect to continue to deliver the majority of our target executive compensation through performance-based incentive programs, although the committee reserves the right to vary the pay mix by individual. The pay mix may also change annually, based on the committee’s evaluation of competitive external market practices and its determination of how to best align our executive incentive compensation programs with achievement of our business goals.

Pay for Results.    We have a strong culture of paying for results. This is evidenced by the significant percentage of our executive compensation package tied to short- or long-term performance. In evaluating results against performance metrics and associated achievement, the committee looked primarily at overall corporate financial metrics as an indicator of business performance.

For 2022, the primary metrics for our Global ICP were non-COVID organic revenue growth, COVID revenue, adjusted EPS and free cash flow. The metrics for our 2022 LTIP program were adjusted revenue and adjusted EPS. Our 2022 LTIP program also included a relative TSR modifier as a performance metric. The metrics for our 2021 LTIP program were also adjusted revenue and adjusted EPS. The metrics for our 2020 LTIP program were organic revenue growth and adjusted operating margin expansion. The committee selected these metrics to capture the most important aspects of financial performance in the form of revenue growth, profitability and shareholder return.

We define non-COVID organic revenue as revenue adjusted for the impact of items related to foreign exchange, acquisitions, divestitures and certain other items, and excluding revenue from COVID-related products and services, and the related term non-COVID organic revenue growth to refer to the measure of comparing current period organic revenue excluding revenue from COVID-related products and services with the corresponding period of the prior year excluding revenue from COVID related products and services. We define COVID revenue as revenue from the sales of COVID-related products and services, and we distinguish it from organic revenue to maintain focus on the growth of our core businesses.

Adjusted EPS was selected for the 2022 Global ICP and 2022 LTIP, and free cash flow was selected for the 2022 Global ICP because these metrics measure profitability, which provides us with the means to invest in both product and service innovation as well as business development opportunities that fuel revenue growth. We define adjusted EPS as earnings per share adjusted for the impact of items related to acquisitions, divestitures, business repositioning, mark-to-market on post-retirement benefits and certain other items, and we define free cash flow as operating cash flow from continuing operations less capital expenditures.

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Adjusted revenue was selected for the 2022 LTIP program to incentivize capital deployment to increase the size and scale of PerkinElmer. We define adjusted revenue as revenue adjusted to include purchase accounting adjustments for revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules.

We believe that the combination of strong top- and bottom-line financial performance creates shareholder value growth that is sustainable over the long term. Relative TSR was included as a modifier in our 2022 LTIP program in order to reward the creation of shareholder value as measured by stock price performance relative to an industry index. This was included in our 2022 LTIP program as a result of investor feedback. In establishing performance objectives, the committee also reviews the performance of our industry peer group, referring to companies which are the best comparators for each of our businesses, and setting performance goals within the context of our strategic business plan. More information about the performance metrics and the goals for our short- and long-term incentive programs is provided below.

Components of the Executive Officer Compensation Program

Our executive compensation program is a robust, highly performance-driven program intended to generate both long-term sustainable shareholder value and near-term focus on financial performance, operational excellence, quality and innovation. We accomplish this through two primary incentive vehicles in addition to base pay. First, to address short-term performance, we have our Global ICP annual cash incentive plan, which we also refer to as our short-term incentive program. The Global ICP operates on an annual performance period comprising the full fiscal year. Global ICP payments are made based on achievement against pre-defined financial targets for fiscal year 2022, as set forth above.

Second, our executive officers participate in our LTIP Program. The LTIP is structured with overlapping three-year performance cycles and in 2022 included three diverse incentive vehicles: restricted stock, PRSUs and stock options. The three-year performance goals in our LTIP are aligned with our strategic planning process and are designed to focus our executives on making and executing decisions that drive growth and create lasting shareholder value.

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For 2022, our executive officer compensation program consisted of base salary, our long-term incentive program or LTIP (comprising stock options, restricted stock and PRSUs), our short-term incentive program, and benefits and other perquisites. The table below describes how these elements of compensation link to our compensation philosophy core principles:

Core Principles	Base Salary	Long-Term Incentive Program (LTIP)	Short-Term Incentive Program (Global ICP Bonus)	Other Benefits and Perquisites

Attract and retain executive talent	X	X	X	X

Variable pay aligns compensation with the achievement of results		X	X

Equity-based incentive plans tie compensation to long-term results		X

Deliver compensation commensurate with PerkinElmer’s results		X	X

Affordability	X	X	X	X

Aligned with market	X	X	X	X

Executive incentive plans that do not promote inappropriate or excessive risk-taking		X	X

Promote executive ownership of PerkinElmer stock		X

Programs that respond to changing needs of the business		X	X

Transparency	X	X	X	X

In 2022, the committee reviewed all compensation, benefits and perquisites provided to the named executive officers. The specific rationale, design, reward process, and related information for each element are outlined below.

Base Salary

Base salaries for executive officers are determined based on the committee’s evaluation of the scope and impact of each executive’s position, as well as the skills, knowledge and experience they bring to their roles, relative to the competitive peer group referenced above. Generally, the committee refers to the median of the relevant competitive market for the position as part of the base salary evaluation, but any individual named executive officer may have a base salary above or below the median of the market. The committee evaluates external market data for each position and internal pay equity, as well.

Working with Pearl Meyer, the committee reviewed the total target compensation package for each officer in order to determine and approve the target compensation package for each officer for 2022. The Pearl Meyer analysis presented to the committee in late 2021 that the committee used to evaluate total target compensation for 2022 reported that base salaries for our named executive officers in 2021 were generally competitive with market levels in aggregate. On an individual level, the base salaries paid to each of our named executive officers in 2021 were positioned, on average, at the 49th percentile for their respective job matches at the peer companies as previously identified in the “Determining Executive Pay — External Market Practices” section above. Compensation for each executive officer was also reviewed in light of internal equity, the scope and impact of the position to our Company, and the performance of each individual in their respective roles.

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Based on the factors described above, including performance and the analysis of market information presented by Pearl Meyer, the committee approved base salary increases to our named executive officers and the effective dates for such increases are as follows. Dr. Singh did not receive a base pay increase given the significant increase (+20%) he received in 2021 to improve his competitive position relative to the median base salary of chief executive officers for the peer group and his performance.

Mr. Krakowiak received a base salary increase upon his promotion to Senior Vice President and Chief Financial Officer in September 2022. Working with Pearl Meyer, the committee reviewed Mr. Krakowiak’s compensation relative to the competitive peer group referenced above. The significant base salary increase reflected the committee’s desire to improve Mr. Krakowiak’s competitive position relative to the median base salary of chief financial officers for the peer group.

Named Executive Officer	Effective Date	2022 Salary Rate	Year-over-Year Increase
Prahlad R. Singh	4/5/2021	$1,050,000	0.0%
Maxwell Krakowiak	9/6/2022	$500,000	+61.2%
James M. Mock	4/4/2022	$575,000	+1.8%
Joel S. Goldberg	4/4/2022	$540,000	+1.3%
Tajinder S. Vohra	4/4/2022	$460,000	+7.0%
Daniel R. Tereau	4/4/2022	$485,000	+1.0%

The salaries paid to our named executive officers in 2022 are shown in the Summary Compensation Table that follows this report.

Short-Term Incentive Program

The Global ICP is our short-term incentive program and is a core component of our pay-for-performance executive compensation program. The program components include the award opportunity (expressed as a percentage of base salary), the performance measures (such as adjusted EPS) and their weightings, and the performance goals (such as a particular earnings target).

Award opportunities

The committee establishes the target award opportunity for each named executive officer based on competitive market analysis (target Global ICP opportunities are generally positioned within a reasonable range of the median of the competitive market), the desired emphasis on pay at risk (more pay at risk for more senior executives) and internal equity (comparably positioned executives should have comparable award opportunities). Positioning target Global ICP opportunities generally at the market median underscores the committee’s compensation strategy that compensation levels should approximate market median levels when performance meets target expectations, and that pay should exceed median levels only when performance exceeds PerkinElmer’s targeted objectives. The 2022 target Global ICP award opportunity for each named executive officer was as follows:

Named Executive Officer	Annual Global ICP Target Award Opportunity Expressed as % of Base Salary
Prahlad R. Singh	125%
Maxwell Krakowiak	75%
James M. Mock	75%
Joel S. Goldberg	75%
Tajinder S. Vohra	60%
Daniel R. Tereau	60%

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Performance measures, weightings and goals

The Global ICP performance period for our named executive officers comprises the full fiscal year. Awards are based on attainment of annual corporate financial performance and achievement of individual strategic performance objectives calculated as follows:

At the committee meeting held in January 2022, the committee established the Global ICP financial and strategic performance goals for fiscal 2022. The performance goals were based on the fiscal 2022 operating plan, budget and strategic plan reviewed by our board of directors. The performance metrics and weightings for the fiscal 2022 Global ICP were as follows:

Global ICP Metric	Weighting
Non-COVID Organic Revenue Growth	35%
COVID Revenue	15%
Adjusted Earnings Per Share (EPS)	35%
Free Cash Flow	15%

The committee assigned a weighting of 35% to non-COVID organic revenue growth in reflection of our focus on growing our core businesses. The committee established a separate COVID revenue target, weighted at 15%, due to the uncertainty of the COVID-related revenue as the pandemic continued into 2022. The inclusion of adjusted EPS was designed to focus our leadership team on both growing revenue and operating a profitable business, which are critical to creating shareholder value. Free cash flow was included as a measure as strong cash generation is a leading indicator of efficient operating performance.

All of our named executive officers were assigned the same set of performance metrics reflecting their shared accountability for corporate results.

Performance against goals may be adjusted for certain events including acquisitions, divestitures, currency exchange, and other non-recurring events during the performance period as approved by the committee. The definition of allowable adjustments is approved by the committee at the time the goals are set.

In an effort to ensure the integrity of these goals and minimize the risk of unanticipated outcomes, each financial metric has a target goal with a performance range built around it, with a commensurate increase or decrease in the associated award opportunity. The range of performance goals and associated award opportunities under the program is expressed in the form of a “minimum”, “target” and “maximum”. If results fall below the minimum goal, the short-term incentive amount associated with that goal is not paid. If results exceed pre-established maximum goals, the cash award payout associated with financial performance is capped at the maximum award opportunity. The committee believes that a maximum cap reduces the likelihood of windfalls and makes the maximum cost of the plan predictable. For 2022, achievement of the “minimum” level of performance for each financial metric would result in achievement of 50% of the target award

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associated with that financial metric, and achievement of the “maximum” level of performance for each financial metric would result in achievement of 200% of the target award associated with that financial metric. Actual awards may exceed 200% based on the committee’s evaluation of individual performance.

The range of performance goals for each financial metric is set primarily based on our annual operating plan and our business expectations for the year. External performance expectations are also considered. The goals for “minimum” level payments are set to reasonable performance levels and result in only partial bonus payment. “Target” awards reflect our business plan goals for the period. “Maximum” awards are paid based on aggressive goals which can be attained only when business results are exceptional.

At the January 2022 meeting, the committee also reviewed our 2022 strategic goals, which included goals related to financial targets, capital deployment, operational innovation, customer experience, and people and culture, the achievement of which would also be considered in the determination of fiscal 2022 Global ICP bonuses paid to executive officers.

2022 Short-term incentive payments

Performance against Global ICP goals.     The 2022 Global ICP target goals, actual results and associated Global ICP achievement levels are shown below. Results were adjusted by allowable items as approved by the committee, including currency fluctuation and divestitures. Non-COVID organic revenue growth, COVID revenue and adjusted EPS results exceeded the target goals, while free cash flow was below the target goal, resulting in overall achievement against the Global ICP goals of 139%.

2022 Global ICP Goals and Achievement

		Goals (Achievement %)

Metric	Weighting	Minimum (50%)	Target (100%)	Maximum (200%)	Result	Achievement %
Non-COVID Organic Revenue Growth	35%	6.0%	8.0%	12.0%	9.0%	125%
COVID Revenue	15%	$300M	$400M	$600M	$616M	200%
EPS	35%	$6.50	$7.00	$9.00	$8.05	187%
Free Cash Flow	15%	75%	85 - 90%	110%	64%	0%
				Overall Achievement:		139%

Each of our named executive officers was also assigned four or more strategic goals for 2022, which were reviewed and approved by the committee in January 2022, with the exception of Mr. Krakowiak, whose goals were assigned, reviewed and approved following his September 2022 promotion. The strategic goals were objective and measurable, designed to create individual accountability for the achievement of strategic and operational business results during fiscal 2022, and focused on areas related to financial business targets, business development and integration priorities, operational imperatives, customer experience, and people and culture. Specific ESG objectives were contained within these goals for each named executive officer aligned to our short- and long-term areas of focus concerning reduction of emissions and waste, diversity and employee satisfaction. Following the end of fiscal 2022, the committee evaluated the performance of each named executive officer against the assigned 2022 strategic goals. The performance against individual strategic goals was applied in the committee’s determination of each named executive officer’s individual performance affecting their 2022 Global ICP bonus payment. Both upward and downward discretion may be applied to an individual’s calculated bonus for any given performance period.

38    PerkinElmer • 2023 Proxy Statement

During 2022, we advanced our mission to focus on innovating for a healthier world and positioned ourselves for future growth by transforming our organization and launching solutions that accelerate positive outcomes for the betterment of people and their environment.

At the January 2023 meeting, the committee reviewed each named executive officer’s performance against 2022 individual strategic initiatives and calculated a weighted average individual discretion score. Collectively and individually, our leadership team delivered outstanding financial results. During fiscal year 2022, we continued to see strong returns from our acquisitions as well as our organic investments across technology, marketing, and people. In our Diagnostics segment, we saw strong growth in our core immunodiagnostics business in the Americas and Europe, partially offset by the impact of extensive shutdowns in China. In our reproductive health business, an expanded range of product offerings and increased geographic reach more than offset the impact of declining birthrates. In our Discovery & Analytical Solutions segment, the increase in our life sciences market revenue was the result of growing revenue in our pharmaceutical and biotechnology markets across all regions. Instruments, reagents and software experienced strong growth and we saw a positive impact of pricing actions we took in early 2022. We also furthered our journey to maintain a diverse and inclusive workplace through the launch of three additional employee resource groups offering our Hispanic and Veteran communities enhanced opportunities and visibility as well our Able group highlighting the power of individuals with disabilities. Focusing on engagement and belonging, we launched four new Employee Networking Groups to allow our employees to regroup and connect over their passions or common areas of interest. Overall, we believe that our strategic priorities and recent portfolio transformations, coupled with our expanded range of product offerings, leading market positions, global scale, financial strength, and strong culture, provide us with a foundation for continued revenue growth, strong margins and cash flows, and long-term earnings per share growth.

Based on its evaluation of achievement against the Global ICP financial and individual strategic goals, the committee approved 2022 Global ICP bonus payments to our named executive officers as follows:

Named Executive Officer	2022 GICP Target Award	Corporate Performance	Calculated Award	Individual Performance	2022 GICP Approved Award	2022 Payout (% of Target)

Prahlad R. Singh	$1,312,500	139%	$1,824,375	118%	$2,152,763	164%

Maxwell Krakowiak	$189,041	139%	$262,767	118%	$310,065	164%

Joel S. Goldberg	$405,000	139%	$562,950	125%	$703,688	174%

Tajinder S. Vohra	$276,000	139%	$383,640	118%	$452,695	164%

Daniel R. Tereau	$291,000	139%	$404,490	115%	$465,164	160%

Mr. Mock did not receive a 2022 Global ICP bonus as he had departed the Company in September 2022. Mr. Krakowiak’s 2022 Global ICP bonus was prorated to reflect his promotion in the second half of 2022. The short-term incentive payments to our named executive officers for 2022 are shown in the Summary Compensation Table that follows this report.

Long-Term Incentive Program (LTIP)

The committee uses long-term incentive awards to focus our executive officers on long-term performance and to align the executive officers’ financial interests with those of our shareholders. The committee grants LTIP awards to our executive officers annually, with each LTIP cycle spanning a three-year period. As a result, we have three active LTIP cycles during each fiscal year.

LTIP targets:    The committee utilized peer and survey data presented by Pearl Meyer in October 2021 as a reference point for setting target award opportunities for our named executive officers in 2022. The committee approved an LTIP target opportunity of 700% of base salary for Dr. Singh to bring him closer to the 50th percentile for other Chief Executive Officer positions in the peer group.

PerkinElmer • 2023 Proxy Statement    39

As of the end of fiscal 2021, LTIP opportunities for the other named executive officers ranged from 125% to 275% of base salary, which fell from the 40th to approximately the 45th percentile of LTIP target opportunities for comparable positions in the peer group. In all cases, 2022 target opportunity values were set at levels the committee believed would compensate the executives for future achievement of our long-term financial goals and stock price appreciation in a manner commensurate with the executives’ duties and contributions

Based on its review of the Pearl Meyer analysis, internal equity, and the scope and impact of their roles, the committee approved 2022 LTIP target opportunities as a multiple of base salary for our named executive officers as follows:

Named Executive Officer	2022 LTIP Target
Prahlad R. Singh	700%
James M. Mock	350%
Joel S. Goldberg	300%
Tajinder S. Vohra	200%
Daniel R. Tereau	150%

The committee did not approve a 2022 LTIP target for Mr. Krakowiak as he had not yet been promoted to the role of Senior Vice President and Chief Financial Officer.

LTIP Grant Components:    The chart below summarizes the structure of our 2020, 2021 and 2022 LTIP grants, which were outstanding during fiscal year 2022.

Plan Component	Allocation	Vesting	Description

Stock Options	25%	Time-based	Vest 1/3rd annually on anniversary of grant date

Restricted Stock	25%	Time-based	Vest 100% on the third anniversary of grant date

PRSUs	50%	Performance-based	Vest at the end of the three-year LTIP cycle based on financial goal achievement

For the named executive officers participating in LTIP in 2022, approximately one-quarter of the long-term incentive opportunity was provided in the form of non-qualified stock options, approximately one-quarter in restricted stock, and approximately half in PRSUs. The committee believes this approach to long-term incentive compensation builds upon its pay-for-performance philosophy and provides a balanced focus on stock price appreciation and the achievement of financial metrics that are drivers of long-term shareholder value creation.

In structuring the LTIP program, the committee believes it is important to retain stock options as a significant element of the program to continue to capture the motivational benefits of rewarding executives for appreciation in our stock price over the course of multiple years. The restricted share element of LTIP also provides motivation and reward for stock price appreciation and supports retention through a three-year cliff vesting schedule. The PRSU portion of LTIP further aligns the long-term incentive program with important drivers of long-term shareholder value, as vesting is based on achievement of key financial performance goals during the three-year period.

LTIP Performance Metrics:    The committee has approved revenue and profitability performance metrics for the PRSU component of our LTIP that reflect our continued focus on long-term profitable growth. We believe sustained performance against revenue and profitability goals will create value for our shareholders over the long term. The revenue and profitability metrics approved for each LTIP are described in more detail, below. At the end of the three-year performance period, the Company must achieve aggressive financial goals previously approved by the committee, in order for PRSUs to vest. The committee assigns minimum, target and maximum goals for each performance

40    PerkinElmer • 2023 Proxy Statement

factor. If the minimum goal is not met, no PRSU share delivery will be made for that performance factor. Performance goals for the PRSU component of our LTIP are set based on our extended business projections and long-term strategic plans. Evaluation of achievement against goals, and any resulting PRSUs granted, is conducted at the end of the three-year performance period. Goal measurement may be adjusted for certain events including acquisitions, divestitures, currency fluctuations, and other non-recurring events as approved by the committee.

Our 2020 and 2021 LTIP programs did not have a relative TSR performance modifier, but based on investor feedback in 2021, the committee included a relative TSR performance modifier in the 2022 LTIP program design. At the time of establishing our 2022 LTIP, the committee approved a custom peer group of 34 companies against which our TSR would be evaluated at the end of the three-year LTIP performance period. This peer group includes more companies than the peer groups used for the evaluation of our overall executive compensation program because it is used to measure performance over a three-year period, and companies will be removed from the custom peer group if they are acquired during the three-year performance period. Our 2022 LTIP relative TSR peer group included all of our executive compensation peer group companies at the time, plus additional companies found within the Life Sciences Tools & Services and Healthcare Equipment & Supplies sectors.

2020 LTIP Performance:    In January 2020, the committee approved the 2020 LTIP. The committee approved performance targets for the PRSUs for the entire three-year performance period at grant. The PRSUs were to vest based on performance against three-year average total organic revenue growth (60% weighting) and adjusted operating margin expansion (40% weighting) goals. The committee determined these metrics and their associated weighting provided an appropriate balance between long-term top-line revenue growth and profitability. We do not disclose goals and targets for the LTIP program in the year of grant given that we do not provide long-term forecasts. As such, we disclose the LTIP goals and targets at the end of the applicable performance period.

Performance against the financial goals set for the PRSUs granted under the 2020 LTIP was evaluated at the end of fiscal year 2022. Three-year average organic revenue growth of 14% exceeded the maximum goal of 8% and resulted in performance achievement of 200%. Adjusted operating margin expansion of 905 basis points, or bps, exceeded the maximum goal of 300 bps, resulting in performance achievement of 200%. The achievement percentages were weighted in accordance with the original metric weightings approved by the committee and resulted in achievement of 200% against the financial goals. Three-year average organic revenue growth and three-year cumulative adjusted operating margin expansion were calculated on a constant currency basis and adjusted for divestitures as approved by the committee.

The committee determined that the PRSU vesting was aligned with financial performance during the three-year 2020 LTIP performance period and approved vesting of the 2020 LTIP PRSUs at the 200% performance level that was achieved. The vested PRSUs were converted to shares and transferred to the named executive officers in early 2023.

2020 LTIP: PRSU Goals and Achievement

		Goals (Achievement %)

Metric	Weighting	Minimum (50%)	Target (100%)	Maximum (200%)	Result	Achievement %
Organic Revenue Growth	60%	3.5%	5.5%	8%	14%	200%
Adjusted Gross Margin Expansion	40%	100 bps	200 bps	300 bps	905 bps	200%
				Overall Achievement:		200%

PerkinElmer • 2023 Proxy Statement    41

The achievement described above resulted in vesting of PRSUs under the 2020 LTIP as follows:

2020 LTIP: PRSU Vesting

Named Executive Officer	Number of PRSUs Granted	Achievement	Number of PRSUs Vested
Prahlad R. Singh	21,776	200%	43,552
James M. Mock	7,239	200%	0
Joel S. Goldberg	6,093	200%	12,186
Tajinder S. Vohra	3,309	200%	6,618
Daniel R. Tereau	3,083	200%	6,166

Mr. Mock did not receive vesting of PRSUs under the 2020 LTIP as he had departed the Company in September 2022.

Our 2021-2023 LTIP Structure

All of our open LTIP programs have the same plan components, weightings among stock options, restricted shares and PRSUs and vesting provisions as those shown above for our 2020 LTIP, with the exception of the performance measures applicable to the PRSUs.

Achievement against PRSU targets is based on performance measures established for each LTIP grant against a set of three-year financial goals. The financial measures and weightings for each open LTIP grant in 2023 are as follows:

LTIP Goals (2021-2023)

LTIP Grant Year	Measure (60% weighting)	Measure (40% weighting)	Relative TSR (modifier)

2021	Adjusted revenue	Adjusted earnings per share (EPS)

2022	Adjusted revenue	Adjusted earnings per share (EPS)	Achievement against a relative TSR goal will be applied as an upward or downward modifier

2023	Non-COVID organic growth	Adjusted operating margin expansion	Achievement against a relative TSR goal will be applied as an upward or downward modifier

The 2021 LTIP plan did not include a relative TSR goal applied as a modifier. Based on investor feedback, the committee approved inclusion of a relative TSR performance metric in the 2022 and 2023 LTIP design.

Specific goals and targets for each LTIP year will be disclosed at the end of the performance period as we do not provide long-term forecasts.

Benefits

In addition to base salary, and short- and long-term incentive awards, our executive officers also participate in certain employee benefit programs. These benefit programs are designed to be competitive with market practices and to attract and retain the executive talent we need.

42    PerkinElmer • 2023 Proxy Statement

Retirement and Deferred Compensation Programs

Qualified Officer Retirement Benefit

In January 2021, the committee approved a qualified officer retirement benefit whereby equity awards subject to three-year cliff vesting, which include restricted stock and PRSUs, would accelerate on a proportional basis upon a qualified retirement from the Company. This benefit took effect with grants made under the 2021 LTIP program and applies to grants made under the 2022 LTIP program.

Qualified 401(k) Plan and 401(k) Excess Benefit

All of our U.S. employees, including the named executive officers, are eligible to participate in our tax-qualified Section 401(k) plan which includes Company matching contributions.

During 2022, Mr. Goldberg was eligible to receive a 401(k) Excess benefit. It is designed to provide only the benefit that the executive would have accrued under our tax-qualified plan if the IRS Code limits had not applied. It does not further enhance those benefits. In December 2010, the committee amended our 401(k) Excess benefit to cease elective deferrals for plan years beginning January 1, 2011. As such, none of our other named executive officers were eligible to receive a 401(k) Excess benefit in 2022 as they joined PerkinElmer after elective deferrals ceased. The matching contributions for our 401(k) plan and contributions made under our 401(k) Excess benefit are included in the “All Other Compensation” column of the Summary Compensation Table and, in the case of the 401(k) Excess benefit, the Non-Qualified Deferred Compensation Plan Table (which also includes each eligible named executive officer’s account balance as of the end of fiscal year 2022).

Deferred Compensation Plan

In December 2010, due to low participation and high administrative costs, the committee amended our non-qualified deferred compensation plan to eliminate deferral elections from participants for plan years beginning January 1, 2011 or later. Prior to the amendment, a select group of highly compensated management employees was eligible to participate in the plan, including our named executive officers while employed by us and our directors who were serving on our board prior to the amendment. The 2008 Deferred Compensation Plan allowed participants to defer certain types of compensation and designate notional investments in a selection of mutual funds or PerkinElmer stock. Company contributions of 401(k) Excess benefits will continue to be made to this plan for eligible participants. The plan does not provide for above-market returns. Although the deferred compensation plan was amended in 2022 to permit participation by certain legacy employees of BioLegend, the deferred compensation plan remains closed for legacy employees of the Company, including all named executive officers and directors except those named executive officers and directors providing service to the Company prior to the December 2010 amendment. For more information about the Deferred Compensation Plan, please refer to “Non-Qualified Deferred Compensation Plan” following the 2022 Non-Qualified Deferred Compensation Plan Table, below.

Officer Programs

We provide a limited number of personal benefit programs to eligible officers which we believe are competitive with overall market practices and which the committee has determined are appropriate to offer to attract and retain key executives. The committee periodically reviews external market data to determine the types and value levels of programs we should provide. The committee also determines eligibility for officer programs.

All of our named executive officers are eligible for the Officer Matching Gift Program and the Executive Physical programs described below. Mr. Goldberg is eligible for the Executive Life and AD&D Insurance program, also described below.

•	Officer Matching Gift Program: The PerkinElmer Foundation will make matching gifts to qualified institutions of the officer’s choice up to an aggregate annual maximum of $50,000 per

PerkinElmer • 2023 Proxy Statement    43

year for the Chief Executive Officer and $25,000 per year for other eligible officers. The program is provided in order to encourage our executives to support community and other not-for-profit organizations.

•	Executive Physical: Eligible officers may receive a full annual executive physical paid by PerkinElmer. The physical is provided to encourage proactive management of health and well-being.

•

Executive Life and AD&D Insurance:    Eligible officers are covered by an executive life and accidental death and dismemberment insurance plan that pays a death benefit equal to four times the executive’s base salary. Officers eligible for executive life and AD&D coverage pay the associated tax on insurance premiums. The committee ceased eligibility for executive life and AD&D insurance to newly hired and promoted officers in fiscal 2010.

Employment Agreements and Severance/Change in Control Arrangements

All of our named executive officers have employment agreements. The committee believes these agreements benefit PerkinElmer by clarifying the terms of employment and ensuring that we are protected by non-compete, non-solicitation, and non-disclosure provisions. We also believe these agreements are necessary for us to attract and retain senior talent in a competitive market. Furthermore, the committee believes that change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key talent will leave the organization before a transaction closes. These departures could reduce the value of the organization to a buyer or to the shareholders if a transaction fails to close.

The arrangements provide severance benefits to our named executive officers in the event of an involuntary termination not for “cause”, or voluntary termination following a change in control where the executive has “good reason”, as these terms are defined in the agreements. The benefits under the agreements are generally larger if the termination is associated with a change in control.

Our employment agreements with our named executive officers also provide for acceleration of vesting in certain situations, such as upon, or following, a change in control of PerkinElmer.

For Mr. Goldberg, who was hired prior to certain changes approved by the committee that are described below, a tax gross-up is provided, if necessary, to make him whole for certain excise taxes imposed under the Internal Revenue Code. In addition, effective upon a change in control, 100% of Mr. Goldberg’s stock options, restricted shares and PRSUs would vest.

Following an evaluation of market practices, the committee determined on February 25, 2010 that future employment agreements issued to newly promoted or newly hired officers will provide 100% equity vesting upon termination following a change in control only if the officer’s employment is terminated within a specified period of time following the change in control. On July 30, 2010, the committee also determined that future employment agreements entered into with newly promoted or newly hired officers will not include a tax gross-up for excise taxes imposed under the Internal Revenue Code. Consistent with these decisions, the employment agreements issued to Dr. Singh and Messrs. Krakowiak, Vohra and Tereau do not include a tax gross-up for excise taxes imposed under the Internal Revenue Code, and their equity will vest following a change in control only for a qualifying termination of employment within a specified period of time following the change in control.

The committee periodically reviews the benefits provided under the agreements to ensure they serve PerkinElmer’s interests in retaining key executives, are consistent with market practice, and are reasonable. Details of each named executive officer’s agreement, and the estimated payments that each named executive officer would receive under different termination circumstances, are set forth below in “Potential Payments upon Termination or Change in Control”.

44    PerkinElmer • 2023 Proxy Statement

Additional Compensation Policies

Stock Ownership Guidelines

The committee has determined that in order to further align management and shareholder interests, executive stock ownership should be significant relative to each executive officer’s base salary. Executives are expected to attain these ownership levels within five years after their election or appointment. Ownership level determination includes stock acquired through the open market, through the exercise of stock options after which the shares are held, shares granted under restricted stock grants and effective as of July 2021, shares held by immediate family members, including through family trusts. Shares held in our 401(k) and our deferred compensation plans are also counted. The committee also determined at its July 2021 meeting that the intrinsic value of vested, in-the-money outstanding stock options would be excluded from ownership level determinations going forward.

Our stock ownership guidelines are expressed as the fair market value of the shares held as a multiple of annual base salary. The stock ownership guidelines for our executive officers (including our named executive officers) are as follows:

Officer Position	Stock Ownership Guidelines
Chief Executive Officer	5 times annual base salary
Executive and Senior Vice President	2 times annual base salary
Vice President	1 times annual base salary

As of February 16, 2023, all of our named executive officers were in compliance with the stock ownership guidelines.

Securities Trading Policy

All trading in PerkinElmer securities by our named executive officers must be conducted under pre-established 10b5-1 trading plans. These 10b5-1 plans are subject to Company approval, can be entered into or amended only during open trading windows, impose a waiting period between adoption of a plan and initiation of trades, and have a maximum duration of one year. All trading in our securities by our directors requires pre-clearance from the office of our general counsel. Our Securities Trading Policy prohibits all employees, including our named executive officers, from engaging in “short” sales of our stock (unless the sale is part of a permitted “cashless” exercise of stock options) and from trading in any form of derivative security or instrument linked to our stock. The policy also prohibits pledging of PerkinElmer stock by our officers.

Clawback Policies

Our executive officer Global ICP includes a recoupment provision applicable to all plan awards paid to executive officers for performance periods beginning on or after December 30, 2013. In the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under United States federal securities laws, the committee will have the right to recover all or a portion of the excess paid to the executive officer over the award payment that would have been paid to the executive officer under the accounting restatement. The recoupment provision applies to awards paid to current and former executive officers within the three-year period preceding the date on which we file an accounting restatement with the Securities and Exchange Commission. The committee, in its sole discretion, will make the determination whether to recover all or a portion of any excess award payment.

Officers, including our named executive officers, who are granted stock options under the LTIP, sign a Prohibited Activity Agreement. This agreement requires the officer to repay gains on stock options exercised within the last year of employment if the officer solicits, recruits or induces an employee or consultant of PerkinElmer to end their employment with us, or engages directly or indirectly with a competing business (as defined in the agreement) within two years after the officer’s termination date.

PerkinElmer • 2023 Proxy Statement    45

Equity Award Granting Practices

The following practices apply to all of our equity awards, including grants made under our LTIP. Our 2009 Incentive Plan was approved by shareholders at our 2009 annual meeting of shareholders and reapproved by shareholders at our 2014 annual meeting of shareholders. Our 2019 Incentive Plan was approved by shareholders at our 2019 annual meeting of shareholders. Our 2009 Incentive Plan was the sole plan under which we granted equity awards from the date of its approval by shareholders until the approval of our 2019 Incentive Plan. The 2019 Incentive Plan has been the sole plan under which we grant equity awards since the date of its approval by shareholders.

These incentive plans provide for grants of stock options, restricted stock, stock appreciation rights, other stock unit awards, performance units, and cash performance awards. The plans give the committee the latitude to design cash and stock-based incentive programs that promote high performance and the achievement of corporate goals. Employees, including our named executive officers and non-employee directors, are eligible to receive awards under these plans.

The committee evaluates annual equity grants to officers, including the named executive officers, at the first committee meeting of each year. The approved grants become effective and the option exercise price is set on the first day of the open trading window following the release of full-year earnings, which is the date of grant. Therefore, the annual grant takes place after the release of material information regarding our annual financial performance.

Equity grants to new hires are generally granted on the 15th day of the month following the employee’s date of hire. We primarily grant RSUs to employees below the officer level who receive equity awards. Stock options are awarded to a limited number of employees below the officer level.

The stock option exercise price is set at the average of the high and low prices on the date of grant. We believe this practice results in a grant price which more fairly represents the stock price over the course of the date of grant than the closing price on the date of grant, which could be arbitrarily high or low.

Our board administers all equity grants within the authority established within PerkinElmer’s shareholder-approved incentive plans and, as permitted under the plan, delegates authority to administer the plans to the committee. The committee establishes the terms and conditions of each award, including vesting and performance criteria, and the time period applicable to the award. The committee may delegate approval to grant equity awards to non-officers to our stock award grant committee of which Dr. Singh is the sole member. The stock award grant committee does not have the authority to issue equity grants to officers.

At the end of fiscal year 2022, we had 5.5 million shares reserved for future equity grants. We had 1.5 million outstanding options and unvested shares, which represent 1.2% of our common shares outstanding. Our total dilution including shares reserved for future grants and outstanding options and unvested shares was 5.6%. In 2022, we granted 0.3 million shares (including shares granted under options and stock grants) or 0.25% of our common shares outstanding. The committee annually reviews the potential dilutive effect of equity award programs from both a share and economic perspective as compared to industry peers. For fiscal year 2021, share dilution for our peer companies was 5.8% at the 25th percentile, 9.6% at median, and 12.2% at the 75th percentile (shares outstanding plus shares available for future grant, based on information from our annual report on Form 10-K for the fiscal year ended January 1, 2023).

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Compensation Committee Report

The compensation and benefits committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation and benefits committee of the board of directors:

Peter Barrett, PhD, Chair

Sylvie Grégoire, PharmD

Frank Witney, PhD

Pascale Witz

PerkinElmer • 2023 Proxy Statement    47

Summary Compensation Table

The following table sets forth information concerning the annual and long-term compensation for services to PerkinElmer for the 2022 fiscal year of (1) individuals who held the role of Chief Executive Officer during 2022, (2) individuals who held the role of Chief Financial Officer during 2022, (3) the other three most highly compensated executive officers for 2022 who were serving as executive officers as of January 1, 2023 and (4) James M. Mock, who would have been among our other three most highly compensated executive officers for 2022, but for the fact that he was not employed by us as of January 1, 2023.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)(5)	Option Awards ($)(3)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
Prahlad R. Singh Chief Executive Officer	2022	$1,050,000	—	$5,512,467	$1,836,460	$2,152,763	$25,309	$10,576,998
	2021	$1,002,885	—	$4,134,370	$1,378,134	$3,117,188	$28,429	$9,661,006
	2020	$900,000	—	$3,117,126	$1,038,694	$3,947,899	$14,250	$9,017,969

Maxwell Krakowiak Senior Vice President and Chief Financial Officer	2022	$365,124	$50,000	$324,899	$324,955	$383,210	$16,250	$1,464,439

James M. Mock Former Senior Vice President and Chief Financial Officer	2022	$397,596	—	$1,509,338	$502,860	$—	$49,830	$2,459,624
	2021	$561,676	—	$1,165,316	$388,440	$1,006,406	$34,644	$3,156,482
	2020	$569,602	—	$1,036,274	$345,293	$2,137,338	$16,098	$4,104,605

Joel S. Goldberg Senior Vice President, Administration, General Counsel and Secretary	2022	$538,115	—	$1,214,971	$404,768	$703,688	$44,015	$2,905,558
	2021	$528,656	—	$999,402	$333,133	$949,406	$48,033	$2,858,630
	2020	$532,713	—	$872,239	$290,629	$1,867,427	$40,915	$3,603,923

Tajinder S. Vohra Senior Vice President Global Operations	2022	$451,923	—	$689,905	$229,892	$452,695	$22,623	$1,847,038
	2021	$424,723	—	$564,312	$188,127	$612,750	$20,541	$1,810,453
	2020	$426,185	—	$473,715	$157,856	$959,910	$11,550	$2,029,216

Daniel R. Tereau Senior Vice President, Strategy and Business Development	2022	$483,654	—	$545,557	$181,773	$465,164	$19,155	$1,695,302
	2021	$477,512	—	$450,028	$149,999	$684,000	$20,208	$1,781,747
	2020	$485,192	—	$441,364	$147,050	$950,861	$20,480	$2,044,947

NOTES

(1)

This column represents base salary amounts earned in fiscal years 2020, 2021 and 2022, respectively. Base salary earnings for Mr. Krakowiak in 2022 reflect base salary amounts from his previous role of Vice President of Corporate Finance and prorated base salary amounts to reflect his promotion in September 2022. Base salary earnings for Messrs. Mock, Goldberg, Vohra and Tereau are lower in 2021 than in 2020 due to an additional fiscal year payroll which fell in 2020 (in which there were 27 pay periods rather than 26). The amounts reported for 2020 for Dr. Singh and Messrs. Mock, Goldberg and Vohra include base salary amounts of $149,384, $91,966, $85,339 and $46,444, respectively, that each such executive officer elected to forego in exchange for one-time RSU grants as part of their participation in a voluntary stock for salary program as part of our efforts to conserve cash in light of COVID-19.

(2)	In 2022, Mr. Krakowiak received a reward and recognition bonus while in his previous role of Vice President of Corporate Finance.

(3)

Ignoring the impact of the forfeiture rate, these amounts represent the aggregate grant date fair value of awards of options, shares and performance restricted stock units granted to each named executive officer in the applicable fiscal year. For a more detailed description of the assumptions

48    PerkinElmer • 2023 Proxy Statement

used for purposes of determining grant date fair value, see Note 17 to the consolidated financial statements in our annual report on Form 10-K for the fiscal year ended January 1, 2023.

(4)

The values shown in this column for 2022 Dr. Singh and Messrs. Mock, Goldberg, Vohra and Tereau reflect the aggregate grant date fair value of restricted shares and PRSUs granted in 2022. On January 27, 2022, the committee approved grants of restricted shares and PRSUs under the 2022 LTIP to Dr. Singh and Messrs. Mock, Goldberg, Vohra and Tereau. The restricted shares granted to Dr. Singh and Messrs. Goldberg, Vohra and Tereau under the 2022 LTIP are scheduled to vest 100% on February 4, 2025 and the restricted shares granted to Mr. Mock will not vest due to his prior departure. The PRSUs granted to Dr. Singh and Messrs. Goldberg, Vohra and Tereau in 2022 will vest based on the achievement of financial performance metrics approved by the committee following the end of the three-year performance period. A description of these awards is provided above in the “Compensation Discussion and Analysis”. Please refer to the “Compensation Discussion and Analysis” above for a full description of long-term awards. The values shown in the column for 2022 for Mr. Krakowiak reflect the aggregate grant date fair value of restricted stock units granted to him on March 3, 2022 and September 15, 2022. The restricted stock units granted on March 3, 2022 vest one-third annually, with the first vesting having occurred on February 15, 2023 and the remaining restricted stock units scheduled to vest on February 15, 2024, and February 15, 2025. The restricted stock units granted on September 15, 2022 are scheduled to vest in full on September 15, 2025. A de minimis amount was included in this column for Mr. Goldberg for 2020 to reflect grant date fair value in excess of deferred salary for RSU grants made under the stock for salary program.

(5)

Dr. Singh and Messrs. Mock, Goldberg, Vohra and Tereau received long-term awards in 2022. The awards to Dr. Singh and Messrs. Mock, Goldberg, Vohra and Tereau were approved by the committee on January 27, 2022. All of the 2022 awards are disclosed in the 2022 Grants of Plan-Based Awards table in this proxy statement. Outstanding stock option, restricted stock and PRSU awards are also disclosed in the 2022 Outstanding Equity Awards at Fiscal Year-End table in this proxy statement.

Please refer to the “Compensation Discussion and Analysis” above for a full description of long-term awards.

(6)

The amounts reported in this column reflect short-term incentive bonus payments under our 2022 Global ICP short-term incentive plan. For fiscal year 2022, the amount reported for Mr. Krakowiak includes the amount he received for 2H 2022 under the 2022 GICP and an additional $73,145 which is the incentive award amount he received for 1H 2022 prior to his promotion to Senior Vice President and Chief Financial Officer. For fiscal year 2020 the amounts reported in this column also include performance cash unit payments under our LTIP program. Performance cash units under our LTIP program were discontinued beginning with the 2019 LTIP program.

(7)

The 2022 amount reported in this column for Mr. Goldberg includes our 401(k) Excess contribution to our deferred compensation plan of $11,663. The 2022 amounts reported in this column for Dr. Singh and Messrs. Krakowiak, Goldberg, Vohra and Tereau include our contributions to the qualified 401(k) plan of $15,250 and $15,067 for Mr. Mock. The 2022 amount reported in this column for Mr. Mock includes our company matching of charitable donations of $30,896. Also included in this column for each eligible officer are the premiums we paid for executive life insurance, the fee paid by us for the officer’s annual executive physical, the incremental cost of any personal use of tickets to sporting events, and company matching of charitable donations under $25,000.

Reporting of LTIP awards in the Summary Compensation Table

The equity-based forms of our LTIP (stock options, restricted shares, and PRSUs) are reported in the Summary Compensation Table at their grant date fair value in the year of grant. In our Summary Compensation Table for fiscal 2022, above, we are reporting approximately the full target grant value under the 2022 LTIP (the grant date value of stock options, restricted shares and PRSUs) granted to each of our named executive officers in fiscal 2022.

PerkinElmer • 2023 Proxy Statement    49

2022 Grants of Plan-Based Awards

Name	Type (1)	Grant Date (2)	Date of Compensation Committee Approval		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Date of Option Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
					Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Prahlad R. Singh	PRSU	2/4/2022	1/27/2022	(3)				10,044	20,087	40,174					$3,674,917
	RS-T	2/4/2022	1/27/2022	(4)							10,044				$1,837,550
	OPT	2/4/2022	1/27/2022	(5)								35,684	$184.61	$182.95	$1,836,460
	GICP	N/A		(6)	$656,250	$1,312,500	$2,625,000
Maxwell Krakowiak	RSU	9/15/2022	8/16/2022	(7)							1903				$249,978
	OPT	9/15/2022	8/16/2022	(7)								5901	$134.23	$134.66	$249,986
	RSU	3/4/2022	NA	(8)							426				$74,921
	OPT	3/4/2022	NA	(8)								1,547	$175.39	$168.88	$74,970
	GICP	N/A		(6)	$117,594	$235,189	$470,377
James M. Mock	PRSU	2/4/2022	1/27/2022	(3)				2,750	5,500	11,000					$1,006,225
	RS-T	2/4/2022	1/27/2022	(4)							2,750				$503,113
	OPT	2/4/2022	1/27/2022	(5)								9,771	$184.61	$182.95	$502,860
	GICP	N/A		(6)	$215,625	$431,250	$862,500
Joel S. Goldberg	PRSU	2/4/2022	1/27/2022	(3)				2,214	4,427	8,854					$809,920
	RS-T	2/4/2022	1/27/2022	(4)							2,214				$405,051
	OPT	2/4/2022	1/27/2022	(5)								7,865	$184.61	$182.95	$404,768
	GICP	N/A		(6)	$202,500	$405,000	$810,000
Tajinder S. Vohra	PRSU	2/4/2022	1/27/2022	(3)				1,257	2,514	5,028					$459,936
	RS-T	2/4/2022	1/27/2022	(4)							1,257				$229,968
	OPT	2/4/2022	1/27/2022	(5)								4,467	$184.61	$182.95	$229,892
	GICP	N/A		(6)	$138,000	$276,000	$552,000
Daniel R. Tereau	PRSU	2/4/2022	1/27/2022	(3)				994	1,988	3,976					$363,705
	RS-T	2/4/2022	1/27/2022	(4)							994				$181,852
	OPT	2/4/2022	1/27/2022	(5)								3,532	$184.61	$182.95	$181,773
	GICP	N/A		(6)	$145,500	$291,000	$582,000

NOTES

(1)	The awards shown in this table were granted under our 2019 Incentive Plan unless otherwise indicated below. The types of awards are as follows:

PRSU = Performance restricted stock units with performance-based vesting

RSU = Restricted stock units with time-based vesting

RS-T = Restricted stock with time-based vesting

OPT = Stock options with time-based vesting

GICP = Global ICP (short-term incentive bonus)

(2)

On January 27, 2022, the compensation and benefits committee reviewed stock option, restricted stock and PRSU grants for Dr. Singh and Messrs. Mock, Goldberg, Vohra and Tereau, and approved them with an effective grant date of the third business day following the release of our 2021 full-year earnings, which was February 4, 2022. Therefore, the date of grant was after the release of material information regarding our 2021 financial performance. On August 16, 2022 the compensation and benefits committee reviewed stock option and restricted stock unit grants for Mr. Krakowiak in connection with his promotion and approved them with an effective grant date of September 15, 2022.

(3)

Eligible named executive officers received a grant of PRSUs in 2022 under our LTIP. These awards have a three-year performance period. The number of PRSUs to be granted to an LTIP participant is determined by dividing the award value associated with the PRSUs by the closing stock price on the date of grant. Please refer to the “Compensation Discussion and Analysis” for a description of the PRSU program, eligibility and payment criteria. The amounts shown under “Threshold” represent estimated payment of 50% of the PRSUs granted, our estimate of the minimum amount payable if the threshold performance level is met for all performance measures. The amounts shown under “Target” represent estimated payment of 100% of the PRSUs granted. The amounts shown under “Maximum” represent estimated payment of 200% of the PRSUs granted, our

50    PerkinElmer • 2023 Proxy Statement

estimate of the maximum amount payable. For all listed officers, the stock price used for calculation of the grant date fair value of the PRSUs was $182.95, which was the closing stock price on the date the awards were granted.

(4)

Eligible named executive officers received a grant of restricted shares under our LTIP which vests 100% three years following the date of grant. The number of shares of restricted stock to be granted to an LTIP participant is determined by dividing the award value associated with restricted stock by the closing stock price on the date of grant. A description of the restricted stock portion of our LTIP is provided in the “Compensation Discussion and Analysis.”

(5)

Eligible named executive officers received a grant of stock options under our LTIP in 2022. Options were issued with an exercise price equal to the fair market value on the date of grant. The stock option exercise price is set at the average of the high and low price on the date of grant. The number of option shares to be granted to an LTIP participant is determined by dividing the award value associated with stock options by the Black-Scholes value of the option. The options granted under our 2022 LTIP vest in three equal annual installments and may be exercised for seven years from the date of grant. Please refer to the “Compensation Discussion and Analysis” section of this proxy statement for a description of 2022 stock option grants and our equity practices.

(6)

Dr. Singh and Messrs. Krakowiak, Mock, Goldberg, Vohra and Tereau participated in our Global ICP bonus program in 2022. On January 27, 2022, the compensation and benefits committee approved Global ICP financial goals for our 2022 fiscal year. The amounts shown under “Threshold” represent payment of 50% of the target ICP for the fiscal year performance period, our estimate of the minimum amount payable, assuming threshold level performance is achieved for all performance measures. The amounts shown under “Target” represent estimated payment of 100% of the target bonus for the performance period. The amounts shown under “Maximum” represent estimated payment of 200% of the target bonus for the performance period, our estimate of the maximum amount payable. The actual Global ICP payments for the 2022 performance period have been made. The total 2022 ICP payment to each named executive officer and a description of the Global ICP is provided in the “Compensation Discussion and Analysis” section of this proxy statement and is reflected in the Summary Compensation Table.

(7)

On August 16, 2022, the compensation and benefits committee approved equity grants for Mr. Krakowiak in connection with his promotion composed of stock options and restricted stock units with a grant date of September 15, 2023. The options were issued with an exercise price equal to the fair market value on the date of grant, which the committee determined to be the average of the high and low price on the date of grant. The options vest in three equal annual installments and may be exercised for seven years from the date of grant. The restricted stock units in the grant vest on the third anniversary of the date of grant. The stock price used for calculation of the grant date fair value of the RSUs was $131.36, which is the Black-Scholes value based on the closing stock price on the date the RSUs were granted.

PerkinElmer • 2023 Proxy Statement    51

Outstanding Equity Awards at 2022 Fiscal Year-End

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (15)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (15)
Prahlad R. Singh	0	(1)	35,684	$184.605	2/4/2029
	13,156	(1)	26,314	$144.330	2/5/2028
	31,720	(1)	15,860	$96.060	1/30/2027
	25,525	(1)	0	$92.090	2/5/2026
	18,365	(1)	0	$81.290	1/30/2025
	15,443	(1)	0	$52.650	2/7/2024
	15,559	(2)	0	$52.650	2/7/2024
						10,044	(4)	$1,408,370	20,087	(12)	$2,816,599
						9,502	(5)	$1,332,370	19,005	(13)	$2,664,881
						10,888	(6)	$1,526,715	21,776	(14)	$3,053,431
Maxwell Krakowiak	0	(1)	5,901	$134.230	9/15/2029
	0	(1)	1,547	$175.390	3/4/2029
	0	(3)	5,000	$183.350	8/16/2028
	398	(1)	798	$123.430	3/5/2028
						1,903	(7)	$266,839
						426	(8)	$59,734
						198	(9)	$27,764
						60	(10)	$8,413
						286	(11)	$40,103
Joel S. Goldberg	0	(1)	7,865	$184.605	2/4/2029
	3,180	(1)	6,361	$144.330	2/5/2028
	8,875	(1)	4,438	$96.060	1/30/2027
	12,717	(1)	0	$92.090	2/5/2026
	15,170	(1)	0	$81.290	1/30/2025
	22,613	(1)	0	$52.650	2/7/2024
						2,214	(4)	$310,447	4,427	(12)	$620,754
						2,297	(5)	$322,085	4,594	(13)	$644,171
						3,047	(6)	$427,250	6,093	(14)	$854,360
Tajinder S. Vohra	0	(1)	4,467	$184.605	2/4/2029
	1,796	(1)	3,592	$144.330	2/5/2028
	4,820	(1)	2,411	$96.060	1/30/2027
	5,756	(1)	0	$92.090	2/5/2026
	5,492	(1)	0	$81.290	1/30/2025
	7,918	(1)	0	$54.565	2/28/2024
						1,257	(4)	$176,257	2,514	(12)	$352,513
						1,297	(5)	$181,865	2,594	(13)	$363,731
						1,655	(6)	$232,064	3,309	(14)	$463,988
Daniel R. Tereau	0	(1)	3,532	$184.605	2/4/2029
	1,432	(1)	2,864	$144.330	2/5/2028
	4,490	(1)	2,246	$96.060	1/30/2027
	5,148	(1)	0	$92.090	2/5/2026
	3,750	(1)	0	$52.650	2/7/2024
						994	(4)	$139,379	1,988	(12)	$278,757
						1,034	(5)	$144,987	2,069	(13)	$290,115
						1,542	(6)	$216,219	3,083	(14)	$432,298
James M. Mock (16)	—		—			—			—

NOTES

(1)	Vests at a rate of one-third annually on the anniversary of the date of grant over the first three years of the seven-year option term.

(2)	Vests 100% on the third anniversary of the date of grant and has a seven-year option term. The date of grant was February 7, 2017.

(3)	Vests 100% on the second anniversary of the date of grant and has a seven-year option term. The date of grant was August 16, 2021.

52    PerkinElmer • 2023 Proxy Statement

(4)	Time-based restricted stock grant that vests 100% on the third anniversary of the date of grant. The date of grant was February 4, 2022.

(5)	Time-based restricted stock grant that vests 100% on the third anniversary of the date of grant. The date of grant was February 5, 2021.

(6)	Time-based restricted stock grant that vests 100% on the third anniversary of the date of grant. The date of grant was January 30, 2020.

(7)	Time-based restricted stock units that vest 100% on the third anniversary of the date of grant. The date of grant was September 15, 2022.

(8)	Time-based restricted stock units that vest in equal installments on February 15th through February 15, 2025. The date of grant was March 4, 2022.

(9)	Time-based restricted stock units that vest in equal installments on February 15th through February 15, 2024. The date of grant was March 5, 2021.

(10)	Time-based restricted stock units that are scheduled to vest on March 16, 2023.

(11)	Time-based restricted stock units that vest at a rate of one-third annually on February 15th. The date of grant was March 6, 2020 and subsequently vested on February 15, 2023.

(12)

PRSU grant that vests on the third anniversary of the date of grant based on the achievement of performance goals. The date of grant was February 4, 2022. In accordance with the Securities and Exchange Commission’s regulations, the number of shares and payout value for these performance restricted stock units reflect the target payout for this grant since the Company’s performance over the three-year performance period cannot be determined at this time.

(13)

PRSU grant that vests on the third anniversary of the date of grant based on the achievement of performance goals. The date of grant was February 5, 2021. In accordance with the Securities and Exchange Commission’s regulations, the number of shares and payout value for these performance restricted stock units reflect the target payout for this grant since the Company’s performance over the three-year performance period cannot be determined at this time.

(14)

PRSU grant that vests on the third anniversary of the date of grant based on the achievement of performance goals. The date of grant was January 30, 2020. In accordance with the Securities and Exchange Commission’s regulations, the number of shares and payout value for these performance restricted stock units reflect the target payout for this grant since the Company’s performance over the three-year performance period cannot be determined at this time.

(15)

This column provides the value of unvested restricted shares and restricted stock units based on the closing price of our stock on December 30, 2022 (the last business day of our fiscal year 2022), which was $140.22.

(16)	Mr. Mock had no outstanding equity awards at the end of fiscal year 2022.

PerkinElmer • 2023 Proxy Statement    53

Option Exercises and Stock Vested in Fiscal Year 2022

	Option Awards		Stock Awards (1)

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Prahlad R. Singh	14,187	$1,298,742	30,630	$5,603,759
Maxwell Krakowiak	0	$0	730	$131,490
James M. Mock	41,180	$1,985,931	16,318	$2,985,378
Joel S. Goldberg	35,907	$3,485,036	15,260	$2,791,817
Tajinder S. Vohra	6,650	$605,257	6,907	$1,263,636
Daniel R. Tereau	12,396	$1,357,738	6,178	$1,130,265

NOTES

(1)

Reflects restricted shares and restricted stock units which vested in fiscal year 2022. On February 7, 2022, restricted stock granted to Dr. Singh and Messrs. Goldberg, Mock, Vohra and Tereau on February 5, 2019 under the 2019 LTIP vested. The shares vested 100% three years following the date of grant in the following amounts: Dr. Singh: 6,126; Mr. Mock: 3,264; Mr. Goldberg: 3,052; Mr. Vohra: 1,381 and Mr. Tereau: 1,236. On February 7, 2022, performance-based restricted stock units granted to Dr. Singh and Messrs. Goldberg, Mock, Vohra and Tereau on February 5, 2019 under the 2019 LTIP vested. The shares vested 100% three years following the date of grant in the following amounts: Dr. Singh: 24,504; Mr. Mock: 13,054; Mr. Goldberg: 12,208; Mr. Vohra: 5,526; and Mr. Tereau: 4,942. On February 15, 2022, 286 restricted stock units granted to Mr. Krakowiak on March 1, 2019 vested. On February 15, 2022, 286 restricted stock units granted to Mr. Krakowiak on March 6, 2020 vested. On February 15, 2022, 98 restricted stock units granted to Mr. Krakowiak on March 5, 2021 vested. These shares vested in equal thirds over three years on the 15th of February. On March 16, 2022 60 restricted stock units granted to Mr. Krakowiak on March 16, 2020 vested. These shares vested in equal thirds over three years on the anniversary of the grant date.

(2)	Based on the fair market value of the shares acquired, determined on the date of exercise, less the aggregate option exercise price.

(3)	Based on the fair market value of the shares on the date of vesting.

54    PerkinElmer • 2023 Proxy Statement

2022 Non-Qualified Deferred Compensation

The following table presents 2022 Non-Qualified Deferred Compensation Plan contribution, withdrawal, and balance information for our named executive officers:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Joel S. Goldberg	—	$11,663	$(64,125)	—	$196,498

NOTES

(1)

The deferred compensation plan no longer allows participant deferral elections. None of our named executive officers made contributions to the plan in 2022. Dr. Singh and Messrs. Krakowiak, Mock, Vohra and Tereau do not have account balances in this plan.

(2)

The amounts in this column represent 401(k) Excess contributions under our deferred compensation plan. These amounts are also reported under “All Other Compensation” in the Summary Compensation Table of this proxy statement.

(3)

The amounts in this column include the amounts reported under “Registrant Contributions in Last Fiscal Year”, which are also reported under “All Other Compensation” in the Summary Compensation Table of this proxy statement. Amounts in this column do not include above-market or preferential earnings.

Non-Qualified Deferred Compensation Plan

PerkinElmer established the PerkinElmer, Inc. Deferred Compensation Plan, amended and restated in 2008, to provide our non-employee directors and a select group of management and highly compensated employees, including named executive officers, the opportunity to defer receipt of certain compensation in order to build savings. This plan is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, and as such, is subject to the claims of general creditors in the event of PerkinElmer’s insolvency.

In December 2010, due to low participation and high administrative costs, the committee amended the plan to cease participant deferral elections for plan years beginning January 1, 2011 or later. The plan remains active for the administration and management of prior deferrals and current account balances, and in 2022 was also amended to provide for the merger of the BioLegend deferred compensation plan into the plan and include participation for legacy BioLegend employees. Company contributions of 401(k) Excess benefits will continue to be made to this plan for eligible participants. More information about 401(k) Excess benefits is provided under “Benefits—Qualified 401(k) Plan and 401(k) Excess Benefit” in the Compensation Discussion and Analysis section of this proxy statement.

Prior to the cessation of deferral elections, non-employee directors could elect to defer up to 100% of their cash retainer and up to 100% of their annual stock grant. Until April 1, 2008 when the provision was eliminated, eligible participants could also defer up to 100% of restricted stock grants.

An account is maintained for each participant reflecting deferrals, any 401(k) Excess company contributions, and increases or decreases in account value based on investment performance. The plan offers a selection of notional fund investments similar to those available under the PerkinElmer, Inc. 401(k) Savings Plan, including PerkinElmer common stock. The participant directs the investment of their cash deferrals. Deferrals of PerkinElmer stock awards and any cash deferrals invested in PerkinElmer stock must remain in the form of PerkinElmer stock while in the plan. Participants may change their mutual fund investment options or transfer cash deferrals among the mutual funds at any time. Any earnings in this plan are market-based, and earnings are not guaranteed. Interest rates and earnings depend on investment choices directed by the participant.

Eligible participants have made deferral elections, distribution elections, and any changes to distribution elections in accordance with limitations set forth in the plan and tax rules applicable to

PerkinElmer • 2023 Proxy Statement    55

non-qualified deferred compensation. Distributions are made in a lump sum at retirement unless the participant chooses one of the following distribution elections: (a) lump sum in a future year at least one year later than the year of deferral, (b) a specified number of annual installments to begin at least one year later than the year of deferral, or (c) a specified number of annual installments to begin at retirement. The participant may also elect to receive a lump sum distribution in the event of a change in control, as described in the plan. Participants who terminate employment for reasons other than retirement receive a lump sum distribution after termination. While elections to receive distributions following a change in control and termination are allowed by the plan, these distributions do not represent accelerated vesting or change the form or amount of benefit, therefore these distributions are not reflected in the “Potential Payments upon Termination or Change in Control” tables presented in this proxy statement. In the case of severe and unforeseen financial emergency, and subject to approval by our compensation and benefits committee of the board of directors, the participant may make an emergency withdrawal limited to the amount necessary to meet the emergency need.

In December 2008, the Plan was amended to bring it into documentary compliance with Section 409A. The Plan has operated in compliance with Section 409A since January 1, 2009.

Potential Payments upon Termination or Change in Control

Under the employment agreements and equity award agreements we have with our named executive officers, each is entitled to certain compensation in the event of a change in control of PerkinElmer or the termination of their employment. Different terms apply if the termination occurs after a change in control of PerkinElmer (as defined in the agreements and described briefly below). The tables that follow reflect the amount of compensation due to our named executive officers in these different situations. The amounts shown assume that such termination or change in control event was effective as of January 1, 2023 and are only estimates of the amounts payable. The actual amounts to be paid out in any of the situations listed below can only be determined at the time of such executive’s separation from PerkinElmer.

Mr. Mock’s employment with us terminated on September 5, 2022. Mr. Mock did not receive any payments or benefits in connection with his departure.

Change in Control

Dr. Singh and Messrs. Krakowiak, Goldberg, Vohra and Tereau are entitled to certain compensation if there is a change in control of PerkinElmer. “Change in control” as defined in the agreements includes in general terms:

•

a merger, consolidation or reorganization or sale of substantially all of the assets of PerkinElmer, unless immediately after the transaction (a) all of the shareholders before the transaction hold at least 50% of the shares and combined voting power of the resulting entity and (b) no person or entity owns 20% or more of the outstanding shares entitled to vote of the new entity (except to the extent such ownership existed before the transaction);

•

an acquisition of shares of our common stock that results in a person or entity owning 20% or more of our outstanding common stock or combined voting power (excluding acquisitions by us and other limited exceptions);

•	the election of a majority of directors not nominated or elected by our board; and

•	the approval of our stockholders of a complete liquidation or dissolution of PerkinElmer.

The employment and award agreements of Dr. Singh and Messrs. Krakowiak, Goldberg, Vohra and Tereau provide for the following in the event of a change in control of PerkinElmer:

•	continued employment of the executive in a management position for three years from the date of the change in control without (with limited exceptions) decreasing the executive’s

56    PerkinElmer • 2023 Proxy Statement

salary and benefits for that period, and the agreement of the executive not to resign, except for good reason (as defined in their agreement), during the year following the change in control; and

•

extension of the exercise period for all vested option awards until the later of (a) the third anniversary of the change in control or (b) the one-year anniversary of the termination of their employment (but not in any event beyond the original term of the option).

Mr. Goldberg’s employment agreement, which was executed before we changed our practice in 2010, also provides for the full vesting of all outstanding restricted stock, option awards, or similar equity awards in the event of a change in control.

Following an evaluation of market practices, the committee determined on February 25, 2010 that future employment agreements issued to newly promoted or newly hired officers will provide 100% equity vesting in association with a change in control only if the officer’s employment is terminated within a specified period of time following the change in control. Consistent with this decision, the employment agreements entered into between PerkinElmer and Dr. Singh and Messrs. Krakowiak, Vohra and Tereau provide 100% equity vesting only if their employment is terminated within a specified period of time following a change in control.

Termination after a Change in Control

If the executive’s employment is terminated within 36 months after a change in control other than for cause (as defined in the agreement), or by the executive for good reason (as defined in the agreement), the executive is entitled to receive:

•	A lump sum payment on the date of termination equal to the sum of:

•	the executive’s unpaid base salary through the date of termination;

•	a pro rata portion of their prior year’s bonus; and

•

the executive’s full salary (as the term is described in their agreement, meaning generally the base salary plus previous year’s bonus) multiplied by three for Dr. Singh, and multiplied by two for Messrs. Krakowiak, Goldberg, Vohra and Tereau. Payments will be made in accordance with tax rules applicable to non-qualified deferred compensation as described in the agreements.

•

Continued participation in all employee benefit plans and arrangements for 24 months for Mr. Goldberg following the termination of employment on the same terms as in effect immediately prior to the termination of employment. Dr. Singh is entitled to receive a lump sum payment equivalent to 24 months of Company-paid premiums for certain health and welfare plans. Messrs. Krakowiak, Vohra and Tereau are entitled to receive 12 months of Company-paid premiums for certain health and welfare plans.

All payments listed above are determined without adjustments for excise tax that may be due under Section 280G of the Internal Revenue Code, which we refer to as Section 280G. Under his employment agreement, which was executed before we changed our practice in 2010, Mr. Goldberg is eligible to receive one or more “gross-up payments” (as defined in the agreement) from us to ensure that after we make these termination or change in control payments, the executive is in the same economic position as if the payment were not subject to an excise tax. The payments would be equal to the sum of (a) the excise tax on any “parachute payments” (as defined in Section 280G) and (b) the amount of additional tax imposed on or borne by the executive attributable to the receipt of the gross-up payment. We will pay for the expense of determining the amount of these payments.

On July 30, 2010, the committee determined that future employment agreements issued to newly promoted or newly hired officers will not include gross-up payments for excise taxes due under Section 280G. Consistent with that decision, the employment agreements entered into between

PerkinElmer • 2023 Proxy Statement    57

PerkinElmer and Dr. Singh and Messrs. Krakowiak, Vohra and Tereau do not provide payment of excise tax on any “parachute payments” (as defined in Section 280G). Our agreements with Dr. Singh and Messrs. Krakowiak, Vohra and Tereau include a “best of” approach whereby the officer would receive the greater of (a) after tax payments reflecting any excise taxes or (b) after tax payments reduced to the safe harbor threshold.

Termination without Cause

If we terminate the employment of Dr. Singh without cause (as defined in his employment agreement) other than after a change in control, he is entitled to receive the compensation listed below for two years after the termination date. If we terminate the employment of any of Messrs. Krakowiak, Goldberg, Vohra and Tereau without cause (as defined in these employment agreements) other than after a change in control, the executive is entitled to receive the compensation listed below, for one year after the termination date:

•	full salary (as the term is described in the individual’s agreement, meaning generally base salary and an amount equal to the individual’s previous year’s bonus);

•

Mr. Goldberg is entitled to continued participation in all employee benefit plans and arrangements on the same terms as in effect immediately prior to the termination of employment; Dr. Singh is entitled to receive a lump sum payment equivalent to 24 months of company-paid premiums for certain health and welfare plans; and Messrs. Krakowiak, Vohra and Tereau are entitled to receive a lump sum payment equivalent to 12 months of company-paid premiums for certain health and welfare plans; and

Our agreements with our named executive officers provide that each execute a severance agreement and release before we begin severance payments. Any severance benefits paid pursuant to the signing of a release agreement would commence payment on the 60th day following termination of employment.

Disability

If any of Dr. Singh and Messrs. Krakowiak, Goldberg, Vohra or Tereau is determined to be “disabled” (as defined in their employment agreement) for 180 continuous days, our board of directors may terminate their employment twelve months after providing written notice. In this situation, the executive is entitled to the following:

•	During the first 180 days of continuous disability, payments equal to the difference between the executive’s salary and our short-term disability income plan;

•	During the twelve months after 180 days of continuous disability, payments equal to the difference between the executive’s salary and payments under our long-term disability plan.

The executive’s employment will terminate and payments (other than those to which the executive may be entitled to receive under the long-term disability plan) will cease twelve months following the written notice of termination. In accordance with the terms of our stock option, restricted stock and PRSU agreements, 100% of the executive’s stock options, restricted stock and PRSUs will vest upon death or termination due to total disability. The executive, or their estate, will have until the earlier of the option expiration date, or one year following the date of termination, to exercise the options.

If any of Dr. Singh and Messrs. Krakowiak, Goldberg, Vohra or Tereau is (1) terminated for cause (as defined in their employment agreement), (2) submits a resignation that we accept or (3) dies, PerkinElmer will pay their full salary through the date of termination, after which obligations for payment cease.

58    PerkinElmer • 2023 Proxy Statement

Other Programs

Non-Qualified Deferred Compensation Plan

While elections to receive distributions following a change in control and termination are allowed by our Non-Qualified Deferred Compensation Plan, these distributions do not represent accelerated vesting or change the form or amount of benefit, and therefore, these potential distributions are not reflected in the “Potential Payments upon Termination or Change in Control” tables presented below.

The following table shows the potential payments upon termination or a change of control of PerkinElmer, Inc. as of January 1, 2023, the last day of the 2022 fiscal year, for Prahlad R. Singh, our President and Chief Executive Officer.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Retirement	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$2,100,000	$—	$—	$—	$—	$3,150,000
Bonus	$—	$6,234,376	$—	$—	$—	$—	$9,351,564
Pro rata Bonus	$—	$—	$—	$—	$—	$—	$3,117,188
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Lump Sum Benefit	$—	$54,278	$—	$—	$—	$—	$81,417
Perquisite Benefit Lump Sum Benefit	$—	$—	$—	$—	$—	$—	$—
Disability Benefits	$—	$—	$—	(1)(2)	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock Awards	$—	$—	(4)	$4,267,455	$4,267,455	$—	$4,267,455
Accelerated Vesting of Options	$—	$—	$—	$700,378	$700,378	$—	$700,378
Accelerated Vesting of Performance Restricted Stock Units	$—	$—	(4)	$8,534,911	$8,534,911	$—	$8,534,911
Total to Executive	$—	$8,388,654	$—	$13,502,744	$13,502,744	$—	$29,202,913

Excise Tax & Gross-up Payments (5)	$—	$—	$—	$—	$—	$—	$—

Notes:

(1)

As provided in Dr. Singh’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Dr. Singh equal to the difference between his base salary and the benefits provided by the Company’s Short Term Disability Income Plan, or STD Plan. The STD Plan provides for 66 2/3% of weekly gross salary, up to a maximum of $2,500 per week.

(2)

As provided in Dr. Singh’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Dr. Singh equal to the difference between his base salary and the benefits provided by the Company’s Long Term Disability Income Plan, or LTD Plan. The LTD Plan provides for 60% of monthly gross salary, up to a maximum of $15,000 per month.

(3)

As provided in Dr. Singh’s employment agreement, upon a change in control and termination without Cause or for Good Reason as defined in the agreement, within 36 months after the change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in

PerkinElmer • 2023 Proxy Statement    59

control date or (ii) the first anniversary of Dr. Singh’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer, Inc. stock option would cease to exist after the change in control event, because PerkinElmer, Inc. common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer, Inc. shareholders under the terms of the deal (“cash out”).

(4)

The 2021 and 2022 restricted stock and performance restricted stock unit grant agreements entered into between PerkinElmer, Inc. and Dr. Singh provide that in the event that Dr. Singh retires (after having attained age 55 and completed 10 years of continuous service with PerkinElmer, Inc. and upon the compensation and benefits committee of the Board determining that his retirement constitutes a qualified retirement), on or before the date in which Dr. Singh would have become fully vested in his awards, Dr. Singh’s unvested restricted stock and performance restricted units will vest upon such retirement, with the percentage of shares or units vesting to equal 2.78% times the completed months of employment during the period beginning on the grant date of the applicable award and ending on the date of Dr. Singh’s retirement. Based on Dr. Singh’s age and tenure, he would not have been eligible for this benefit upon a retirement on January 1, 2023.

(5)

The employment agreement entered into between PerkinElmer, Inc. and Dr. Singh does not provide payment of excise tax or associated gross-up on any “parachute payments” (as defined in Section 280G). Dr. Singh’s employment agreement includes a “best of” approach whereby he would receive the greater of (a) after tax payments reflecting any excise taxes or (b) after tax payments reduced to the safe harbor threshold. The values shown in this table do not reflect any reduction in payments.

60    PerkinElmer • 2023 Proxy Statement

The following table shows the potential payments upon termination or a change of control of PerkinElmer, Inc. as of January 1, 2023, the last day of the 2022 fiscal year, for Maxwell Krakowiak, our Senior Vice President and Chief Financial Officer.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Retirement	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason

Compensation

Full Salary

Base salary	$—	$500,000	$—	$—	$—	$—	$1,000,000

Bonus	$—	$228,881	$—	$—	$—	$—	$457,762

Pro rata Bonus	$—	$—	$—	$—	$—	$—	$228,881

Benefits and Perquisites

Health & Welfare and Perquisite Benefits

Active Health & Welfare Lump Sum Benefit	$—	$1,452	$—	$—	$—	$—	$2,904

Perquisite Benefit Lump Sum Benefit	$—	$—	$—	$—	$—	$—	$—

Disability Benefits	$—	$—	$—	(1)(2)	$—	$—	$—

Restricted Stock and Option Awards (3)

Accelerated Vesting of Restricted Stock Units	$—	$—	$—	$402,852	$402,852	$—	$402,852

Accelerated Vesting of Options	$—	$—	$—	$48,745	$48,745	$—	$48,745

Accelerated Vesting of Performance Restricted Stock Units	$—	$—	$—	$—	$—	$—	$—

Total to Executive	$—	$730,333	$—	$451,597	$451,597	$—	$2,141,144

Excise Tax & Gross-up Payments (4)	$—	$—	$—	$—	$—	$—	$—

Notes:

(1)

As provided in Mr. Krakowiak’s employment agreement, during the first 180 days of continuous disability, the Company will make monthly payments to Mr. Krakowiak equal to the difference between his base salary and the benefits provided by the STD Plan. The STD Plan provides for 66 2/3% of weekly gross salary, up to a maximum of $2,500 per week.

(2)

As provided in Mr. Krakowiak’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make monthly payments to Mr. Krakowiak equal to the difference between his base salary and the benefits provided by the LTD Plan. The LTD Plan provides for 60% of monthly gross salary, up to a maximum of $15,000 per month.

(3)

As provided in Mr. Krakowiak’s employment agreement, upon a change in control and termination without Cause or for Good Reason as defined in the agreement, within 36 months after the change in control, all outstanding restricted stock or option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Krakowiak’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer, Inc. stock option would cease to exist after the change in control event, because PerkinElmer, Inc. common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer, Inc. shareholders under the terms of the deal (“cash out”).

PerkinElmer • 2023 Proxy Statement    61

(4)

The employment agreement entered into between PerkinElmer, Inc. and Mr. Krakowiak does not provide payment of excise tax or associated gross-up on any “parachute payments” (as defined in Section 280G). Mr. Krakowiak’s employment agreement includes a “best of” approach whereby he would receive the greater of (a) after tax payments reflecting any excise taxes or (b) after tax payments reduced to the safe harbor threshold. The values shown in this table do not reflect any reduction in payments.

The following table shows the potential payments upon termination or a change of control of PerkinElmer, Inc. as of January 1, 2023 the last day of the 2022 fiscal year, for Joel S. Goldberg, our Senior Vice President, Administration, General Counsel and Secretary.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Retirement	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$540,000	$—	$—	$—	$—	$1,080,000
Bonus	$—	$949,406	$—	$—	$—	$—	$1,898,812
Pro rata bonus	$—	$—	$—	$—	$—	$—	$949,406
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$26,844	$—	$—	$—	$—	$53,688
Perquisite Benefit Continuation	$—	$11,664	$—	$—	$—	$—	$23,328
Disability Benefits	$—	$—	$—	(1)(2)	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock Awards	$—	$—	(4)	$1,059,783	$1,059,783	$1,059,783	$1,059,783
Accelerated Vesting of Options	$—	$—	$—	$195,982	$195,982	$195,982	$195,982
Accelerated Vesting of Performance Restricted Stock Units	$—	$—	(4)	$2,119,285	$2,119,285	$2,119,285	$2,119,285
Total to Executive	$—	$1,527,914	$—	$3,375,050	$3,375,050	$3,375,050	$7,380,284

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$—	$—	$—

Notes:

(1)

As provided in Mr. Goldberg’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Goldberg equal to the difference between his base salary and the benefits provided by the STD Plan. The STD Plan provides for 66 2/3% of weekly gross salary, up to a maximum of $2,500 per week.

(2)

As provided in Mr. Goldberg’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Goldberg equal to the difference between his base salary and the benefits provided by the LTD Plan. The LTD Plan provides for 60% of monthly gross salary, up to a maximum of $15,000 per month.

(3)

As provided in Mr. Goldberg’s employment agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Goldberg’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have

62    PerkinElmer • 2023 Proxy Statement

value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer, Inc. stock option would cease to exist after the change in control event because PerkinElmer, Inc. common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised and in exchange for his shares the executive would receive whatever form of compensation is provided to all PerkinElmer, Inc. shareholders under the terms of the deal (“cash out”).

(4)

The 2021 and 2022 restricted stock and performance restricted stock unit grant agreements entered into between PerkinElmer, Inc. and Mr. Goldberg provide that in the event that Mr. Goldberg retires (after having attained age 55 and completed 10 years of continuous service with PerkinElmer, Inc. and upon the compensation and benefits committee of the Board determining that his retirement constitutes a qualified retirement), on or before the date in which Mr. Goldberg would have become fully vested in his awards, Mr. Goldberg’s unvested restricted stock and performance restricted units will vest upon such retirement, with the percentage of shares or units vesting to equal 2.78% times the completed months of employment during the period beginning on the grant date of the applicable award and ending on the date of Mr. Goldberg’s retirement. Based on Mr. Goldberg’s age and tenure, he would not have been eligible for this benefit upon a retirement on January 1, 2023.

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of January 1, 2023, the last day of the 2022 fiscal year, for Tajinder Vohra, our Senior Vice President, Global Operations.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Retirement	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$460,000	$—	$—	$—	$—	$920,000
Bonus	$—	$612,750	$—	$—	$—	$—	$1,225,500
Pro rata Bonus	$—	$—	$—	$—	$—	$—	$612,750
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Lump Sum Benefit	$—	$27,115	$—	$—	$—	$—	$54,230
Perquisite Benefit Lump Sum Benefit	$—	$—	$—	$—	$—	$—	$—
Disability Benefits	$—	$—	$—	(1)(2)	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock Awards	$—	$—	(4)	$590,186	$590,186	$—	$590,186
Accelerated Vesting of Options	$—	$—	$—	$106,470	$106,470	$—	$106,470
Accelerated Vesting of Performance Restricted Stock Units	$—	$—	(4)	$1,180,232	$1,180,232	$—	$1,180,232
Total to Executive	$—	$1,099,865	$—	$1,876,888	$1,876,888	$—	$4,689,368

Excise Tax & Gross-up Payments (5)	$—	$—	$—	$—	$—	$—	$—

Notes:

(1)

As provided in Mr. Vohra’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Vohra equal to the difference between his base salary and the benefits provided by the STD Plan. The STD Plan provides for 66 2/3% of weekly gross salary, up to a maximum of $2,500 per week.

PerkinElmer • 2023 Proxy Statement    63

(2)

As provided in Mr. Vohra’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Vohra equal to the difference between his base salary and the benefits provided by the LTD Plan. The LTD Plan provides for 60% of monthly gross salary, up to a maximum of $15,000 per month.

(3)

As provided in Mr. Vohra’s employment agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Vohra’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer, Inc. stock option would cease to exist after the change in control event because PerkinElmer, Inc. common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised and in exchange for his shares the executive would receive whatever form of compensation is provided to all PerkinElmer, Inc. shareholders under the terms of the deal (“cash out”).

(4)

The 2021 and 2022 restricted stock and performance restricted stock unit grant agreements entered into between PerkinElmer, Inc. and Mr. Vohra provide that in the event that Mr. Vohra retires (after having attained age 55 and completed 10 years of continuous service with PerkinElmer, Inc. and upon the compensation and benefits committee of the Board determining that his retirement constitutes a qualified retirement), on or before the date in which Mr. Vohra would have become fully vested in his awards, Mr. Vohra’s unvested restricted stock and performance restricted units will vest upon such retirement, with the percentage of shares or units vesting to equal 2.78% times the completed months of employment during the period beginning on the grant date of the applicable award and ending on the date of Mr. Vohra’s retirement. Based on Mr. Vohra’s age and tenure, he would not have been eligible for this benefit upon a retirement on January 1, 2023.

(5)

The employment agreement entered into between PerkinElmer, Inc. and Mr. Vohra does not provide payment of excise tax or associated gross-up on any “parachute payments” (as defined in Section 280G). Mr. Vohra employment agreement includes a “best of” approach whereby he would receive the greater of (a) after tax payments reflecting any excise taxes or (b) after tax payments reduced to the safe harbor threshold. The values shown in this table do not reflect any reduction in payments.

64    PerkinElmer • 2023 Proxy Statement

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of January 1, 2023, the last day of the 2022 fiscal year, for Daniel Tereau, our Senior Vice President, Strategy and Business Development.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Retirement	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$485,000	$—	$—	$—	$—	$970,000
Bonus	$—	$684,000	$—	$—	$—	$—	$1,368,000
Pro rata Bonus	$—	$—	$—	$—	$—	$—	$684,000
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$23,213	$—	$—	$—	$—	$46,426
Perquisite Benefit Continuation	$—	$—	$—	$—	$—	$—	$—
Disability Benefits	$—	$—	$—	(1)(2)	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock Awards	$—	$—	(4)	$500,585	$500,585	$—	$500,585
Accelerated Vesting of Options	$—	$—	$—	$99,183	$99,183	$—	$99,183
Accelerated Vesting of Performance Restricted Stock Units	$—	$—	(4)	$1,001,171	$1,001,171	$—	$1,001,171
Total to Executive	$—	$1,192,213	$—	$1,600,939	$1,600,939	$—	$4,669,365

Excise Tax & Gross-up Payments (5)	$—	$—	$—	$—	$—	$—	$—

Notes:

(1)

As provided in Mr. Tereau’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Tereau equal to the difference between his base salary and the benefits provided by the STD Plan. The STD Plan provides for 66 2/3% of weekly gross salary, up to a maximum of $2,500 per week.

(2)

As provided in Mr. Tereau’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Tereau equal to the difference between his base salary and the benefits provided by LTD Plan. The LTD Plan provides for 60% of monthly gross salary, up to a maximum of $15,000 per month.

(3)

As provided in Mr. Tereau’s employment agreement, upon a change in control and termination without Cause or for Good Reason as defined in the agreement, within 36 months after the change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Tereau’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer, Inc. stock option would cease to exist after the change in control event, because PerkinElmer, Inc. common stock would be unlikely

PerkinElmer • 2023 Proxy Statement    65

to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer, Inc. shareholders under the terms of the deal (“cash out”).

(4)

The 2021 and 2022 restricted stock and performance restricted stock unit grant agreements entered into between PerkinElmer, Inc. and Mr. Tereau provide that in the event that Mr. Tereau retires (after having attained age 55 and completed 10 years of continuous service with PerkinElmer, Inc. and upon the Compensation and Benefits Committee of the Board determining that his retirement constitutes a qualified retirement), on or before the date in which Mr. Tereau would have become fully vested in his awards, Mr. Tereau’s unvested restricted stock and performance restricted units will vest upon such retirement, with the percentage of units vesting to equal 2.78% times the completed months of employment during the period beginning on the grant date of the applicable award and ending on the date of Mr. Tereau’s retirement. Based on Mr. Tereau‘s age and tenure, he would not have been eligible for this benefit upon a retirement on January 1, 2023.

(5)

The employment agreement entered into between PerkinElmer, Inc. and Mr. Tereau does not provide payment of excise tax or associated gross-up on any “parachute payments” (as defined in Section 280G). Mr. Tereau employment agreement includes a “best of” approach whereby he would receive the greater of (a) after tax payments reflecting any excise taxes or (b) after tax payments reduced to the safe harbor threshold. The values shown in this table do not reflect any reduction in payments.

66    PerkinElmer • 2023 Proxy Statement

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of January 1, 2023.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (2) (3)
Equity compensation plans approved by holders of PerkinElmer securities	1,550,326	$132.32	5,527,778

Total	1,550,326	$132.32	5,527,778

NOTES

(1)	This column reflects total shares outstanding under grants of stock options, RSUs and PRSUs as of January 1, 2023.

(2)

This column reflects shares available for issuance under our 2019 Incentive Plan and our 1998 Employee Stock Purchase Plan, as amended. Since receiving shareholder approval for the 2019 Incentive Plan at our annual meeting of shareholders in April 2019, these have been the only plans under which we have been authorized to issue shares. In addition to being available for the future issuance upon exercise of options that may be granted after January 1, 2023, shares available for issuance under our 2019 Incentive Plan may instead be issued in the form of restricted stock or other equity-based awards, subject to share limitations specified in that plan.

(3)	Includes 720,072 shares which were issuable under our 1998 Employee Stock Purchase Plan, as amended, as of January 1, 2023.

PerkinElmer • 2023 Proxy Statement    67

CEO Pay Ratio

Pursuant to applicable SEC rules, presented below is the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our employees (excluding our CEO). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u).

In identifying our median employee, we calculated the annual base pay of each employee for the twelve-month period that ended on January 1, 2023. Base salary, including overtime pay, was calculated using internal payroll and records.

We selected the median employee from a group of 16,220 full-time, part-time, temporary and seasonal workers who were employed as of October 3, 2022. We selected the first business day after the beginning of the three-month period before the end of PerkinElmer’s fiscal year to compile the required employee information. This number excludes all employees located in Argentina (29 employees), Brazil (197 employees), Chile (37 employees), Indonesia (1 employee), Malaysia (101 employees), Mexico (130 employees), the Philippines (16 employees), South Africa (32 employees), Taiwan (129 employees), Thailand (57 employees), and Turkey (83 employees). These 812 employees constituted 4.77% of our total employee population of 17,032 and therefore were excluded pursuant to the de minimis exemption provided under Item 402(u). We did not include independent contractors or leased workers in our employee population for purposes of making our determination.

As disclosed in the Summary Compensation Table appearing on page 48, the 2022 annual total compensation as determined under Item 402 of Regulation S-K for our CEO was $10,576,998. The 2022 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $48,475. Based on the foregoing, our estimate of the ratio of our CEO’s annual total compensation to our median employee’s annual total compensation for fiscal year 2022 is 218 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratios, the estimated ratio reported above should not be used as a basis for comparison between companies.

68    PerkinElmer • 2023 Proxy Statement

Pay Versus Performance
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and non-PEO
named executive officers (“NEOs”) and Company performance for the fiscal years listed below. The compensation and benefits committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for Prahlad R. Singh¹ ($)	Compensation Actually Paid to Prahlad R. Singh 1,2,3 ($)	Average Summary Compensation Table Total for Non-PEO NEOs 1 ($)	Average Compensation Actually Paid to Non-PEO NEOs 1,2,3 ($)	Value of Initial Fixed $100 Investment Based On: 4		Net Income ($ Millions)	Organic Revenue Growth 5
					TSR ($)	Peer Group TSR ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

2022	10,576,998	1,806,595	2,074,392	(698,239)	145.42	141.02	579	9.0%

2021	9,661,006	22,364,293	2,401,828	5,469,748	208.13	183.38	943	16.0%

2020	9,017,969	17,608,514	2,945,673	5,888,871	148.27	132.40	728	29.0%

1.	Prahlad R. Singh was our PEO for each year presented. The individuals comprising the non-PEO NEOs for each year presented are listed below.

2020	2021	2022

James M. Mock	James M. Mock	James M. Mock

Joel S. Goldberg	Joel S. Goldberg	Joel S. Goldberg

Daniel R. Tereau	Daniel R. Tereau	Daniel R. Tereau

Tajinder S. Vohra	Tajinder S. Vohra	Tajinder S. Vohra

Maxwell Krakowiak

2.
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

3.
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the non-PEO
NEOs as set forth below. Equity values are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for Prahlad R. Singh ($)	Exclusion of Stock Awards and Option Awards for Prahlad R. Singh ($)	Inclusion of Equity Values for Prahlad R. Singh ($)	Compensation Actually Paid to Prahlad R. Singh ($)

2022	10,576,998	(7,348,927)	(1,421,477)	1,806,595

2021	9,661,006	(5,512,504)	18,215,791	22,364,293

2020	9,017,969	(4,155,820)	12,746,365	17,608,514

PerkinElmer • 2023 Proxy Statement	69

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)

2022	2,074,392	(1,185,783)	(1,586,848)	(698,23 9)

2021	2,401,828	(1,059,689)	4,127,610	5,469,748

2020	2,945,673	(941,105)	3,884,303	5,888,871
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Outstanding and Unvested as of Last Day of Year for Prahlad R. Singh ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Outstanding and Unvested Equity Awards Granted in any Prior Year for Prahlad R. Singh ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Prahlad R. Singh ($)	Total - Inclusion of Equity Values for Prahlad R. Singh ($)

2022	5,507,444	(5,589,952)	(1,338,969)	(1,421,477)

2021	10,058,141	7,976,956	180,694	18,215,791

2020	8,530,319	4,365,107	(149,061)	12,746,365

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Outstanding and Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Outstanding and Unvested Equity Awards Granted in any Prior Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards That Failed to Meet the Applicable Vesting Conditions During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)

2022	625,017	(631,522)	(318,387)	(1,261,956)	(1,586,848)

2021	1,933,522	2,097,851	96,237	—	4,127,610

2020	1,973,919	1,963,190	(52,806)	—	3,884,303

4.
The Peer Group TSR set forth in this table utilizes the S&P 500 Life Sciences Tools & Services Industry Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report for the fiscal year ended January 1, 2023. The comparison assumes $100 was invested for the period starting December 30, 2019, through the end of the listed year in the Company and in the S&P 500 Life Sciences Tools & Services Industry Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

5.
We determined Organic Revenue Growth to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and non-PEO
NEOs in 2022. More information on Organic Revenue Growth can be found in the “Determining Executive Pay” section of the Compensation Discussion and Analysis. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years.

70	PerkinElmer • 2023 Proxy Statement

Description of Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.

Description of Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and our Net Income during the three most recently completed fiscal years.

PerkinElmer • 2023 Proxy Statement	71

Description of Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Organic Revenue Growth
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our non-PEO
NEOs, and our Organic Revenue Growth during the three most recently completed fiscal years.

Description of Relationship Between Company TSR and Peer Group TSR
The following chart compares our cumulative TSR over the three most recently completed fiscal years to that of the S&P 500 Life Sciences Tools & Services Industry Index over the same period.

72	PerkinElmer • 2023 Proxy Statement

Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and non-PEO
NEOs for 2022 to Company performance. The measures in this table are not ranked.

Organic Revenue Growth

Adjusted Operating Margin Expansion

Non-COVID Organic Revenue Growth

COVID Revenue

Adjusted EPS

Free Cash Flow

PerkinElmer • 2023 Proxy Statement	73

PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On January 26, 2023, our audit committee selected the firm of Deloitte & Touche LLP to act as our independent registered public accounting firm and to audit the books of PerkinElmer and its subsidiaries for the 2023 fiscal year, which ends on December 31, 2023. Deloitte & Touche LLP is currently performing these duties and has done so continuously since we retained their services on June 20, 2002. Although shareholder approval of the selection of Deloitte & Touche LLP is not required by law or NYSE rules, our audit committee believes it is advisable and has decided to give our shareholders the opportunity to ratify this selection. If this proposal is not approved by our shareholders at the meeting, our audit committee will reconsider its selection of Deloitte & Touche LLP.

We expect representatives of Deloitte & Touche LLP to be in attendance at the annual meeting of shareholders to be conducted in a hybrid format. The representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF

THE SELECTION OF DELOITTE & TOUCHE LLP TO SERVE AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR.

74    PerkinElmer • 2023 Proxy Statement

PROPOSAL NO. 3 NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our board of directors is providing shareholders with an advisory vote on executive compensation as required by Section 14A of the Exchange Act. This is a non-binding vote on the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis, and the tabular disclosure of executive compensation and accompanying narrative, provided in this proxy statement. Our board is asking shareholders to approve a non-binding advisory vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

While the vote on executive compensation is non-binding and solely advisory in nature, our board of directors and our compensation and benefits committee will review the voting results and seek to determine the causes of any significant negative voting result to better understand the perspective and concerns of our shareholders.

Our executive compensation programs are designed to deliver competitive total compensation linked to the achievement of performance objectives and to attract, motivate and retain leaders who will drive the creation of shareholder value. The compensation and benefits committee continually reviews our executive compensation programs to ensure that the programs achieve the desired goals. Shareholders are invited to consider the following evidence of the effectiveness and integrity of our executive compensation programs as presented in the Executive Compensation section of this proxy statement:

•

In accordance with our pay-for-performance compensation philosophy, our named executive officers have a significant portion of their compensation at risk through short- and long-term incentive programs. Not including the cost of benefits, in 2022, our Chief Executive Officer had 89% of his target compensation at risk, and on average our other named executive officers had 73% of their target compensation at risk (that is, subject to either performance requirements and / or service requirements).

•

Our short- and long-term incentive plan payments in 2022 were in alignment with fiscal year 2022 financial performance. We believe sustained performance against the combination of revenue and profitability financial goals represented in our executive incentive plans, as well as continued execution against our strategic goals, will create value for our shareholders over the long-term.

•

We have a demonstrated history of monitoring executive compensation market practices and implementing program changes when deemed appropriate, as evidenced by the elimination during fiscal year 2010 of single-trigger vesting and Section 280G excise tax gross-ups in employment agreements with newly hired and newly promoted executive officers.

•

We proactively solicit input on our executive compensation practices from our largest investors, and in response to shareholder voting on the frequency of advisory say-on-pay voting, we have adopted annual frequency.

We encourage shareholders to review the information provided in the Compensation Discussion and Analysis, and associated tables and narrative description, in this proxy statement. We believe that this information demonstrates that our executive compensation program is designed appropriately and provides effective incentives for long-term value creation.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL,

ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS.

PerkinElmer • 2023 Proxy Statement    75

PROPOSAL NO. 4 FREQUENCY OF NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

In addition to the advisory approval of our executive compensation program as discussed in Proposal No. 3 as required by Section 14A of the Exchange Act, we are also seeking a non-binding determination from our shareholders regarding the frequency of future advisory votes on our executive compensation program. Shareholders may vote for a frequency of one, two or three years, or abstain.

After careful consideration, our board recommends that future advisory votes on executive compensation be conducted every year. The board believes that holding such advisory votes annually is appropriate as it is consistent with the annual review cycle followed by our management, board of directors, and compensation and benefits committee for evaluation of our executive compensation program. In addition, the board believes that holding annual votes will facilitate more direct shareholder input about executive compensation.

Although the vote is non-binding, our board values the opinions of our shareholders and will consider the outcome of the vote when deciding how often to conduct future shareholder advisory votes on executive compensation.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE OPTION OF

“ONE YEAR” FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

76    PerkinElmer • 2023 Proxy Statement

PROPOSAL NO. 5 AMENDMENT OF ARTICLES OF ORGANIZATION TO CHANGE THE COMPANY’S NAME TO REVVITY, INC.

Overview

On January 26, 2023, our board of directors adopted, subject to shareholder approval and conditioned upon the closing of the Polaris Transaction (as defined below), an amendment to our restated articles of organization, as amended, to change the name of the Company from PerkinElmer, Inc. to Revvity, Inc. If the amendment is approved by our shareholders, and if the closing of the Polaris Transaction occurs, the change to the Company’s name will become effective upon the filing of articles of amendment with the office of the Secretary of the Commonwealth of Massachusetts. The form of the articles of amendment that would be filed to effect the name change is attached to this proxy statement as Appendix B. We would expect to make such filing shortly after the later to occur of the shareholders voting to approve the change in the Company’s name and the closing of the Polaris Transaction. At such time, we will also commence a process to conduct a worldwide transition to using the name Revvity, including the consummation of the sale of the PerkinElmer name and brand as discussed below and the making of all other related filings and submissions with applicable governmental entities and registrars.

Reasons for the Proposed Amendment

On August 1, 2022, we entered into a Master Purchase and Sale Agreement, as it may be amended or restated from time to time (the Purchase Agreement), with PerkinElmer Topco, L.P. (f/k/a Polaris Purchaser, L.P.) (the Purchaser), a Delaware limited partnership owned by funds managed by affiliates of New Mountain Capital L.L.C., under which we agreed to sell to the Purchaser (or its nominee) certain assets and the equity interests of certain entities constituting our Applied, Food and Enterprise Services businesses, collectively, and as further defined in the Purchase Agreement (the Business), for cash consideration of up to approximately $2.45 billion and the Purchaser’s (or its nominee’s) assumption of certain liabilities relating to the Business. We refer to this transaction herein as the Polaris Transaction. Under the Purchase Agreement, if we determine to approve a change of our and our affiliates’ corporate, trade, d/b/a and similar names and trademarks to names that do not include the names “Perkin”, “Elmer” and/or “PKI” (and/or any abbreviation, acronym or variation of the foregoing), then, among other things and subject to the terms thereof, the PerkinElmer name and brand will be sold to the purchaser under the Purchase Agreement for $75,000,000 in cash.

Our board of directors has proposed changing the Company’s name to Revvity, Inc. to better align with the business and brand of the Company subsequent to the closing of the Polaris Transaction. In addition, our board of directors believes it is in the best interests of the Company and our shareholders to sell the PerkinElmer name and brand for $75,000,000 in cash consideration as provided for under the Purchase Agreement.

Effect of the Proposed Amendment

If the proposed name change is approved, and the closing of the Polaris Transaction occurs, the PerkinElmer name and brand, including the PKI stock ticker, will be sold to the Purchaser under the Purchase Agreement for $75,000,000 in cash, payable as described above under “Reasons for the Proposed Amendment”. In connection with such sale, the trading symbol for our common stock on the New York Stock Exchange would be changed to “RVTY”.

You will not experience any change in your rights as a shareholder if the proposal to change our name is approved and effected. None of Massachusetts law, our articles of organization, or our

PerkinElmer • 2023 Proxy Statement    77

by-laws provides for appraisal or other similar rights for dissenting shareholders in connection with the approval of this proposal, and we do not intend to independently provide shareholders with any such right. Accordingly, you will have no right to dissent and obtain payment for your shares if the proposal to change our name is approved.

If the change of our name is approved by our shareholders and the closing of the Polaris transaction occurs, the change in our name will not affect the validity or transferability of any existing share certificates that bear the name “PerkinElmer, Inc.” If the proposed name change is effected, shareholders with certificated shares should continue to hold their existing share certificates. The rights of shareholders holding certificated shares under existing share certificates and the number of shares represented by those certificates will remain unchanged. Direct registration accounts and any new share certificates that are issued after the name change becomes effective will bear the name “Revvity, Inc.”.

Vote Required

The affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date of the annual meeting is required to approve the amendment to our restated articles of organization, as amended. As a result, abstentions and broker non-votes will have the same effect as votes against this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT OF THE COMPANY’S RESTATED ARTICLES OF ORGANIZATION, AS AMENDED, TO CHANGE THE NAME OF THE COMPANY FROM PERKINELMER, INC. TO REVVITY, INC.

78    PerkinElmer • 2023 Proxy Statement

OTHER MATTERS

Our board of directors does not know of any other business to be presented for consideration at the meeting other than that described above. However, if any other business should come before the meeting, it is the intention of the persons named in the proxy to vote, or otherwise act, in accordance with their judgment on such matters.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, officers and persons who own more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership. Directors, officers and persons who own more than 10% of our common stock are required by Securities and Exchange Commission regulations to furnish us with copies of all such reports. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for fiscal 2022 all required reports were filed on a timely basis under Section 16(a), except that Dr. Prahlad R. Singh did not on a timely basis report a gift of 25,088 shares of our common stock to an irrevocable trust effected on August 20, 2021, which gift was later reported by Dr. Singh in a Form 4 filed on May 27, 2022.

SHAREHOLDER PROPOSALS FOR 2024 ANNUAL MEETING OF SHAREHOLDERS

In order to be considered for addition to the agenda for the 2024 annual meeting of shareholders, and to be included in our proxy statement and form of proxy in accordance with Rule 14a-8 under the Exchange Act, shareholder proposals should be addressed to the Secretary of PerkinElmer, and must be received at our corporate offices at 940 Winter Street, Waltham, Massachusetts 02451 no later than November 9, 2023.

Shareholders who wish to nominate a director for election at the 2024 annual meeting, or who wish to present a proposal at the 2024 annual meeting, other than a proposal that will be included in our proxy materials, should send notice to PerkinElmer by February 10, 2024, or such nomination or proposal, as the case may be, will not be timely. If our annual meeting is held earlier than April 5, 2024 or has not been held by June 24, 2024, then shareholders should send notice to us no later than the 75th day before the annual meeting, or the seventh day after the day notice of the date of the meeting is mailed or made public, whichever occurs first. Under Massachusetts law, an item may not be brought before our shareholders at a meeting unless it appears in the notice of meeting. If a shareholder makes a timely notification and a matter is properly brought before the 2024 annual meeting, the people we name as proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission.

Our By-laws also permit a shareholder, or group of up to 20 shareholders, who have owned continuously for at least three years a number of our shares that constitutes at least 3% of the voting power of our outstanding shares, to nominate and include in our proxy materials for the 2024 annual meeting, director nominees constituting up to the greater of two individuals or 20% of our board of directors, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in our By-laws. In order to be timely under our By-laws, notice of such a “proxy access” nomination for the 2024 annual meeting must be received in writing by the Secretary of PerkinElmer at our corporate

PerkinElmer • 2023 Proxy Statement    79

offices at 940 Winter Street, Waltham, Massachusetts 02451 no earlier than November 27, 2023 and no later than December 27, 2023; provided that if our annual meeting is held earlier than April 5, 2024 or has not been held by June 24, 2024, then such notice must be received in writing by our Secretary no later than the later of (A) the 120th day before the annual meeting and (B) the seventh day after the day notice of the date of the meeting is mailed or made public, whichever occurs first.

By Order of the Board of Directors,

PRAHLAD R. SINGH, PhD President and Chief Executive Officer

Waltham, Massachusetts

March 8, 2023

80    PerkinElmer • 2023 Proxy Statement

APPENDIX A

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that, in order to properly understand our short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash, non-recurring or other items which result from facts and circumstances that vary in frequency and impact on continuing operations. Accordingly, we present non-GAAP financial measures as a supplement to the financial measures we present in accordance with GAAP. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by adjusting for certain non-cash expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts. Management believes these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance, and comparing this performance to our peers and competitors.

We use the term “adjusted revenue” to refer to GAAP revenue, including purchase accounting adjustments for revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules. We use the related term “adjusted revenue growth” to refer to the measure of comparing current period adjusted revenue with the corresponding period of the prior year.

We use the term “combined adjusted revenue” to refer to GAAP revenue, including purchase accounting adjustments for revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules and including revenue from the AES business reported in discontinued operations. We use the related term “combined adjusted revenue growth” to refer to the measure of comparing current period combined adjusted revenue with the corresponding period of the prior year.

We use the term “adjusted operating income,” to refer to GAAP operating income, including revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules, and excluding amortization of intangible assets, other purchase accounting adjustments, acquisition and divestiture-related expenses, acceleration of executive compensation, significant litigation matters and settlements, significant environmental charges, asset impairments and restructuring and other charges. We use the related terms “adjusted operating profit percentage,” “adjusted operating profit margin,” or “adjusted operating margin” to refer to adjusted operating income as a percentage of adjusted revenue.

We use the term “combined adjusted operating income,” to refer to GAAP operating income, adjusted for the inclusion of the AES business reported in discontinued operations and including the depreciation of long-lived assets that is ceased upon reporting the business as held for sale. Additional adjustments include: including revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules, and excluding amortization of intangible assets, other purchase accounting adjustments, acquisition and divestiture-related expenses, acceleration of executive compensation, significant litigation matters and settlements, significant environmental charges, asset impairments, and restructuring and other charges. We use the related terms “combined adjusted

PerkinElmer • 2023 Proxy Statement    A-1

operating profit percentage,” “combined adjusted operating profit margin,” or “combined adjusted operating margin” to refer to combined adjusted operating income as a percentage of combined adjusted revenue.

We use the term “adjusted earnings per share,” or “adjusted EPS,” to refer to GAAP earnings per share, including revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules, and excluding discontinued operations, amortization of intangible assets, debt extinguishment costs, other purchase accounting adjustments, acquisition and divestiture-related expenses, acceleration of executive compensation, significant litigation matters and settlements, significant environmental charges, changes in the value of financial securities, disposition of businesses and assets, net, asset impairments and restructuring and other charges. We also exclude adjustments for mark-to-market accounting on post-retirement benefits, therefore only our projected costs have been used to calculate this non-GAAP measure. We also adjust for any tax impact related to the above items and exclude the impact of significant tax events.

We use the term “combined adjusted earnings per share,” or “combined adjusted EPS,” to refer to GAAP earnings per share, adjusted for the inclusion of the AES business reported in discontinued operations and including the depreciation of long-lived assets that is ceased upon reporting the business as held for sale. Additional adjustments include: including revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules, and excluding discontinued operations, amortization of intangible assets, debt extinguishment costs, other purchase accounting adjustments, acquisition and divestiture-related expenses, acceleration of executive compensation, significant litigation matters and settlements, significant environmental charges, changes in the value of financial securities, disposition of businesses and assets, net, asset impairments and restructuring and other charges. We also exclude adjustments for mark-to-market accounting on post-retirement benefits, therefore only our projected costs have been used to calculate this non-GAAP measure. We also adjust for any tax impact related to the above items and exclude the impact of significant tax events.

Management includes or excludes the effect of each of the items identified below in the applicable non-GAAP financial measure referenced above for the reasons set forth below with respect to that item:

•

Amortization of intangible assets—purchased intangible assets are amortized over their estimated useful lives and generally cannot be changed or influenced by management after the acquisition. Accordingly, this item is not considered by management in making operating decisions. Management does not believe such charges accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.

•

Debt extinguishment costs—we incur costs and income related to the extinguishment of debt, including make-whole payments to debt holders, accelerated amortization of debt fees and discounts, and expense or income from hedges to lock in make-whole payments. We exclude the impact of these items from our non-GAAP measures because we believe they do not reflect the performance of our ongoing operations.

•

Revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules—accounting rules require us to account for the fair value of revenue from contracts assumed in connection with our acquisitions. As a result, our GAAP results reflect the fair value of those revenues, which is not the same as the revenue which otherwise would have been recorded by the acquired entity. We include such revenue in our non-GAAP measures because we believe the fair value of such revenue does not accurately reflect the performance of our ongoing operations for the period in which such revenue is recorded.

•

Other purchase accounting adjustments—accounting rules require us to adjust various balance sheet accounts, including inventory, fixed assets and deferred rent balances to fair value at the time of the acquisition. As a result, the expenses for these items in our GAAP results are not the same as what would have been recorded by the acquired entity. Accounting rules also require

A-2    PerkinElmer • 2023 Proxy Statement

us to estimate the fair value of contingent consideration at the time of the acquisition, and any subsequent changes to the estimate or payment of the contingent consideration and purchase accounting adjustments are charged to expense or income. We exclude the impact of any changes to contingent consideration from our non-GAAP measures because we believe these expenses or benefits do not accurately reflect the performance of our ongoing operations for the period in which such expenses or benefits are recorded.

•

Acquisition and divestiture-related expenses—we incur legal, due diligence, stay bonuses, incentive awards, stock-based compensation, interest expense, foreign exchange gains and losses, integration expenses and other costs related to acquisitions and divestitures. We exclude these expenses from our non-GAAP measures because we believe they do not reflect the performance of our ongoing operations.

•

Asset impairments—we incur expense related to asset impairments. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which such charges were incurred.

•

Acceleration of executive compensation—the announced retirement of a senior executive resulted in an acceleration of compensation expense. We exclude these expenses from our non-GAAP measures because we believe they do not reflect the performance of our ongoing operations.

•

Restructuring and other charges—restructuring and other charges consist of employee severance and other exit costs, the cost of terminating certain lease agreements or contracts, as well as costs associated with relocating facilities. Management does not believe such costs accurately reflect the performance of our ongoing operations for the period in which such costs are reported.

•

Adjustments for mark-to-market accounting on post-retirement benefits—we exclude adjustments for mark-to-market accounting on post-retirement benefits, therefore only our projected costs have been used to calculate our non-GAAP measures. We exclude these adjustments because they do not represent what we believe our investors consider to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure.

•

Significant litigation matters and settlements—we incur expenses related to significant litigation matters, including the costs to settle or resolve various claims and legal proceedings. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which such charges were incurred.

•

Significant environmental charges—we incur expenses related to significant environmental charges. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which such charges were incurred.

•

Disposition of businesses and assets, net—we exclude the impact of gains and losses from the disposition of businesses and assets from our adjusted earnings per share. Management does not believe such gains or losses accurately reflect the performance of our ongoing operations for the period in which such gains or losses are reported.

•

Impact of foreign currency changes on the current period—we exclude the impact of foreign currency from these measures by using the prior period’s foreign currency exchange rates for the current period because foreign currency exchange rates are subject to volatility and can obscure underlying trends.

•

Impact of significant tax events—we exclude the impact of significant tax events, such as the Tax Cuts and Jobs Act of 2017. Management does not believe the impact of significant tax events accurately reflects the performance of our ongoing operations for the periods in which the impact of such events was recorded.

PerkinElmer • 2023 Proxy Statement    A-3

•

Changes in value of financial securities—we exclude the impact of changes in the value of financial securities. Management does not believe such gains or losses accurately reflect the performance of our ongoing operations for the period in which such gains or losses are reported.

•

Inclusion of the AES business in combined information—we report the results of the AES business in discontinued operations and include those results as a component of combined information. Management believes that including the results of the AES business in discontinued operations as a component of combined information increases the comparability of the financial results with historically presented results as well as recent forecasts.

•

Depreciation of fixed assets ceased upon reporting the business as held for sale—we exclude the impact of ceasing depreciation of fixed assets that are held for sale. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which such expenses were ceased.

#  #  #

The tax effect for discontinued operations is calculated based on the authoritative guidance in the Financial Accounting Standards Board’s Accounting Standards Codification 740, Income Taxes. The tax effect for amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, debt extinguishment costs, other costs related to business acquisitions and divestitures, acceleration of executive compensation, significant litigation matters, significant environmental charges, changes in the fair value of financial securities, adjustments for mark-to-market accounting on post-retirement benefits, disposition of businesses and assets, net, asset impairments, restructuring and other charges, and the revenue from contracts acquired with various acquisitions is calculated based on operational results and applicable jurisdictional law, which contemplates tax rates currently in effect to determine our tax provision. The tax effect for the impact from foreign currency exchange rates on the current period is calculated based on the average rate currently in effect to determine our tax provision.

The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures by which to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this proxy statement may be different from, and therefore may not be comparable to, similar measures used by other companies.

Each of the non-GAAP financial measures listed above is also used by our management to evaluate our operating performance, communicate our financial results to our Board of Directors, benchmark our results against our historical performance and the performance of our peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees.

A-4    PerkinElmer • 2023 Proxy Statement

Reconciliation of Non-GAAP Financial Measures

A tabular reconciliation of the non-GAAP financial measures listed above to the most comparable GAAP financial measures is set forth here:

	Twelve Months Ended

	January 1, 2023	January 2, 2022

Adjusted revenue & operating income combined with AES (in millions) (1):

Reported revenue	$3,312	$3,828

Purchase accounting adjustments	1	3

Adjusted revenue	$3,313	$3,830

Reported operating income from continued operations	743	1,258

OP %	22.4%	32.9%

Amortization of intangible assets	371	257

Purchase accounting adjustments	46	41

Acquisition and divestiture-related costs	40	63

Asset impairment	—	4

Significant litigation matters and settlements	(1)	0

Restructuring and other, net	14	14

Adjusted operating income	$1,212	$1,637

Adjusted OP%	36.6%	42.7%

AES Reported revenue	$1,298	$1,239

AES reported operating income from continued operations	68	74

AES OP %	5.3%	6.0%

Amortization of intangible assets	17	34

Purchase accounting adjustments	0	0

Acquisition and divestiture-related costs	77	24

AES depreciation addback	(6)	—

Significant litigation matters and settlements	—	0

Restructuring and other, net	13	2

AES adjusted operating income	$169	$134

AES adjusted OP%	13.0%	10.8%

Combined reported revenue	$4,610	$5,067

Purchase accounting adjustments	1	3

Combined adjusted revenue	$4,611	$5,070

Combined operating income from continued operations	811	1,332

Combined OP %	17.6%	26.3%

Amortization of intangible assets	388	290

Purchase accounting adjustments	46	41

Acquisition and divestiture-related costs	117	86

AES depreciation addback	(6)	—

Asset impairment	—	4

Significant litigation matters and settlements	(1)	0

Restructuring and other, net	26	16

Combined adjusted operating income	$1,381	$1,771

Combined adjusted OP%	30.0%	34.9%

(1)	Amounts may not sum due to rounding.

PerkinElmer • 2023 Proxy Statement    A-5

	Twelve Months Ended

	January 1, 2023	January 2, 2022

Combined adjusted EPS (1):

GAAP EPS	$4.50	$8.08

Discontinued operations, net of income taxes	(0.45)	(0.46)

GAAP EPS from continuing operations	4.06	7.62

Amortization of intangible assets	2.93	2.20

Debt extinguishment costs	(0.02)	—

Purchase accounting adjustments	0.36	0.35

Acquisition and divestiture-related costs	0.32	0.69

Change in fair value of financial securities	0.12	(0.09)

Asset impairment	—	0.03

Significant litigation matters and settlements	(0.00)	0.00

Disposition of businesses and assets, net	(0.02)	(0.02)

Mark to market on postretirement benefits	(0.18)	(0.20)

Restructuring and other, net	0.11	0.12

Tax on above items	(0.84)	(0.66)

Significant tax items	0.10	0.44

Adjusted EPS from Continuing Operations	$6.92	$10.49

GAAP EPS from discontinued operations	$0.45	$0.46

Amortization of intangible assets included in discontinued operations	0.13	0.29

Purchase accounting adjustments included in discontinued operations	0.00	0.00

Acquisition and divestiture-related costs included in discontinued operations	0.61	0.20

Significant litigation matters and settlements included in discontinued operations	—	0.00

Mark to market on postretirement benefits included in discontinued operations	(0.05)	(0.01)

Restructuring and other, net included in discontinued operations	0.10	0.02

Addback of depreciation expense on assets held for sale	(0.05)	—

Tax on above items	(0.17)	(0.09)

Less non-AES income tax items in discontinued operations	0.00	0.00

Combined Adjusted EPS including the results of AES	$7.95	$11.36

(1)	Amounts may not sum due to rounding.

A-6    PerkinElmer • 2023 Proxy Statement

APPENDIX B

FORM OF ARTICLES OF AMENDMENT

The Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

FORM MUST BE TYPED	Articles of Amendment	FORM MUST BE TYPED

(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

(1) Exact name of corporation:	PerkinElmer, Inc.

(2) Registered office address:	155 Federal Street, Boston, Massachusetts 02110
(number, street, city or town, state, zip code)

(3) These articles of amendment affect article(s):	I
(specify the number(s) of article(s) being amended (I-VI))

(4) Date adopted:	April 25, 2023
(month, day, year)

(5) Approved by:

(check appropriate box)

☐ the incorporators.

☐ the board of directors without shareholder approval and shareholder approval was not required.

☒ the board of directors and the shareholders in the manner required by law and the articles of organization.

(6)

State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassification or cancellation of issued shares.

ARTICLE I

The name of the corporation is:

Revvity, Inc.

PerkinElmer • 2023 Proxy Statement    B-1

To change the number of shares and the par value, * if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following:

Total authorized prior to amendment:

WITHOUT PAR VALUE		WITH PAR VALUE

TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE

Total authorized after amendment:

WITHOUT PAR VALUE		WITH PAR VALUE

TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE

(7)	The amendment shall be effective at the time and on the date approved by the Division, unless a later effective date not more than 90 days from the date and time of filing is specified:

*	G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

B-2    PerkinElmer • 2023 Proxy Statement

Signed by:	,
(signature of authorized individual)

☐ Chairman of the board of directors,

☐ President,

☒ Other officer,

☐ Court-appointed fiduciary,

on this 26th day of April, 2023.

PerkinElmer • 2023 Proxy Statement    B-3

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment

(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

I hereby certify that upon examination of these articles of amendment, it appears that the provisions of the General Laws relative thereto have been complied with, and the filing fee in the amount of $____ having been paid, said articles are deemed to have been filed with me this _____ day of _________ , 20___ , at ______ a.m./p.m.

                                time

Effective date:
(must be within 90 days of date submitted)

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth

Filing fee: Minimum filing fee $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof.

TO BE FILLED IN BY CORPORATION

Contact Information:

c/o WilmerHale

60 State Street

Boston, Massachusetts 02109

Telephone:

Email:

Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor. If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.

B-4    PerkinElmer • 2023 Proxy Statement

Our annual meeting of shareholders will be held at 8:00 a.m. on Tuesday, April 25, 2023, both on a virtual basis and in person at our corporate offices. Our corporate offices are located at 940 Winter Street, Waltham, Massachusetts. Our phone number at that address is (781) 663-6900. The live webcast of the annual meeting will be available at www.virtualshareholdermeeting.com/PKI2023.

The following are directions to our corporate offices:

From the East (Boston) West on the Mass Pike/I-90 to Exit 123A. Follow the signs for I-95/128 North. Follow 95/128 North for approximately 4 miles to Exit 43A/B. Take Exit 43B Totten Pond Road/Winter Street, going underneath the bridge and exit to the right. At lights, turn right onto Wyman Street. Remain in the right lane and bear right at the yield sign onto Winter Street. Remain in the right lane and cross back over Route 128. Remain in the far right lane through two sets of lights. Travel around the Cambridge Reservoir (on right) for approximately .5 miles. After passing the Reservoir, follow Winter Street as it bears right. The entrance to our corporate offices is your second left.

From the West (Worcester) East on the Mass Pike/I-90 to Exit 123. Follow the signs for I-95/128 North and then follow “From the East” directions from this point to our corporate offices.

From the North (Burlington/Lexington) South on Route 128/I-95 to Exit 43B Winter Street. When coming off the exit, stay in the far right lane and follow Winter Street. Remain in the far right lane through two sets of lights and then follow “From the East” directions from this point to our corporate offices.

From the South (Dedham/Newton) North on Route 128/I-95 to Exit 43A/B (Totten Pond Road/Waltham). Take Exit 43B (Totten Pond/Winter Street) and then follow “From the East” directions from this point to our corporate offices.

* Corporate offices, 940 Winter Street, Waltham, Massachusetts (781) 663-6900

PerkinElmer® is a registered trademark of PerkinElmer, Inc.

FORM OF PROXY CARD	APPENDIX C

PERKINELMER, INC.

940 WINTER STREET

WALTHAM, MA 02451

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on April 24, 2023 for shares held directly and by 11:59 P.M. Eastern Time on April 20, 2023 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PKI2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on April 24, 2023 for shares held directly and by 11:59 P.M. Eastern Time on April 20, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

D67484-P66829-Z81838

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
PERKINELMER, INC. The Board of Directors recommends you vote FOR the following:

1.	To elect nine nominees for director for terms of one year each: Nominees:	For	Against	Abstain

1a.	Peter Barrett, PhD	☐	☐	☐

1b.	Samuel R. Chapin	☐	☐	☐

1c.	Sylvie Grégoire, PharmD	☐	☐	☐

1d.	Michelle McMurry-Heath, MD, PhD	☐	☐	☐

1e.	Alexis P. Michas	☐	☐	☐

1f.	Prahlad R. Singh, PhD	☐	☐	☐

1g.	Michel Vounatsos	☐	☐	☐

1h.	Frank Witney, PhD	☐	☐	☐

1i.	Pascale Witz	☐	☐	☐

	The Board of Directors recommends you vote FOR proposals 2, 3 and 5, and 1 YEAR for proposal 4.	For	Against	Abstain

2.	To ratify the selection of Deloitte & Touche LLP as PerkinElmer’s independent registered public accounting firm for the current fiscal year.	☐	☐	☐

3.	To approve, by non-binding advisory vote, our executive compensation.	☐	☐	☐

		3 Years	2 Years	1 Year	Abstain

4.	To recommend, by non-binding advisory vote, the frequency of future executive compensation advisory votes.	☐	☐	☐	☐

		For	Against	Abstain

5.	To approve the amendment of the company’s restated articles of organization, as amended, to change the name of the Company from PerkinElmer, Inc. to Revvity, Inc.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

NOTE: The proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

C-1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D67485-P66829-Z81838

PERKINELMER, INC.

Annual Meeting of Shareholders

April 25, 2023 8:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Prahlad R. Singh and Joel S. Goldberg, and each of them, proxies with power of substitution to vote, as indicated herein, for and on behalf of the undersigned at the Annual Meeting of Shareholders of PerkinElmer, Inc. (“the Company”), to be held at the Company’s corporate offices on Tuesday, April 25, 2023, at 8:00 AM, and at any adjournment or postponement thereof, and, in their discretion, upon any other matters that may properly come before said Meeting, hereby granting full power and authority to act on behalf of the undersigned at said Meeting.

The Annual Meeting will also be held virtually and may be accessed by visiting www.virtualshareholdermeeting.com/PKI2023.

This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of each of the Directors listed on the reverse side, FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm, FOR the approval of our executive compensation, for 1 YEAR as the frequency of future executive compensation votes and FOR the approval of the amendment of the Company’s restated articles of organization, as amended, to change the name of the Company from PerkinElmer, Inc. to Revvity, Inc.

Continued and to be signed on reverse side

C-2